     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2002

                                                    REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 NETFLIX, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

           DELAWARE                         7841                   77-0467272
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                             970 UNIVERSITY AVENUE
                              LOS GATOS, CA 95032
                                (408) 399-3700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                            W. BARRY MCCARTHY, JR.
                            CHIEF FINANCIAL OFFICER
                             970 UNIVERSITY AVENUE
                              LOS GATOS, CA 95032
                                (408) 399-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  COPIES TO:

     LARRY W. SONSINI, ESQ.            ROBERT SANCHEZ, ESQ.       JONATHAN A. SCHAFFZIN, ESQ.
WILSON SONSINI GOODRICH & ROSATI WILSON SONSINI GOODRICH & ROSATI   CAHILL GORDON & REINDEL
    PROFESSIONAL CORPORATION         PROFESSIONAL CORPORATION           80 PINE STREET
       650 PAGE MILL ROAD            7927 JONES BRANCH DRIVE       NEW YORK, NEW YORK 10005
      PALO ALTO, CA 94304          LANCASTER BUILDING WESTPARK,         (212) 701-3000
         (650) 493-9300                     SUITE 400
                                      MCLEAN, VIRGINIA 22102
                                          (703) 734-3100

                               ----------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [_]

                               ----------------


======================================================================================================
                                                            PROPOSED MAXIMUM            AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   AGGREGATE OFFERING PRICE(1) REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value.........................        $115,000,000               $10,580
======================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Amount shall be offset against the registration fee of $22,770 previously paid by Netflix.com, Inc., our prior name, in connection with Registration Statement on Form S-1(No. 333-35014) filed on April 18, 2000 and withdrawn by Registrant on July 21, 2000 pursuant to Rule 457(p) of the Securities Act of 1933.

                               ----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED      , 2002

PROSPECTUS
----------

                                       SHARES

                            [LOGO] NETFLIX.COM, INC.

                                 COMMON STOCK

                               ----------------

      This is Netflix, Inc.'s initial public offering of common stock. We are selling all of the shares.

      We expect the public offering price to be between $      and $      per
share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "NFLX."

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                               ----------------

                                                         PER SHARE TOTAL
                                                         --------- -----
       Public offering price............................     $       $
       Underwriting discount............................     $       $
       Proceeds, before expenses, to Netflix, Inc.......     $       $

      The underwriters may also purchase up to an additional      shares from
us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about      , 2002.

                               ----------------

MERRILL LYNCH & CO.

                          THOMAS WEISEL PARTNERS LLC

                                                     U.S. BANCORP PIPER JAFFRAY

                               ----------------

                  The date of this prospectus is      , 2002.

                             [INSIDE FRONT COVER]

                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
Summary..................................................................................   1
Risk Factors.............................................................................   5
Forward-Looking Statements...............................................................  16
Use of Proceeds..........................................................................  16
Dividend Policy..........................................................................  16
Capitalization...........................................................................  17
Dilution.................................................................................  18
Selected Financial and Other Data........................................................  19
Management's Discussion and Analysis of Financial Condition and Results of Operations....  20
Business.................................................................................  32
Management...............................................................................  40
Certain Relationships and Related Transactions...........................................  50
Principal Stockholders...................................................................  53
Description of Capital Stock.............................................................  56
Shares Eligible for Future Sale..........................................................  59
Underwriting.............................................................................  61
Legal Matters............................................................................  64
Experts..................................................................................  64
Where You Can Find More Information......................................................  64
Index To Financial Statements............................................................ F-1

                               ----------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      Netflix, Netflix.com, CineMatch and Mr. DVD are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                    SUMMARY

   THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST IN OUR COMMON STOCK.

                                  OUR COMPANY

      We are the world's largest online entertainment subscription service providing more than 500,000 subscribers access to a comprehensive library of more than 11,500 movie, television and other filmed entertainment titles. Our standard subscription plan allows subscribers to have three titles out at the same time with no due dates, late fees or shipping charges for $19.95 per month. Subscribers can view as many titles as they want in a month. Subscribers select titles at our Web site (WWW.NETFLIX.COM) aided by our proprietary CineMatch technology, receive them on DVD by first-class mail and return them to us at their convenience using our prepaid mailers. Once a title has been returned, we mail the next available title in a subscriber's queue.

      In 2001, domestic consumers spent more than $32 billion on in-home filmed entertainment, representing approximately 80% of total filmed entertainment expenditures, according to Adams Media Research. Consumer video rentals and purchases comprised the largest portion of in-home filmed entertainment, representing $23 billion, or 73% of the market in 2001, according to Adams Media Research.

      The home video segment of the in-home filmed entertainment market is undergoing a rapid technology transition away from VHS to DVD. The DVD player is the fastest selling consumer electronics device in history, according to DVD Entertainment Group. In September 2001, standalone set-top DVD player shipments outpaced VCR shipments for the first time in history, and this trend continued throughout the remainder of 2001. At the end of 2001, approximately 25 million U.S. households had a standalone set-top DVD player, representing an increase of 97% in 2001. Adams Media Research estimates that the number of U.S. households with a DVD player will grow to 67 million in 2006, representing approximately 60% of U.S. television households in 2006.

      Our subscription service has grown rapidly since its launch in September 1999. We believe our growth has been driven primarily by our unrivalled selection, consistently high levels of customer satisfaction, rapid customer adoption of DVD players and our increasingly effective marketing strategy. We primarily use pay-for-performance marketing programs and free trial offers to acquire new subscribers. In the San Francisco Bay area, where the U.S. Post Office can make one- or two-day deliveries from our San Jose distribution center, more than 2.6% of all households subscribe to Netflix.

      Our proprietary CineMatch technology enables us to create a customized store for each subscriber and to generate personalized recommendations which effectively merchandize our comprehensive library of titles. We provide more than 18 million personal recommendations daily. In January 2002, more than 10,500 of our 11,500 titles were selected by our subscribers.

      We currently provide titles on DVD only. We are focused on rapidly growing our subscriber base and revenues and utilizing our proprietary technology to minimize operating costs. Our technology is extensively employed to manage and integrate our business, including our Web site interface, order processing, fulfillment operations and customer service. We believe our technology also allows us to maximize our library utilization and to run our fulfillment operations in a flexible manner with minimal capital requirements.

      Our scalable infrastructure and online interface eliminate the need for expensive retail outlets and allow us to service our large and expanding subscriber base from a series of low-cost regional distribution centers. We utilize proprietary technology developed in-house to manage the shipping and receiving of a total of 5.1 million DVDs per month. Our software automates the process of tracking and routing titles to and from each of our distribution centers and allocates order responsibilities among them. We plan to operate low-cost regional distribution centers throughout the United States to reduce delivery times and increase library utilization.

                               ----------------

      We were incorporated in Delaware in August 1997 and changed our name to Netflix, Inc. in March 2002. Our executive offices are located at 970 University Avenue, Los Gatos, California 95032, and our telephone number at that address is (408) 399-3700. Our Web site is located at http://www.netflix.com. The information contained in our Web site does not constitute a part of this prospectus.

                                 THE OFFERING

Common stock offered by Netflix........         shares

Common stock to be outstanding after
  the offering.........................         shares

Use of proceeds........................   We estimate that our net proceeds
                                          from this offering will be
                                          approximately $   million. We intend
                                          to use the net proceeds for:

                                          .   repayment of approximately $13.7
                                              million of indebtedness under our
                                              subordinated promissory notes,
                                              including accrued interest as of
                                              December 31, 2001; and

                                          .   general corporate purposes,
                                              including, among other things,
                                              additional working capital,
                                              financing of capital expenditures
                                              and additional marketing efforts.

Risk factors...........................   See "Risk Factors" and other
                                          information included in this
                                          prospectus for a discussion of
                                          factors you should carefully consider
                                          before deciding to invest in shares
                                          of our common stock.

Proposed Nasdaq National Market symbol.   NFLX

      Unless we indicate otherwise, all information in this prospectus: (1) assumes no exercise of the over-allotment option granted to the underwriters;
(2) assumes the conversion into common stock of each outstanding share of our preferred stock, which will occur automatically upon the completion of this offering; (3) is based upon 45,129,402 shares outstanding as of February 28, 2002, including shares to be issued to certain studios immediately prior to this offering based on our capitalization as of February 28, 2002; (4) does not
give effect to a        for        reverse stock split to be effected
in      2002; and (5) excludes:

      . 12,998,864 shares of common stock issuable upon the exercise of stock options outstanding as of February 28, 2002, with a weighted average exercise price of $1.00 per share and 3,331,456 shares of common stock available for future option grants under our 1997 Stock Plan and 2002 Stock Plan, each as of February 28, 2002;

      . 21,053,931 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $1.07 per share; and

      . 1,750,000 shares of common stock reserved for issuance under our 2002 Employee Stock Purchase Plan.

                       SUMMARY FINANCIAL AND OTHER DATA

      The summary financial data below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                          YEAR ENDED DECEMBER 31,
                                                  --------------------------------------
                                                    1999        2000           2001
                                                  --------  ------------- ---------------
                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues................................... $  5,006    $ 35,894       $ 75,912
Gross profit.....................................      633      11,033         26,005
Operating loss...................................  (30,031)    (57,557)       (36,867)
Net loss.........................................  (29,845)    (57,363)       (38,258)

OTHER DATA:
EBITDA(1) (unaudited)............................ $(21,223)   $(28,179)      $ (1,716)
Number of subscribers (unaudited)................      107         292            456
Net cash provided by (used in):
   Operating activities.......................... $(16,529)   $(22,706)      $  4,847
   Investing activities..........................  (19,742)    (24,972)       (12,670)
   Financing activities..........................   49,408      48,375          9,059

                                                          AS OF DECEMBER 31, 2001
                                                  --------------------------------------
                                                                             PRO FORMA
                                                   ACTUAL   PRO FORMA (2) AS ADJUSTED (3)
                                                  --------  ------------- ---------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................ $ 16,131    $ 16,131       $
Working capital (deficit)........................   (6,656)     (6,656)
Total assets.....................................   41,630      41,630
Long-term debt, less current portion.............    3,856       3,856
Redeemable convertible preferred stock...........  101,830          --
Stockholders' equity (deficit)...................  (90,504)     11,326

--------
(1) EBITDA consists of operating loss before depreciation, amortization, non-cash charges for equity instruments granted to non-employees and stock-based compensation. EBITDA provides an alternative measure of cash flow from operations. You should not consider EBITDA as a substitute for operating loss, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently from other companies.
(2) The pro forma column gives effect to the conversion of all outstanding shares of our preferred stock, including shares to be issued to certain studios immediately prior to this offering, into shares of common stock automatically upon completion of this offering.
(3) The pro forma as adjusted column gives effect to the sale of       shares
    of common stock offered by us at an assumed initial public offering price
    of $       per share and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, including repayment of our subordinated promissory notes.

                                 RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY AND HISTORY OF NET LOSSES, AND WE ANTICIPATE THAT WE WILL EXPERIENCE NET LOSSES FOR THE FORESEEABLE FUTURE.

      You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, anticipate continuing net losses for the foreseeable future. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase such profitability. We incurred net losses of $38.3 million for the year ended 2001. As of December 31, 2001, we had stockholders' deficit of $90.5 million. Only recently, beginning in 2001, have we generated positive cash flow from operations, and we cannot be certain that we will be able to sustain or increase such positive cash flow from operations from period to period in the future.

      To achieve and sustain profitability, we must accomplish numerous objectives, including:

      . substantially increasing the number of paying subscribers to our service; and

      .   improving operating margins.

      We cannot assure you that we will be able to achieve these objectives.

IF OUR EFFORTS TO ATTRACT SUBSCRIBERS ARE NOT SUCCESSFUL, OUR REVENUE GROWTH WILL BE AFFECTED ADVERSELY.

      We must continue to attract and retain subscribers. To succeed, we must continue to attract a large number of subscribers who have traditionally used video retailers, video rental outlets, pay cable channels, such as HBO and Showtime, and pay-per-view and video-on-demand, or VOD, for in-home filmed entertainment. Our ability to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers a high quality experience for selecting, viewing, receiving and returning titles, including providing accurate recommendations through our CineMatch technology. If consumers do not perceive our service offering to be of high quality, or if we introduce new services that are not favorably received by them, we may not be able to attract or retain subscribers. In addition, many of our new subscribers originate from word-of-mouth advertising and referrals from existing subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our revenue growth will be affected adversely.

WE RELY HEAVILY ON OUR PROPRIETARY TECHNOLOGY AND THE FAILURE OF THIS TECHNOLOGY TO OPERATE EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

      We use complex proprietary software to manage the processing and allocation of deliveries and returns at our distribution centers. If we are unable to enhance and maintain software to manage the delivery and returns among our distribution centers in a timely and efficient manner, our ability to retain existing subscribers and to add new subscribers will be impaired.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH, OUR SUBSCRIBER GROWTH COULD BE AFFECTED ADVERSELY.

      We have expanded rapidly since we launched our Web site in April 1998. We anticipate that further expansion of our operations will be required to address any significant growth in our subscriber base and to take advantage of favorable market opportunities. Any future expansion may place significant demands on our managerial, operational, administrative and financial resources. Our primary distribution center is in San Jose, California. We recently began to open regional distribution centers outside of the San Francisco Bay area.

IF WE EXPERIENCE EXCESSIVE RATES OF SUBSCRIBER CHURN, OUR REVENUES AND BUSINESS WILL BE HARMED.

      We must minimize the rate of loss of existing subscribers while adding new subscribers. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to continue to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to attract large numbers of new subscribers.

IF WE EXPERIENCE DELIVERY PROBLEMS OR IF OUR SUBSCRIBERS OR POTENTIAL SUBSCRIBERS LOSE CONFIDENCE IN THE U.S. MAIL SYSTEM, WE COULD LOSE SUBSCRIBERS, WHICH COULD ADVERSELY AFFECT OUR REVENUES.

      We rely on the U.S. Postal Service to deliver DVDs from our distribution centers and for subscribers to return DVDs to us. We are subject to the risks associated with the public mail system to meet our shipping needs, including delays caused by bioterrorism, potential labor activism and inclement weather. For example, in the fall of 2001 terrorists used the U.S. Postal Service to deliver envelopes containing Anthrax, following which mail deliveries around the United States experienced significant delays. Our DVDs also are subject to risks of breakage during delivery and handling by the U.S. Postal Service. Our failure to timely deliver DVDs to our subscribers could cause them to become dissatisfied and cancel our service.

INCREASES IN THE COST OF DELIVERING DVDS WOULD ADVERSELY AFFECT OUR GROSS MARGINS AND MARKETING EXPENSES.

      Increases in postage delivery rates would adversely affect our gross margins if we are unable to raise our subscription rates to offset the increase. Currently, most filmed entertainment is packaged on a single DVD. Our delivery process is designed to accommodate the delivery of one DVD to fulfill a selection. However, studios occasionally provide additional content on a second DVD, or may package certain filmed entertainment on two DVDs. Also, DVDs are generally manufactured on lightweight plastic allowing us to mail one envelope containing a title using standard first-class postage. If packaging of filmed entertainment on multiple DVDs were to become more prevalent, or if the weight of DVDs were to increase, our costs of delivery and fulfillment processing would increase. In addition, we expense shipping costs of free trial programs to new subscribers as marketing expense. Therefore, if the cost of delivering titles were to increase, our marketing expense would be adversely affected.

IF WE DO NOT CORRECTLY ANTICIPATE OUR SHORT AND LONG-TERM NEEDS FOR TITLES, OUR SUBSCRIBER SATISFACTION AND RESULTS OF OPERATIONS MAY BE AFFECTED ADVERSELY.

      We may not acquire sufficient numbers of certain titles to meet the demands of our subscribers. If we do not accurately forecast subscriber demand for new titles, our subscriber satisfaction and operating results will be harmed. Under our revenue sharing agreements with studios, the number of copies we buy before the street date of each title must be sufficient to meet subscriber demand for the revenue sharing life of each title, typically
12 months. If we underestimate demand for particular titles under any revenue sharing agreements, our subscribers may become dissatisfied and cancel our service. Alternatively, if we overestimate demand and acquire excess quantities of certain titles our inventory utilization would become less effective.

IF OUR SUBSCRIBERS SELECT MORE NEW RELEASES AS A PERCENTAGE OF TITLES SELECTED, OR IF WE EXPERIENCE INCREASED DEMAND FOR TITLES ON A SUBSCRIBER-BY-SUBSCRIBER BASIS, OUR EXPENSES AND GROSS MARGINS MAY BE AFFECTED ADVERSELY.

      Depending on the service, subscribers are allowed to have between two and eight movies at a time. If our subscribers select new releases more often as a percentage of overall titles selected, we may have to acquire more copies of each new release. As a result, our costs of DVD acquisition and our revenue sharing costs may increase. In addition, if our subscribers take more titles per month than we have anticipated, we will incur increased shipping and fulfillment costs and will be required to acquire more DVDs, which will adversely affect our margins. Subscriber demand for movies, or new releases in particular, may increase for a variety of reasons beyond our control, including promotions by studios and seasonal variations in movie watching. Our subscriber growth and retention may be affected adversely if we attempt to increase our monthly subscription fee to offset increased costs.

WE FACE INTENSE COMPETITION FROM TRADITIONAL AND ONLINE COMPANIES, WHICH COULD RESULT IN OUR FAILURE TO ACHIEVE ADEQUATE MARKET SHARE.

      The market for in-home filmed entertainment is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home filmed entertainment providers and can easily shift spending from one provider to another. For example, consumers may subscribe to HBO, rent a DVD from Blockbuster, buy a DVD from Wal-Mart and subscribe to Netflix, or some combination thereof, all in the same month. Competitors may be able to launch new businesses at relatively low cost. DVDs represent only one of many existing and potential new technologies for viewing filmed entertainment. In addition, the growth in adoption of DVD technology is not mutually exclusive from the growth of other technologies. If we are unable to successfully compete with current and new competitors and technologies, we may not be able to achieve adequate market share. Our principal competitors include, or could include:

      . video rental outlets, such as Blockbuster Video and Hollywood Entertainment;

      .   movie retail stores, such as Best Buy, Wal-Mart and Amazon.com;

      .   subscription entertainment services, such as HBO and Showtime;

      .   pay-per-view and video-on-demand services;

      .   online DVD sites, such as dvdovernight and Rentmydvd.com;

      . Internet movie providers, such as Movielink, backed by Columbia TriStar, Warner Bros. and a few other studios, Movies.com, backed by Walt Disney and Twentieth Century Fox, and CinemaNow.com;

      .   cable providers, such as AOL Time Warner and Comcast; and

      .   direct broadcast satellite providers, such as DirectTV and Echostar.

      Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to Web site and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and diminished brand recognition. In addition, our competitors may form strategic alliances with studios and distributors that could affect adversely our ability to obtain filmed entertainment on favorable terms.

IF CONSUMER ADOPTION OF DVD PLAYERS SLOWS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      The rapid adoption of DVD players has been fueled by strong retail support, strong studio support and falling DVD player prices. If retailers or studios reduce their support of the DVD format, or if manufacturers raise prices, continued DVD adoption by consumers would slow. If new or existing technologies, such as D-VHS, were to become more popular at the expense of the adoption or use of DVD technology, consumers may delay or avoid purchasing a DVD player. Our subscriber growth will be substantially influenced by future consumer adoption of DVD players, and if such adoption slows, our subscriber growth may also slow.

WE DEPEND ON STUDIOS TO RELEASE TITLES ON DVD FOR AN EXCLUSIVE TIME PERIOD FOLLOWING THEATRICAL RELEASE.

      Our ability to attract and retain subscribers is related to our ability to offer new releases of filmed entertainment on DVD prior to their release to other distribution channels. Except for theatrical release, DVD and VHS currently enjoy a significant competitive advantage over other distribution channels, such as pay-per-view and VOD, because of the early timing of the distribution window for DVD and VHS. The window for DVD and VHS rental and retail sales is generally exclusive against other forms of non-theatrical movie distribution, such as pay-per-view, premium television, basic cable and network and syndicated television. The length of the exclusive window for movie rental and retail sales varies, typically ranging from 30 to 90 days.

      Our business could suffer increased competition if:

      . the window for rental were no longer the first following the theatrical release; or

      .   the length of this window were shortened.

      The order, length and exclusivity of each window for each distribution channel is determined solely by the studio releasing the title, and we cannot assure you that the studios will not change their policies in the future in a manner that would be adverse to our business and results of operations. In addition, any conditions that adversely affect the movie industry, including constraints on capital, financial difficulties, regulatory requirements and strikes, work stoppages or other disruptions involving writers, actors or other essential personnel, could affect adversely the availability of new titles, consumer demand for filmed entertainment and our business.

IF WE ARE UNABLE TO RENEGOTIATE OUR REVENUE SHARING AGREEMENTS WHEN THEY EXPIRE ON TERMS FAVORABLE TO US, OR IF THE COST TO US OF PURCHASING TITLES ON A WHOLESALE BASIS INCREASES, OUR GROSS MARGINS MAY BE AFFECTED ADVERSELY.

      In 2001, we acquired approximately 80% of our titles through revenue sharing agreements with studios and distributors. These revenue sharing agreements generally have terms of up to five years. The length of time we share revenue on each title ends after a fixed period. As our revenue sharing agreements expire, we may be required to negotiate new terms that could be disadvantageous to us.

      Titles that we do not acquire under a revenue sharing agreement are purchased on a wholesale basis from studios or other distributors. If the price of titles that we purchase wholesale increases, our gross margin will be affected adversely.

IF THE SALES PRICE OF DVDS TO RETAIL CONSUMERS DECREASES, OUR ABILITY TO ATTRACT NEW SUBSCRIBERS MAY BE AFFECTED ADVERSELY.

      The cost of manufacturing DVDs is substantially less than the price for which new DVDs are generally sold in the retail market. Thus, we believe that studios and other resellers of DVDs have significant flexibility in pricing DVDs for retail sale. If the retail price of DVDs were to become significantly lower, consumers may choose to purchase DVDs rather than subscribe to our service.

IF DISPOSABLE DVDS ARE DEVELOPED, ADOPTED AND SUPPORTED AS A METHOD OF CONTENT DELIVERY BY THE STUDIOS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      We are currently aware that certain entities are attempting to develop disposable DVDs. As currently contemplated, disposable DVDs would allow a consumer to view a DVD for an unlimited number of times during a given time period, following which the DVD becomes unplayable by a chemical reaction, and is then disposable.

IF WE ARE UNABLE TO PROVIDE CONSISTENTLY ACCURATE PREDICTIONS THROUGH OUR PERSONAL MOVIE RECOMMENDATION SERVICE OR OUR PERSONAL MOVIE RECOMMENDATION SERVICE IS NOT WIDELY ADOPTED, OUR BUSINESS MAY SUFFER.

      Our CineMatch technology uses proprietary algorithms to predict and recommend titles to our subscribers. We rely on this technology to effectively merchandize our library. We cannot assure you that our personal movie recommendation service or experts' recommendations will effectively entice subscribers to select from our back catalogue of titles. In addition, our CineMatch technology may not effectively predict titles that our subscribers will enjoy. If our recommendations are not useful, we may not effectively utilize our library or retain subscribers. In addition, we believe that in order for CineMatch to function effectively, it must access a large database of recommendation information from a large number of users. We cannot assure you that we will be successful in continuing to attract a large number of users to rate movies.

IF WE FAIL TO MAINTAIN OR ADEQUATELY REPLACE OUR RELATIONSHIPS WITH THIRD PARTIES WITH WHOM WE HAVE MARKETING RELATIONSHIPS AND ON WHOM WE RELY FOR MANY OF OUR SUBSCRIBERS, OUR SUBSCRIPTION ACQUISITION RATES MAY BE AFFECTED ADVERSELY.

      We rely on third parties, including DVD player manufacturers, Web portals and online advertising promoters, to aid in our marketing efforts. If we are not able to continue our current or similar promotional campaigns, our ability to attract new subscribers may be affected adversely. Our competitors may offer our promotional affiliates better terms or otherwise provide them incentives to discontinue their participation in our marketing campaigns. In addition, while the DVD player manufacturers with whom we have promotional relationships are required to include our promotional materials with every DVD player they sell, we cannot effectively control what portion of DVD players sold by them actually include the promotional materials.

FOLLOWING THE OFFERING, WE MAY NEED ADDITIONAL CAPITAL, AND WE CANNOT BE SURE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

      Historically, we have funded our operating losses and capital expenditures through proceeds from private equity and debt financings and equipment leases. Although we currently anticipate that the proceeds of this offering, together with our available funds and cash flow from operations, will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

ANY SIGNIFICANT DISRUPTION IN SERVICE ON OUR WEB SITE OR IN OUR COMPUTER SYSTEMS COULD RESULT IN A LOSS OF SUBSCRIBERS.

      Subscribers and potential subscribers access our service through our Web site, where the title selection process is integrated with our delivery processing systems and software. Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our Web site, network infrastructure and fulfillment processes. Interruptions in these systems could make our Web site unavailable and hinder our ability to fulfill selections. Much of our software is proprietary, and we rely on the expertise of members of our engineering and software development teams for the continued performance of our software and computer systems. Service interruptions or the unavailability of our Web site could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

      Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations and loss, misuse or theft of data. Our Web site periodically experiences directed attacks intended to cause a disruption in service. Any attempts by hackers to disrupt our Web site service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. Our general business disruption insurance does not cover expenses related to direct attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our Web site or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

      Our communications hardware and the computer hardware used to operate our Web site are hosted at the facilities of a third party provider. Hardware for our delivery systems is maintained in our distribution centers. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and hardware or cause them to fail completely. Problems faced by our third party Web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its subscribers, including us, could impact adversely the experience of our subscribers. Any of these problems could result in a loss of subscribers.

OUR EXECUTIVE OFFICES AND PRIMARY DISTRIBUTION CENTER ARE LOCATED IN THE SAN FRANCISCO BAY AREA. IN THE EVENT OF AN EARTHQUAKE, OTHER NATURAL OR MAN-MADE DISASTER OR POWER LOSS, OUR OPERATIONS WOULD BE AFFECTED ADVERSELY.

      Our executive offices and primary distribution center are located in the San Francisco Bay area. Our business and operations could be materially adversely affected in the event of electrical blackouts, fires, floods, earthquakes, power losses, telecommunications failures, break-ins or similar events. We may not be able to effectively shift our fulfillment and delivery operations due to disruptions in service in the San Francisco Bay area or any other facility. Because the San Francisco Bay area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our primary distribution center and the surrounding transportation infrastructure. We are not insured against any losses or expenses that arise from a disruption to our business due to earthquakes.

THE LOSS OF ONE OR MORE OF OUR EXECUTIVE OFFICERS OR OTHER KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD SERIOUSLY HARM OUR EXISTING BUSINESS AND NEW SERVICE DEVELOPMENTS.

      We depend on the continued services and performance of our executive officers and other key personnel. Much of our key technology and systems are custom made for our business by our personnel and the loss of our key technology personnel could disrupt the operation of our title selection and fulfillment systems and have an adverse effect on our ability to grow and expand our systems. Our future success also depends upon the continued service of our other key technology, marketing, finance and support personnel. Our relationships with our executive officers and key employees are at will.

PRIVACY CONCERNS COULD LIMIT OUR ABILITY TO LEVERAGE OUR SUBSCRIBER DATA.

      In the ordinary course of business, and in particular, in connection with providing our personal movie recommendation service, we collect and utilize data supplied by our subscribers. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users' browsing and other habits. Increased regulation of data utilization practices, including self-regulation, as well as increased enforcement of existing laws could have an adverse effect on our business.

OUR REPUTATION AND RELATIONSHIPS WITH SUBSCRIBERS WOULD BE HARMED IF THE ONLINE SECURITY MEASURES USED BY US OR ANY OTHER MAJOR CONSUMER WEB SITE FAIL OR IF WE EXPERIENCE PROBLEMS WITH OUR BILLING SOFTWARE.

      To secure transmission of our subscribers' confidential information, including their credit card numbers, we rely on licensed encryption and authentication technology. In conjunction with the credit card companies, we take measures to protect against unauthorized intrusion into our data that may prove inadequate to protect our subscribers' personal information. A failure to adequately control fraudulent credit card transactions would harm our results of operations because we do not currently carry insurance against this risk. We may suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. In addition, if another major consumer Web site experienced significant credit card fraud or a well-publicized breach of subscriber data security on the Internet were to occur, there could be a general public loss of confidence in use of the Internet, which could adversely affect our business.

      Further, we have occasionally experienced problems with our subscriber billing software causing us to overbill subscribers. Problems with our billing software may have an adverse effect on our subscriber satisfaction and may cause one or more of the major credit companies to disallow our continued use of their payment products.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND MAY BE DIMINISHED, AND WE MAY ENCOUNTER INCREASED COMPETITION.

      We rely or may rely on confidentiality or license agreements with our employees, partners and others, as well as trademark, copyright and patent law and trade secret protection laws generally, to protect our proprietary rights. Our failure to protect our proprietary rights could affect adversely our business and competitive position. We have filed trademark applications in the United States for the Netflix, Netflix.com, CineMatch and Mr. DVD names, and have filed a U.S. patent application for aspects of our technology. We filed for but did not receive approval for the Netflix design logo and thus, intend to file an amended application for the Netflix design logo. From time to time, we expect to file additional trademark and patent applications. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We could incur significant expenses in preserving and defending our intellectual property rights.

INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS RELATED TO, AMONG OTHER THINGS, OUR WEB SITE, CINEMATCH TECHNOLOGY AND TITLE SELECTION PROCESSES.

      Trademark, patent and other intellectual property rights are becoming increasingly important to us and other Internet companies. If there is a successful claim of patent infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive position may be affected materially and adversely. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We may be accused of infringing certain of these patents. In addition, other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technology, business processes or other intellectual property. We have not exhaustively searched patents relative to our technology. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims or whether these assertions or prosecutions will adversely affect our business. If we are forced to defend ourselves against any of these claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, inability to use our current Web site or CineMatch technology or product shipment delays. As a result of a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.

IF WE ARE UNABLE TO PROTECT OUR DOMAIN NAMES, OUR REPUTATION AND BRAND COULD BE AFFECTED ADVERSELY.

      We currently hold various domain names relating to our brand, including Netflix.com. Failure to protect our domain names could affect adversely our reputation and brand, and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

BECAUSE OUR BUSINESS IS ACCESSED OVER THE INTERNET, IF THE INTERNET INFRASTRUCTURE IS NOT DEVELOPED OR MAINTAINED, WE WILL LOSE SUBSCRIBERS.

      The Internet may not become a viable commercial marketplace for many potential subscribers due to inadequate development of network infrastructure and enabling technologies that address consumer concerns about:

      .   network performance;

      .   security;

      .   reliability;

      .   speed of access;

      .   ease of use; and

      .   bandwidth availability.

      The Internet has experienced a variety of outages and delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could frustrate public use of the Internet, including use of our Web site offerings. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to governmental regulation.

IF WE BECOME SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH OR UPLOAD FROM OUR USERS, OUR RESULTS OF OPERATIONS WOULD BE AFFECTED ADVERSELY IF SUCH LIABILITY EXCEEDS OUR INSURANCE COVERAGE.

      As a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we publish or distribute. We also may face potential liability for content uploaded from our users in connection with our community-related content or movie reviews. If we become liable, particularly for claims that are not covered by our insurance or are in excess of our insurance coverage, then our business may suffer. Litigation to defend these claims could be costly and harm our results of operations. We cannot assure you that we are adequately insured to cover claims of these types or to indemnify us for all liability that may be imposed on us.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS, OR INCUR GREATER OPERATING EXPENSES, IF GOVERNMENT REGULATION OF THE INTERNET INCREASES.

      The adoption or modification of laws or regulations relating to the Internet could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

      The manner in which Internet legislation may be interpreted and enforced cannot be fully determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any of these laws or regulations may decrease the popularity or growth in use of the Internet, which in turn could decrease the demand for our subscription service and increase the cost of doing business or in some other manner have an adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THIS OFFERING

OUR OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL EXERCISE SIGNIFICANT CONTROL OVER NETFLIX.

      After the completion of this offering, our executive officers and directors, their immediate family members and affiliated venture capital funds
will beneficially own, in the aggregate, approximately       % of our
outstanding common stock. In addition, Jay Hoag, one of our directors, will
beneficially own approximately       % of our outstanding common stock, Reed
Hastings, our president, chief executive officer, and chairman of our board of
directors will beneficially own approximately       % of our outstanding common
stock and Michael Schuh, one of our directors, will beneficially own
approximately       % of our outstanding common stock. These stockholders may
have individual interests that are different from yours and will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us.

PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW COULD DISCOURAGE A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

      Following this offering, our charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they:

      . authorize our board of directors, without stockholder approval, to issue up to 10,000,000 shares of undesignated preferred stock;

      .   provide for a classified board of directors;

      .   prohibit our stockholders from acting by written consent;

      . establish advance notice requirements for proposing matters to be approved by stockholders at stockholder meetings; and

      .   prohibit stockholders from calling a special meeting of stockholders.

      As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our capital stock, see "Description of Capital Stock."

OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING.

      Prior to this offering, there has been no public market for shares of our common stock. An active market may not develop following completion of this offering, or if developed, may not be maintained.

      The market prices of the securities of Internet and technology-related companies have been extremely volatile. The price at which our common stock will trade after this offering could be extremely volatile and may fluctuate substantially due to the following factors, some of which are beyond our control:

      .   variations in our operating results;

      . variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

      . announcements of developments affecting our business, systems or expansion plans by us or others; and

      .   the operating results of our competitors.

      As a result of these and other factors, investors in our common stock may not be able to resell their shares at or above the initial offering price.

      In the past, securities class action litigation often has been instituted against companies following periods of volatility in the market price of their securities. This type of litigation, if directed at us, could result in substantial costs and a diversion of management's attention and resources.

WE WILL RECORD SUBSTANTIAL EXPENSES RELATED TO OUR ISSUANCE OF STOCK OPTIONS THAT MAY HAVE A MATERIAL NEGATIVE IMPACT ON OUR OPERATING RESULTS FOR THE FORESEEABLE FUTURE.

      We are required to recognize, as a reduction of stockholders' equity, deferred compensation equal to the difference between the deemed fair market value of our common stock for financial reporting purposes and the exercise price of these options at the date of grant. This deferred compensation is amortized over the vesting period of the applicable options, generally three to four years, using the graded vesting method. At December 31, 2001, approximately $3.6 million of deferred compensation related to employee stock options remained unamortized. The resulting amortization expense will have a material negative impact on our operating results in future periods. In addition, in August and September 2001 we repriced options to purchase an aggregate of 2,741,386 shares of our common stock to $1.00 per share. We will recognize compensation expense for these repriced options for the life of these options, generally ten years, to the extent that the intrinsic value of the repriced option exceeds their original intrinsic value. We cannot predict the amount of compensation expense that we will have to recognize on a quarterly basis for these repriced options, and it could materially negatively impact our operating results for future periods.

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THOSE PURCHASED IN THIS OFFERING, MAY DEPRESS OUR STOCK PRICE.

      Sales of substantial amounts of our common stock in the public market following this offering by our existing stockholders may adversely affect the market price of our common stock. Shares issued upon the exercise of outstanding options also may be sold in the public market. Such sales could create public perception of difficulties or problems with our business. As a result, these sales might make it more difficult for us to sell securities in the future at a time and price that we deem necessary or appropriate.

      Upon completion of this offering, we will have outstanding        shares
of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants after February 28, 2002. Of these shares, only shares sold in this offering to persons not subject to a lock-up agreement with our underwriters are freely tradable without restriction immediately following this offering.

      After the lockup agreements pertaining to this offering expire 180 days
from the date of this prospectus, an additional        shares will be eligible
for sale in the public market,        of which are currently held by directors,
executive officers and other affiliates and are subject to volume limitations under Rule 144 of the Securities Act and certain other restrictions. Merrill Lynch may also, in its sole discretion, permit our officers, directors and current stockholders to sell shares prior to the expiration of the lockup agreements. See "Shares Eligible for Future Sale" for more information regarding shares of our common stock that may be sold by existing stockholders after the closing of this offering.

FINANCIAL FORECASTING BY US AND FINANCIAL ANALYSTS WHO MAY PUBLISH ESTIMATES OF OUR FINANCIAL RESULTS WILL BE DIFFICULT BECAUSE OF OUR LIMITED OPERATING HISTORY, AND OUR ACTUAL RESULTS MAY DIFFER FROM FORECASTS.

      As a result of our recent growth and our limited operating history, it is difficult to accurately forecast our revenues, operating expenses, number of DVDs shipped per day and other financial and operating data. The inability by us or the financial community to accurately forecast our operating results could cause our net losses in a given quarter to be greater than expected, which could cause a decline in the trading price of our common stock. We have a limited amount of meaningful historical financial data upon which to base planned operating expenses. We base our current and forecasted expense levels and DVD acquisitions on our operating plans and estimates of future revenues, which are dependent on the growth of our subscriber base and the demand for titles by our subscribers. As a result, we may be unable to make accurate financial forecasts or to adjust our spending in a timely manner to compensate for any unexpected shortfalls in revenues. We believe that these difficulties in forecasting are even greater for financial analysts that may publish their own estimates of our financial results.

OUR MANAGEMENT MAY NOT USE THE PROCEEDS OF THIS OFFERING EFFECTIVELY.

      Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, these proceeds may not be invested to yield a favorable rate of return.

                          FORWARD-LOOKING STATEMENTS

      You should not place undue reliance on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. Forward- looking statements include statements regarding our business strategy, future operating performance, the size of the market for our services and our prospects. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" starting on page 5 and elsewhere in this prospectus. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

      This prospectus contains various estimates related to the Internet, e-commerce and the filmed entertainment industry. These estimates have been included in studies published or produced by market research and other firms including Adams Media Research, DVD Entertainment Group and the National Cable Television Association. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS

      We plan to use the net proceeds from our sale of common stock,
approximately $       million after underwriting discounts and commissions and
expenses, to repay all outstanding indebtedness under our subordinated promissory notes of approximately $13.7 million, including accrued interest as of December 31, 2001, and for general corporate purposes, including working capital, capital expenditures and additional marketing efforts. Our subordinated promissory notes, issued in July 2001, accrue interest at a stated rate of 10% per year compounded annually and mature upon the earlier of July 10, 2011 and the completion of this offering. Proceeds from the sale of the notes were used for general corporate purposes, including working capital and capital expenditures. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, investment-grade securities.

                                DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Our existing lease financing agreements prohibit us from paying any dividends.

                                CAPITALIZATION

      The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2001:

       .  on an actual basis;

       . on a pro forma basis assuming the conversion of all shares of our preferred stock into shares of common stock automatically upon completion of this offering and the filing of our amended and restated certificate of incorporation upon completion of this offering, including shares to be issued to certain studios immediately prior to this offering; and

       .  on a pro forma as adjusted basis to reflect the sale of        shares
          of our common stock at an assumed initial public offering price of
          $     per share, less the underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds from this offering.

      This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                                             AS OF DECEMBER 31, 2001
                                                                                        --------------------------------
                                                                                                      PRO      PRO FORMA
                                                                                         ACTUAL      FORMA    AS ADJUSTED
                                                                                        ---------  ---------  -----------
                                                                                                 (IN THOUSANDS)
Cash and cash equivalents.............................................................. $  16,131  $  16,131
                                                                                        =========  =========   =========

Subordinated promissory notes, net of unamortized discount of $10.9 million............ $   2,799  $   2,799   $      --
Capital lease obligations, net of current portion......................................     1,057      1,057       1,057
                                                                                        ---------  ---------   ---------
       Total long-term debt............................................................     3,856      3,856       1,057

Redeemable convertible preferred stock and warrants:
    Series B, C, D, E and E-1 Convertible Preferred Stock: 26,925,014 shares authorized; 20,316,909 shares issued and outstanding (actual); no shares issued
     or outstanding....................................................................   101,479         --          --
    Convertible preferred stock warrants...............................................       351         --          --
                                                                                        ---------  ---------   ---------
       Total redeemable convertible preferred stock and warrants.......................   101,830         --          --

Stockholders' equity (deficit):
    Preferred stock, $0.001 par value: 10,000,000 shares authorized (pro forma and
     pro forma as adjusted); no shares issued and outstanding..........................        --         --          --
    Series A Convertible Preferred Stock, $0.001 par value: 5,000,000 shares authorized; 4,444,545 shares issued and outstanding (actual); no shares issued
     or outstanding (pro forma and pro forma as adjusted)..............................         4         --          --
    Series F Convertible Preferred Stock, $0.001 par value: 3,500,000 shares authorized; 1,712,954 outstanding (actual); no shares issued and outstanding
     (pro forma and pro forma as adjusted).............................................         2         --          --
    Common stock, $0.001 par value: 100,000,000 shares authorized (actual);
     150,000,000 shares authorized (pro forma and pro forma as adjusted);
     6,485,737 shares issued and outstanding (actual); 44,849,633 shares issued and
     outstanding (pro forma) and         shares issued and outstanding (pro forma
     as adjusted)......................................................................         7         45          --
Additional paid-in capital.............................................................    49,974    151,772          --
Deferred stock-based compensation......................................................    (3,585)    (3,585)     (3,585)
Accumulated deficit....................................................................  (136,906)  (136,906)   (147,757)
                                                                                        ---------  ---------   ---------
       Total stockholders' equity (deficit)............................................ $ (90,504) $  11,326   $
                                                                                        ---------  ---------   ---------
       Total capitalization............................................................ $  15,182  $  15,182   $
                                                                                        =========  =========   =========

                                   DILUTION

      If you invest in our stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

      The pro forma net tangible book value of our common stock on December 31,
2001 was $    million or $     per share of common stock. Pro forma net
tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the automatic conversion of our preferred stock into common stock upon the completion of this offering at an assumed
initial public offering price of $     per share. Dilution in net tangible book
value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving
effect to our sale of      million shares of common stock offered by this
prospectus at an assumed initial public offering price of $     per share and
after deducting the underwriting discounts, commissions and estimated offering expenses payable by us, and the application of a portion of the net proceeds to repay all outstanding indebtedness under our subordinated promissory notes, our
pro forma net tangible book value would have been $     million, or
approximately $     per share. This represents an immediate increase in pro
forma net tangible book value of $     per share to existing stockholders and
an immediate dilution in pro forma net tangible book value of $     per share
to new investors. The following table illustrates the per share dilution:

Estimated public offering price per share......................................     $
                                                                                    --
   Pro forma net tangible book value per share as of December 31, 2001......... $
                                                                                --
   Increase per share attributable to new investors............................
                                                                                --
Pro forma net tangible book value per share after this offering................
                                                                                    --
Dilution in pro forma net tangible book value per share to new investors.......     $
                                                                                    ==

      This table excludes all options and warrants that will remain outstanding upon completion of this offering. See Notes 4, 6 and 7 to Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

      The following table sets forth on a pro forma basis, as of December 31, 2001, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing stockholders and by the new investors, before deducting expenses payable by us,
using the estimated public offering price of $     per share.

                                         Shares Purchased     Total Consideration  Average
                                        -----------------     ------------------  Price Per
                                        Number     Percentage Amount   Percentage   Share
                                        -------    ---------- ------   ---------- ---------
Existing stockholders..................                   %     $             %      $
New investors..........................
                                        -------     -------     --      -------
   Total...............................               100.0%    $         100.0%
                                        =======     =======     ==      =======

      If the underwriter's over-allotment option is exercised in full, the
number of shares held by new public investors will be increased to        or
approximately   % of the total number of shares of our common stock outstanding after this offering.

                       SELECTED FINANCIAL AND OTHER DATA

      The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and are qualified by reference to our financial statements and notes thereto appearing elsewhere in this prospectus. The audited statement of operations data set forth below for the years ended December 31, 1999, 2000 and 2001 and the audited balance sheet data as of December 31, 2000 and 2001 are derived from, and are qualified by reference to, the financial statements of Netflix included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1998 and for the period from August 29, 1997 (inception) to December 31, 1997 and the balance sheet data as of December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the financial statements of Netflix not included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                                                         PERIOD FROM
                                                       AUGUST 29, 1997
                                                       (INCEPTION) TO          YEAR ENDED DECEMBER 31,
                                                        DECEMBER 31,   --------------------------------------
                                                            1997         1998      1999      2000      2001
                                                       --------------- --------  --------  --------  --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Subscription.........................................     $    --     $    585  $  4,854  $ 35,894  $ 74,255
 Sales................................................          --          754       152        --     1,657
                                                           -------     --------  --------  --------  --------
Total revenues........................................          --        1,339     5,006    35,894    75,912
Cost of revenues:
 Subscription.........................................          --          535     4,217    24,861    49,088
 Sales................................................          --          776       156        --       819
                                                           -------     --------  --------  --------  --------
 Total cost of revenues...............................          --        1,311     4,373    24,861    49,907
                                                           -------     --------  --------  --------  --------
Gross profit..........................................          --           28       633    11,033    26,005
Operating expenses:
 Fulfillment..........................................          --          763     2,153     8,267    10,267
 Technology and development...........................         100        3,857     7,413    16,823    17,734
 Marketing............................................         103        4,052    14,271    27,707    24,216
 General and administrative...........................         158        1,358     2,085     6,990     4,658
 Restructuring charges................................          --           --        --        --       671
 Stock-based compensation.............................          --        1,151     4,742     8,803     5,326
                                                           -------     --------  --------  --------  --------
 Total operating expenses.............................         361       11,181    30,664    68,590    62,872
                                                           -------     --------  --------  --------  --------
Operating loss........................................        (361)     (11,153)  (30,031)  (57,557)  (36,867)
                                                           -------     --------  --------  --------  --------
Interest and other income (expense), net..............           2           72       186       194    (1,391)
                                                           -------     --------  --------  --------  --------
Net loss..............................................     $  (359)    $(11,081) $(29,845) $(57,363) $(38,258)
                                                           =======     ========  ========  ========  ========
Basic and diluted net loss per share..................
Weighted average shares outstanding in computing net
 loss per share.......................................

OTHER DATA:
EBITDA(1) (unaudited).................................     $  (356)    $ (9,575) $(21,223) $(28,179) $ (1,716)
Number of subscribers (unaudited).....................          --           --       107       292       456
Net cash provided by (used in):
 Operating activities.................................        (261)      (5,408) $(16,529) $(22,706) $  4,847
 Investing activities.................................        (152)      (2,363)  (19,742)  (24,972)  (12,670)
 Financing activities.................................      (1,995)      (7,250)   49,408    48,375     9,059

                                                                         AS OF DECEMBER 31,
                                                       ------------------------------------------------------
                                                            1997         1998      1999      2000      2001
                                                       --------------- --------  --------  --------  --------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................     $ 1,582     $  1,061  $ 14,198  $ 14,895  $ 16,131
Working capital (deficit).............................       1,360       (4,704)   11,028    (1,655)   (6,656)
Total assets..........................................       1,901        4,849    34,773    52,488    41,630
Capital lease obligations, less current portion.......          --          172       811     2,024     1,057
Notes payable, less current portion...................          --           --     3,959     1,843        --
Subordinated notes payable............................          --           --        --        --     2,799
Redeemable convertible preferred stock................          --        6,321    51,819   101,830   101,830
Stockholders' equity (deficit)........................       1,636       (8,044)  (32,028)  (73,267)  (90,504)

--------
(1) See definition of EBITDA elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS, THE ACCURACY OF WHICH INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE RISKS FACED BY US DESCRIBED IN "RISK FACTORS" STARTING ON PAGE 5 AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

      We are the world's largest online entertainment subscription service providing more than 500,000 subscribers access to a comprehensive library of more than 11,500 movie, television and other filmed entertainment titles. Our standard subscription plan allows subscribers to have three titles out at the same time with no due dates, late fees or shipping charges for $19.95 per month. Subscribers can view as many titles as they want in a month. Subscribers select titles at our Web site (WWW.NETFLIX.COM) aided by our proprietary CineMatch technology, receive them on DVD by first-class mail and return them to us at their convenience using our prepaid mailers. Once a title has been returned, we mail the next available title in a subscriber's queue.

      We were organized as a Delaware corporation in August 1997. We have incurred significant losses since our inception. As of December 31, 2001, we had a stockholders' deficit of $90.5 million. We expect that we will continue to incur substantial losses for the foreseeable future. We also expect to incur significant marketing, technology and development, and general and administrative expenses. As a result, we will need to significantly increase our operating margins to achieve profitability and may never achieve profitability.

CRITICAL ACCOUNTING POLICIES

      We believe our change to the estimated life over which we amortize the costs of acquiring titles for our library, and the selection of a method of amortization for the costs we incur to acquire titles for our library, are critical accounting policies because they involve some of the more significant judgments and estimates used in the preparation of our financial statements.

CHANGE IN ESTIMATED LIFE OF THE COST OF OUR LIBRARY

      In late 2000 and early 2001, we entered into a series of revenue sharing agreements with studios which substantially changed our business model for acquiring DVDs and satisfying subscriber demand for titles. These revenue sharing agreements enable us to acquire DVDs at a lower upfront cost than traditional buying arrangements. We share a percentage of the net revenues generated by the use of each particular title with these studios over a fixed period of time, generally 12 months. Before the change in our business model, we typically acquired fewer copies of a particular title and utilized each copy over a longer period of time. The implementation of these revenue sharing agreements improved our ability to acquire larger quantities of newly released titles and satisfy a substantial portion of subscriber demand for such titles over a shorter period of time. On January 1, 2001, we revised the amortization policy for the cost of our library from an accelerated method using a three year life to the same accelerated method of amortization using a one year life.

      The change in life has been accounted for as a change in accounting estimate and is accounted for on a prospective basis from January 1, 2001. Had the DVDs acquired prior to January 1, 2001 been amortized using a three year life, amortization expense for 2001 would have been $4.7 million lower than the amount recorded in our financial statements, representing a $0.78 per share impact on loss per share in 2001.

SELECTION OF A METHOD OF AMORTIZATION OF UPFRONT COSTS OF OUR LIBRARY

      Under certain revenue sharing agreements, we remit an upfront payment to acquire titles from the studios. This payment has two elements. The first element is an initial fixed license fee that is capitalized. The second element is a prepayment of future revenue sharing obligations. The amount attributable to the second element is classified as prepaid revenue sharing expense and is applied against future revenue sharing obligations. A nominal amount is also capitalized upon acquisition of a particular title for the cost of the estimated number of DVDs we expect to purchase at the end of the title term. This cost is amortized with the cost of the initial license fee on an accelerated basis over one year. We believe the use of an accelerated method is appropriate because we normally experience heavy initial demand for a title, which subsides once initial demand has been satisfied.

REVENUES

      We derive substantially all of our revenues from monthly subscription fees. From the launch of our Web site in April 1998 through January 1999, we generated revenues primarily from individual DVD rentals and sales to customers. In March 1999, we stopped selling new DVDs. From February 1999 through October 1999, we generated revenues primarily from individual DVD rentals to customers. In September 1999, we launched our subscription service, and through February 2000, for a fixed monthly subscription fee of $15.95, subscribers could have up to four titles per month with no due dates or late fees, and for $3.98, could order an additional title. In February 2000, we modified our standard subscription service to provide subscribers access to an unlimited number of titles for $19.95 per month, with a maximum of four titles out at any time. Existing subscribers were switched to our new service, some at $15.95 per month and the rest at $19.95 per month. In October 2000, we again modified our standard subscription service to provide subscribers access to an unlimited number of titles for a fixed monthly fee, with a maximum of three titles out at the same time.

      We had an insignificant amount of DVD sales in 1999 and no DVD sales in 2000. Beginning in late 2000, as part of the change in our business model, we began acquiring larger quantities of particular titles through our revenue sharing agreements. As a result, once initial demand for a particular title has been satisfied, we may hold a number of titles in excess of the quantities needed to satisfy ongoing subscriber demand. Several studios allow us to sell the DVDs acquired from them at the end of the revenue sharing term. Before we sell a particular title, we compare the number of copies we hold to estimated future demand to determine the number of copies we can sell without jeopardizing our ability to satisfy future subscriber demand. From time to time, we expect to make bulk sales of our used DVDs to resellers.

      We recognize subscription revenues ratably during each subscriber's monthly subscription period. We record refunds to subscribers as a reduction of revenues. We recognize revenues from the sale of used DVDs to resellers when the DVDs are shipped to the reseller from our distribution center. Historically, revenues from DVD rentals and shipping revenues also were recognized when the product was shipped to the customer from our distribution center.

      In addition to our standard service, we also offer a lower priced plan in which subscribers can keep two titles at the same time for $13.95 per month, as well as higher priced plans offering four, five and eight titles out at the same time for $24.95, $29.95 and $39.95 per month, respectively. Approximately 91% of our paying subscribers pay $19.95 or more per month.

COST OF REVENUES AND GROSS PROFIT

COST OF SUBSCRIPTION REVENUES

      We acquire titles for our library using traditional buying methods and revenue sharing agreements. Traditional buying methods normally result in higher upfront costs when compared to titles obtained through revenue sharing agreements. Cost of subscription revenues consists of revenue sharing costs, amortization of our library, amortization of intangible assets related to equity instruments issued to certain studios and postage and packaging costs related to shipping titles to paying subscribers.

      REVENUE SHARING COSTS. Many of our revenue sharing agreements commit us to pay the greater of a minimum fee or a percentage of the net revenue we realize on a monthly basis from each subscriber for the titles subject to revenue sharing that are mailed to that subscriber. We characterize these payments to the studios as revenue sharing costs. As of December 31, 2001, we had revenue sharing agreements with over 40 studios that expire at various dates beginning in 2002.

      AMORTIZATION OF THE COST OF DVDS. Prior to January 1, 2001, we amortized our cost of DVDs using an accelerated method over an estimated life of three years and assumed no salvage value. On January 1, 2001, we revised the estimated life to one year and assumed a salvage value of $2.00 for the DVDs that we believe we will eventually sell.

      AMORTIZATION OF INTANGIBLE ASSETS RELATED TO EQUITY ISSUED TO
STUDIOS. In 2000, in connection with signing revenue sharing agreements with three studios, we agreed to issue each of these studios an equity interest equal to 1.204% of our fully diluted equity securities outstanding. In 2001, in connection with signing revenue sharing agreements with two additional studios, we agreed to issue to each of the two studios an equity interest of 1.204% of our fully diluted equity securities outstanding. As of December 31, 2001, the aggregate equity interest granted to these five studios equaled 6.02% of our fully diluted equity securities outstanding. Prior to this offering, these studios are entitled to receive additional stock grants to maintain their equity interests at 1.204% of our fully diluted equity securities outstanding. Consequently, when we grant options or issue stock, we also are obligated to issue additional equity interests to these studios to maintain their ownership interest at 6.02% in the aggregate. These securities automatically convert into our common stock upon consummation of this offering. We recognize our obligation to grant these equity interests at fair value as an intangible asset and we increase additional paid-in capital on our balance sheet. We then amortize the intangible asset on a straight-line basis to cost of subscription revenues over the term of each revenue sharing agreement with each studio. The term for the three agreements entered into in 2000 is five years and the term for the two agreements entered into 2001 is three years. Each time there is a dilution event prior to the completion of this offering, we will determine the value of our obligation to issue additional equity interests. The determined value is added to the intangible asset and amortized to cost of subscription revenues over the remaining term of the applicable revenue sharing agreement.

      POSTAGE AND PACKAGING. Postage and packaging costs consist of the postage costs to mail titles to and from our paying subscribers, each of which is $0.34, and the packaging costs for the mailers.

COST OF SALES REVENUES

      Cost of revenues for DVD sales includes the salvage value for used DVDs sold and, historically, cost of merchandise sold to customers.

OPERATING EXPENSES

FULFILLMENT

      Fulfillment expense represents those expenses incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing our library. Through December 2001, we maintained only one fulfillment center in San Jose, California. Since then, we have opened several additional fulfillment centers. We plan to open more fulfillment centers in 2002 in various locations across the United States. As we open and operate new fulfillment centers, we expect that our fulfillment costs will increase.

TECHNOLOGY AND DEVELOPMENT

      Technology and development expense consists of payroll and related expenses we incur related to testing, maintaining and modifying our Web site, CineMatch technology, telecommunications systems and infrastructure and other internal-use software systems. Technology and development expense also includes depreciation of the computer hardware we use to run our Web site and store our data. We continuously research and test a variety of potential improvements to our internal hardware and software systems in an effort to improve our productivity and enhance our subscribers' experience. We expect to continue to invest in technology and improvements in our Web site and internal-use software and, as a result, we expect our technology and development expense will continue to increase. We believe certain costs we have incurred on several improvement projects have ongoing benefit. Consequently, we capitalized technology and development related expenses of $0.3 million in 1999, $1.3 million in 2000 and $1.2 million in 2001. The capitalized amounts are amortized on a straight-line basis over the estimated period of benefit of each improvement, ranging from one to two years.

MARKETING

      Marketing expense consists of marketing expenditures and other promotional activities, including revenue sharing costs, postage and packaging costs and library amortization costs related to free trial periods. In the second half of 2001, we implemented several new subscriber acquisition activities which provide incentives in the form of pay-for-performance payments for each new subscriber provided to us. We anticipate that our marketing expense will increase in future periods as a result of the overall growth in our subscriber base, free trial offers and pay-for-performance arrangements.

GENERAL AND ADMINISTRATIVE

      General and administrative expense consists of payroll and related expenses for executive, finance, content acquisition and administrative personnel, as well as recruiting, professional fees and other general corporate expenses.

STOCK-BASED COMPENSATION

      Stock-based compensation for equity instruments issued to employees represents the aggregate difference, at the grant date, between the respective exercise price of stock options or stock grants and the deemed fair market value of the underlying stock. Stock-based compensation is generally amortized over the vesting period of the underlying options or grants based on an accelerated amortization method.

      In 2001, we offered our employees and directors the right to exchange certain stock options. We exchanged employee options to purchase 2.7 million shares of common stock with varying exercise prices in exchange for options to purchase 2.7 million shares of common stock with an exercise price of $1.00. The stock option exchange resulted in variable award accounting treatment for all of the exchanged options. Variable award accounting will continue until all options subject to variable accounting are exercised, cancelled or expire. However, additional non-cash compensation will be recorded only to the extent the intrinsic value of the repriced awards exceeds the original intrinsic value of the replaced stock options. Variable accounting treatment will result in unpredictable and potentially significant charges or credits to our operating expenses from fluctuations in the market price of our common stock.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

REVENUES

      SUBSCRIPTION REVENUES. Our subscription revenues increased from $4.9 million in 1999 to $35.9 million in 2000 and $74.3 million in 2001. The 639% increase from 1999 to 2000 and the 107% increase from 2000 to

2001 were attributable to the unrivalled selection offered by our subscription service, consistently high levels of customer satisfaction, the rapid consumer adoption of DVD players and our increasingly effective marketing programs. In addition, part of the increase in our subscription revenues for 2000 and 2001 was caused by a $4.00 increase in the monthly subscription fee charged to some of our subscribers beginning in October 2000.

      SALES REVENUES. Sales revenues were $0.2 million in 1999, $0.0 in 2000 and $1.7 million in 2001. The increase in sales revenues in 2001 was due to an increase in the sale of used titles acquired through our revenue sharing agreements.

COST OF REVENUES AND GROSS PROFIT

      COST OF SUBSCRIPTION REVENUES. Cost of subscription revenues increased from $4.2 million in 1999 to $24.9 million in 2000 and $49.1 million in 2001. The 490% increase from 1999 to 2000 and the 97% increase from 2000 to 2001 were primarily attributable to:

      . REVENUE SHARING COSTS. Our revenue sharing costs increased from $0.0 in 1999 to $1.6 million in 2000 and $12.8 million in 2001. Our revenue sharing costs represented 4% of subscription revenues in 2000 and 17% of subscription revenues in 2001. The increase in revenue sharing costs as a percentage of subscription revenues from 2000 to 2001 was caused by a substantial increase in the percentage of titles mailed to our subscribers subject to revenue sharing agreements.

      . AMORTIZATION OF DVD COSTS. Our DVD amortization costs increased from $1.8 million in 1999 to $11.3 million in 2000 and $19.5 million in 2001. Our DVD amortization costs represented 37% of subscription revenues in 1999, 31% of subscription revenues in 2000 and 26% of subscription revenues in 2001. The increase in DVD amortization costs as a percentage of subscription revenues from 1999 to 2000 resulted from building our library at a rate in excess of increases in the number of paying subscribers. The decrease in DVD amortization costs as a percentage of subscription revenues from 2000 to 2001 was primarily attributable to lower upfront prices paid for DVDs in connection with revenue sharing agreements.

      . AMORTIZATION OF INTANGIBLE ASSETS RELATED TO EQUITY ISSUED TO CERTAIN STUDIOS. We recorded deferred costs of $6.1 million in 2000 and $4.1 million in 2001 related to our issuance of equity to certain studios. We recorded related amortization of intangible assets of $0.6 million in 2000 and $2.1 million in 2001. The increase in amortization of intangible assets from 2000 to 2001 is attributed to a full year of amortization in 2001 as compared to a partial year of amortization in 2000, additional deferred charges for two new revenue sharing agreements in 2001 and increases in deferred charges caused by our obligation to issue additional equity securities to these studios.

      . POSTAGE AND PACKAGING COSTS. Postage and packaging costs increased from $2.4 million in 1999 to $11.4 million in 2000 and $14.7 million in 2001. The increases in postage and packaging costs each year were primarily attributable to increases in the number of DVDs mailed to our subscribers. As a percentage of subscription revenues, postage and packaging costs decreased from 49% in 1999 to 32% in 2000 and 20% in 2001. The decrease in postage and packaging costs as a percentage of subscription revenues from 1999 to 2000 was primarily attributable to lower postage costs per shipment due to a reduction in the weight of our packaging materials. The decrease in postage and packaging costs as a percentage of subscription revenues from 2000 to 2001 was primarily attributable to a decrease in the postage rate per title.

      COST OF SALES REVENUES. Cost of sales revenues was $0.2 million in 1999, $0.0 in 2000 and $0.8 million in 2001. The increase in cost of sales revenues in 2001 was primarily attributable to the increase in the quantity of used DVDs sold to resellers.

GROSS PROFIT

      Our gross profit increased from $0.6 million in 1999 to $11.0 million in 2000 and $26.0 million in 2001, representing gross profit percentages of 12% in 1999, 31% in 2000 and 34% in 2001. Our gross profit percentages increased each year as a result of growth in our subscription revenues and a decrease in our direct incremental costs of providing those subscription services.

OPERATING EXPENSES

      FULFILLMENT. Fulfillment expenses increased from $2.2 million in 1999 to $8.3 million in 2000 and $10.3 million in 2001. The 284% increase from 1999 to 2000 and the 24% increase from 2000 to 2001 was primarily attributable to increases in the overall volume of the activities of our primary fulfillment center. As a percentage of subscription revenues, fulfillment expenses decreased from 44% in 1999 to 23% in 2000 and 14% in 2001. The decrease each year in fulfillment expenses as a percentage of subscription revenues results from a combination of an increasing revenue base and improvements in our fulfillment productivity. The improvements in our fulfillment productivity were due to continuous efforts to refine and streamline our fulfillment operations.

      TECHNOLOGY AND DEVELOPMENT. Excluding capitalized software development costs, our technology and development expense increased from $7.4 million in 1999 to $16.8 million in 2000 and $17.7 million in 2001. The 127% increase in technology and development expense from 1999 to 2000 and the 5% increase from 2000 to 2001 were primarily the result of our investments in storing data, handling large increases in traffic to our Web site and maintaining and modifying our software related to our Web Site, CineMatch technology and our internal-software infrastructure. As a percentage of subscription revenues, technology and development expenses decreased from 153% in 1999 to 47% in 2000 and 24% in 2001. The decrease in technology and development expense as a percentage of subscription revenues was primarily attributable to an increase in our subscriber base.

      MARKETING. Our marketing expense increased from $14.3 million in 1999 to $27.7 million in 2000 and $24.2 million in 2001. The 94% increase in marketing expense from 1999 to 2000 was primarily attributable to our intensified efforts to acquire new subscribers through external advertising agencies, television commercials and an increase in the length of our free trial period. The 13% decrease in marketing expense from 2000 to 2001 was primarily attributable to scaling back the number of free trial offers for part of 2001, and from a reduction in our free trial period of 30 days to typically 14 days for the balance of 2001. As a percentage of subscription revenues, marketing expense decreased from 294% in 1999 to 77% in 2000 and 33% in 2001. The decrease in marketing expense as a percentage of subscription revenues is primarily attributable to a larger base of subscription revenues and paying subscribers.

      GENERAL AND ADMINISTRATIVE. Our general and administrative expense was $2.1 million in 1999, $7.0 million in 2000 and $4.7 million in 2001. The 235% increase in general and administrative expense from 1999 to 2000 was primarily attributable to increases in personnel and facility-related costs associated with the expansion of our business and the cost of our withdrawn initial public offering. The 33% decrease in general and administrative expense from 2000 to 2001 was primarily attributable to cost containment efforts in 2001 and the one-time cost of the withdrawn public offering in 2000. As a percentage of subscription revenues, general and administrative expense decreased from 43% in 1999 to 19% in 2000 and 6% in 2001. The decrease in general and administrative expense as a percentage of subscription revenues is primarily attributable to a larger base of subscription revenues and paying subscribers.

      RESTRUCTURING. In 2001, we recorded a restructuring expense of $0.7 million relating to severance payments made to 45 employees we terminated in an effort to restructure our organization to streamline our processes and reduce expenses. We had no restructuring expense in prior years.

      STOCK-BASED COMPENSATION. Stock-based compensation expense was $4.7 million in 1999, $8.8 million in 2000 and $5.3 million in 2001. The 86% increase from 1999 to 2000 was primarily attributable to charges we recorded related to issuing options to employees at exercise prices below the deemed fair value at the dates of grant. The 39% decrease from 2000 to 2001 was primarily attributable to reduced charges caused by utilization of the graded vesting method of stock compensation amortization. The following table shows the amounts of stock-based compensation expense that would have been recorded under the following categories of operating expenses had stock-based compensation expense not been separately stated on the statements of operations:

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                      1999    2000    2001
                                                     ------  ------  ------
                                                         (IN THOUSANDS)
   Fulfillment...................................... $  604  $1,469  $  705
   Technology and development.......................    907   2,855   1,788
   Marketing........................................  1,144   2,679   1,624
   General and administrative.......................  2,087   1,800   1,209
                                                     ------  ------  ------
                                                     $4,742  $8,803  $5,326
                                                     ======  ======  ======

INTEREST AND OTHER INCOME (EXPENSE), NET

      Interest and other income (expense), net was $0.2 million in 1999, $0.2 million in 2000 and $(1.4) million in 2001. Interest and other income (expense), net consists primarily of interest earned on our cash and cash equivalents less non-cash interest expense related to accretion of discounts on interest-bearing obligations from the issuance of our subordinated promissory notes and capital lease obligations at an amount less than the face amount of the debt.

SELECTED QUARTERLY OPERATING RESULTS

      The following tables set forth unaudited quarterly statement of operations data for the eight quarters ended December 31, 2001 as well as the percentage of total revenues represented for selected items. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. This data should be read in conjunction with the audited financial statements and the related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

                                                              THREE MONTHS ENDED
                                 ---------------------------------------------------------------------------
                                 MARCH 31  JUNE 30   SEPT. 30  DEC. 31   MARCH 31  JUNE 30  SEPT. 30 DEC. 31
                                   2000     2000       2000     2000       2001     2001      2001    2001
                                 --------  --------  --------  --------  --------  -------  -------- -------
                                                                (IN THOUSANDS)
Revenues:
   Subscription................. $  5,174  $  7,147  $ 10,182  $ 13,391  $ 17,057  $17,392  $18,444  $21,362
   Sales........................       --        --        --        --        --      967      434      256
                                 --------  --------  --------  --------  --------  -------  -------  -------
     Total revenues.............    5,174     7,147    10,182    13,391    17,057   18,359   18,878   21,618

Cost of revenues:
   Subscription.................    3,128     5,150     7,213     9,370    18,177   10,776    9,667   10,468
   Sales........................       --        --        --        --        --      446      176      197
                                 --------  --------  --------  --------  --------  -------  -------  -------
     Total cost of revenues.....    3,128     5,150     7,213     9,370    18,177   11,222    9,843   10,665
                                 --------  --------  --------  --------  --------  -------  -------  -------
Gross profit....................    2,046     1,997     2,969     4,021    (1,120)   7,137    9,035   10,953

Operating expenses:
   Fulfillment..................    1,497     2,057     1,880     2,833     2,791    2,796    2,517    2,163
   Technology and development...    3,248     3,959     4,041     5,575     5,474    4,896    4,463    2,901
   Marketing....................    6,448     6,059     7,104     8,096     7,475    4,883    4,210    7,648
   General and administrative...      764     1,761     1,863     2,602     1,514    1,031    1,003    1,110
   Restructuring charges........       --        --        --        --        --       --      671       --
   Stock-based compensation.....    1,963     2,530     2,073     2,237     2,043    1,436    1,220      627
                                 --------  --------  --------  --------  --------  -------  -------  -------
     Total operating expenses...   13,920    16,366    16,961    21,343    19,297   15,042   14,084   14,449
                                 --------  --------  --------  --------  --------  -------  -------  -------
Operating loss..................  (11,874)  (14,369)  (13,992)  (17,322)  (20,417)  (7,905)  (5,049)  (3,496)
                                 --------  --------  --------  --------  --------  -------  -------  -------
Interest and other income
 (expense), net.................     (102)      302       210      (216)     (181)     (96)    (505)    (609)
                                 --------  --------  --------  --------  --------  -------  -------  -------
Net loss........................ $(11,976) $(14,067) $(13,782) $(17,538) $(20,598) $(8,001) $(5,554) $(4,105)
                                 ========  ========  ========  ========  ========  =======  =======  =======
Other Data:
   EBITDA (1) (unaudited)....... $ (6,248) $ (7,366) $ (6,175) $ (8,390) $ (3,610) $  (131) $   623  $ 1,402
   Number of subscribers
    (unaudited).................      156       194       239       292       303      308      334      456

--------
(1) EBITDA consists of operating loss before depreciation, amortization, non-cash charges for equity instruments granted to non-employees and stock-based compensation. EBITDA provides an alternative measure of cash flow from operations. You should not consider EBITDA as a substitute for operating loss, as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently from other companies.

                                                          THREE MONTHS ENDED
                                  -----------------------------------------------------------------
                                  MARCH 31 JUNE 30 SEPT. 30 DEC. 31 MARCH 31 JUNE 30 SEPT. 30 DEC. 31
                                    2000    2000     2000    2000     2001    2001     2001    2001
                                  -------- ------- -------- ------- -------- ------- -------- -------
Revenues:
   Subscription..................    100%    100%     100%    100%     100%     95%     98%      99%
   Sales.........................      0       0        0       0        0       5       2        1
                                    ----    ----     ----    ----     ----     ---     ---      ---
      Total revenues.............    100     100      100     100      100     100     100      100
Cost of revenues:
   Subscription..................     60      72       71      70      107      59      51       48
   Sales.........................      0       0        0       0        0       2       1        1
                                    ----    ----     ----    ----     ----     ---     ---      ---
      Total cost of revenues.....     60      72       71      70      107      61      52       49
                                    ----    ----     ----    ----     ----     ---     ---      ---
Gross profit.....................     40      28       29      30       (7)     39      48       51
Total operating expenses.........    269     229      166     159      113      82      75       67
                                    ----    ----     ----    ----     ----     ---     ---      ---
Operating loss...................   (229)   (201)    (137)   (129)    (120)    (43)    (27)     (16)
                                    ----    ----     ----    ----     ----     ---     ---      ---
Interest and other expense, net..     (2)      4        2      (2)      (1)     (1)     (2)      (3)
                                    ----    ----     ----    ----     ----     ---     ---      ---
Net loss.........................   (231)%  (197)%   (135)%  (131)%   (121)%   (44)%   (29)%    (19)%
                                    ====    ====     ====    ====     ====     ===     ===      ===

SUBSCRIPTION REVENUES

      The increase in total subscription revenues for all quarters presented was caused by increases in the number of our paying subscribers. We believe the number of paying subscribers increased for several reasons including the unrivalled selection offered by our subscription service, consistently high levels of customer satisfaction, the rapid consumer adoption of DVD players and our increasingly effective marketing programs.

COST OF SUBSCRIPTION REVENUES

      On January 1, 2001, we revised the estimated life of our library from three years to one year. Amortization expense for the quarter ended March 31, 2001 includes an increase in amortization caused by the effect of revising the life of our library. The decrease in DVD amortization expense as a percentage of subscription revenues between the quarter ended March 31, 2001 and the quarter ended June 30, 2001 is caused primarily by a decrease in the amortizable cost of our library.

TECHNOLOGY AND DEVELOPMENT

      The decrease between the quarter ended September 30, 2001 and the quarter ended December 31, 2001 was caused by decreases in personnel costs as a result of employees terminated as a part of our restructuring during the quarter ended September 30, 2001.

MARKETING

      The decrease during each of the three quarters subsequent to the fourth quarter of 2000 is due to scaling back our free trial offers during the first two quarters of 2001. The increase in marketing expense in the fourth quarter of 2001 results from an increase in the number of free trials offered to new subscribers as well as an increase in the expense we incurred for pay-for-performance subscriber referral programs.

GENERAL AND ADMINISTRATIVE

      The decrease between the quarter ended December 31, 2000 and the quarter ended March 31, 2001 was caused by expenses incurred in relation to our withdrawn initial public offering that were expensed during the quarter ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

      We have financed our operations primarily with $117.5 million raised through private sales of our common and preferred equity securities and subordinated promissory notes. As of December 31, 2001, we had cash and cash equivalents of $16.1 million.

      We expect to devote substantial resources to continue to expand our subscriber base, expand our library to meet subscriber demand, automate our fulfillment operations and maintain and enhance the systems necessary to support our growth. Although we anticipate that the proceeds of this offering, together with our current cash and cash equivalents and cash flows will be sufficient to fund our activities for at least the next 12 months and the foreseeable future, we cannot assure you that we will not require additional financing within this time period or that additional funding, if needed, will be available on terms acceptable to us, or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate acquisitions of other businesses, products and technologies. If we are unable to raise additional equity or debt financing, if and when needed, we could be forced to significantly curtail our operations.

      In July 2001, we issued subordinated promissory notes and warrants to purchase 20,456,866 shares of our common stock at an exercise price of $1.00 per share for net proceeds of $12.8 million. We allocated $10.9 million of the proceeds to the warrants and recorded it as additional paid-in capital and $1.9 million to the notes payable. The resulting discount of $11.1 million is being accreted to interest expense using an effective annual interest rate of 21%. Our subordinated promissory notes accrue interest at a stated rate of 10% per year compounded annually. The subordinated notes and all accrued interest are due and payable upon the earlier to occur of July 10, 2011 or the completion of this offering.

      At December 31, 2001 our current liabilities exceeded our current assets by $6.7 million, and we had cash of $16.1 million, accounts payable of $13.7 million and accrued expenses of $4.5 million. At December 31, 2001 we also had commitments to repay a note payable and make payments on capital leases and operating leases of approximately $5.5 million in 2002, $3.7 million in 2003, $2.6 million in 2004 and $1.5 million in 2005.

CASH FLOWS

      Net cash used in operating activities was $16.5 million in 1999 and $22.7 million in 2000. Net cash provided by operating activities was $4.8 million in 2001. Cash used in operating activities in 1999 was primarily attributable to a net loss of $29.8 million, partially offset by deferred compensation expense, depreciation and amortization expense, non-cash interest expense, increases in accounts payable, accrued expenses, and deferred revenue. Cash used in operating activities in 2000 was primarily attributable to a net loss of $57.4 million and an increase in prepaid and other current assets, partially offset by deferred compensation expense, depreciation and amortization expense, non-cash interest expenses, increases in accounts payable, accrued expenses and deferred revenue. Cash provided by operating activities in 2001 was primarily attributable to an increase in revenue, a decrease in operating expenses and an increase in accounts payable.

      Net cash used in investing activities was $19.7 million in 1999, $25.0 million in 2000 and $12.7 million in 2001. Net cash used in investing activities in 1999 was primarily attributable to our acquisition of titles for our DVD library, short-term investments and property and equipment. Net cash used in investing activities in 2000 was primarily attributable to our acquisition of titles for our library and property and equipment, partially offset by proceeds from the sale of short-term investments. Net cash used in investing activities in 2001 was primarily attributable to our acquisition of titles for our library and property and equipment. The 63% decrease in cash used to acquire DVDs in 2001 from 2000, primarily reflects the reduced cash requirements to acquire DVDs under our revenue sharing agreements. While DVD acquisitive expenditures are classified as cash flows from investing activities you may wish to consider these together with cash flows from operating activities.

      Net cash provided by financing activities was approximately $49.4 million in 1999, $48.4 million in 2000 and $9.1 million in 2001. Net cash provided by financing activities in 1999 was primarily attributable to proceeds from the sale of our Series C and Series D Convertible Preferred Stock and from a loan, partially offset by payments on a note payable and capital lease obligations. Net cash provided by financing activities in 2000 was primarily attributable to proceeds from the sale of our Series E Convertible Preferred Stock, partially offset by payments on notes payable and capital lease obligations. Net cash provided by financing activities in 2001 was primarily attributable to proceeds from the sale of common stock warrants and subordinated promissory notes, partially offset by payments on notes payable and capital lease obligations.

GENERAL ECONOMIC TRENDS, QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

      We anticipate that our business will be affected by general economic and other consumer trends. Our business may be subject to fluctuations in future operating periods due to a variety of factors, many of which are outside of our control. These fluctuations may be caused by, among other things, a distinct seasonal pattern to the sale of DVD players which accelerates during the Christmas holiday season.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS, or SFAS No. 141. The standard concludes that all business combinations within the scope of the statement will be accounted for using the purchase method. Previously, the pooling-of-interests method was required whenever certain criteria were met. Because those criteria did not distinguish economically dissimilar transactions, similar business combinations were accounted for using different methods that produced dramatically different financial statement results. SFAS No. 141 no longer permits the use of pooling-of-interest method of accounting. In addition, the statement also requires separate recognition of intangible assets apart from goodwill if they meet one of two criteria: the contractual-legal criterion or the separability criterion. SFAS No. 141 also requires the disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The adoption of this standard will not impact our financial statements.

      In June 2001, the FASB also issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, or SFAS No. 142. It addressed how intangible assets that are acquired individually or within a group of assets (but not those acquired in a business combination) should be accounted for in the financial statements upon their acquisition. SFAS No. 142 adopts a more aggregate view of goodwill and bases the accounting on the units of the combined entity into which an acquired entity is aggregated. SFAS No. 142 also prescribes that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have definite lives will continue to be amortized over their useful lives, but no longer with the constraint of the 40-year ceiling. SFAS No. 142 provides specific guidance for the testing of goodwill for impairment, which may require re-measurement of the fair value of the reporting unit. Additional ongoing financial statement disclosures are also required. The provisions of the statement are required to be applied starting with fiscal years beginning after December 15, 2001. The statement is required to be applied at the beginning of the fiscal year and applied to all goodwill and other intangible assets recognized in the financials at that date. Impairment losses are to be reported as resulting from a change in accounting principle. We implemented SFAS No. 142 beginning
January 1, 2002. The adoption of this standard will not impact our financial statements.

      In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, or SFAS No. 144. It supersedes SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and APB Opinion No. 30, REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS. It establishes a single account model based upon the framework of SFAS No. 121. It removes goodwill and intangible assets from its scope. It describes a probability-weighted cash flow estimation approach to deal with certain situations. It also establishes a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The adoption of this standard will not impact our financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

      The primary objective of our investment activities is to preserve principal, while at the same time maximizing income we receive from investments without significantly increased risk. Some of the securities we invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the value of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit with maturities of less than thirteen months. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

                                   BUSINESS

OUR COMPANY

      We are the world's largest online entertainment subscription service providing more than 500,000 subscribers access to a comprehensive library of more than 11,500 movie, television and other filmed entertainment titles. Our standard subscription plan allows subscribers to have three titles out at the same time with no due dates, late fees or shipping charges for $19.95 per month. Subscribers can view as many titles as they want in a month. Subscribers select titles at our Web site (WWW.NETFLIX.COM) aided by our proprietary CineMatch technology, receive them on DVD by first-class mail and return them to us at their convenience using our prepaid mailers. Once a title has been returned, we mail the next available title in a subscriber's queue.

      Our subscription service has grown rapidly since its launch in September 1999. We believe our growth has been driven primarily by our unrivalled selection, consistently high levels of customer satisfaction, rapid consumer adoption of DVD players and our increasingly effective marketing programs. In the San Francisco Bay area, where we have one- or two-day delivery, more than 2.6% of all households subscribe to Netflix.

      Our proprietary CineMatch technology enables us to create a customized store for each subscriber and to generate personalized recommendations which effectively merchandize our comprehensive library of titles. We provide more than 18 million personal recommendations daily. In January 2002, more than 10,500 of our 11,500 titles were selected by our subscribers. In comparison, most entertainment service providers merchandize a narrow selection of box office hits. A national video rental chain generates nearly 70% of its rental revenues from new releases. We generate approximately 70% of our activity from back catalogue titles. We believe that our CineMatch technology, based on proprietary algorithms and the more than 70 million movie ratings we have collected from our users during the past two years, enables us to build deep subscriber relationships and maintain a high level of library utilization.

      We market our service to consumers primarily through pay-for-performance marketing programs, including online promotions, advertising insertions with most leading DVD player manufacturers and promotions with electronics and video software retailers. These programs encourage consumers to subscribe to our service and include a free trial period of typically 14 days. At the end of the trial period, subscribers are automatically enrolled as paying subscribers, unless they cancel their subscription. Approximately 90% of trial subscribers become paying subscribers. All paying subscribers are billed monthly in advance by credit card.

      We stock almost every title available on DVD, excluding mature and adult content. We have established revenue sharing relationships with more than 50 studios and distributors. These relationships provide us access to titles on terms attractive to us. We also purchase titles directly from studios, distributors and independent producers.

      We are focused on rapidly growing our subscriber base and revenues and utilizing our proprietary technology to minimize operating costs. Our technology is extensively employed to manage and integrate our business, including our Web site interface, order processing, fulfillment operations and customer service. We believe that our technology also allows us to maximize our library utilization and to run our fulfillment operations in a flexible manner with minimal capital requirements.

      We currently provide titles to our subscribers on DVD only. However, we continue to monitor additional delivery technologies and, when appropriate, believe that we are well-positioned to offer digital distribution and additional delivery options to our subscribers.

INDUSTRY OVERVIEW

      Filmed entertainment is distributed broadly through a variety of distribution channels. Out-of-home distribution channels include movie theaters, airlines and hotels. In-home distribution channels include home video rental and retail outlets, cable and satellite television, pay-per-view, video-on-demand, or VOD, and broadcast television. Currently, studios distribute their filmed entertainment content approximately six months after theatrical release to the home video market, seven to nine months to pay-per-view and VOD, one year to satellite and cable and two to three years to basic cable and syndicated networks.

IN-HOME FILMED ENTERTAINMENT MARKET

      Domestic consumer expenditures for in-home filmed entertainment reached $32 billion in 2001 and are projected to grow to $46 billion in 2006, according to Adams Media Research. This market is vital to studios. Consumer spending on in-home filmed entertainment was nearly four times the $8.1 billion consumers spent at theaters in 2001, according to Adams Media Research.

      Consumer rentals and purchases of VHS and DVD titles are the largest source of domestic consumer expenditures on in-home filmed entertainment, representing approximately $23.4 billion, or 73% of the market in 2001, according to Adams Media Research. Video rental outlet inventory is generally heavily weighted toward new releases to satisfy current consumer demand generated by heavy advertising and promotional spending by the studios.

      Consumers access subscription-based services, such as HBO or Showtime, primarily through cable or satellite providers. According to Adams Media Research, subscription delivered content is the second largest source of domestic consumer expenditures on in-home filmed entertainment, representing approximately $7.5 billion, or 24% of the market in 2001. The National Cable Television Association estimates that the number of available programming networks has grown from 82 in 1991 to 231 in 2001.

      Pay-per-view and VOD currently represent the smallest segment of the market. Consumer selection is generally limited to less than 100 titles. Limited title selection may contribute to the relatively small size of the pay-per-view and VOD markets. The market for pay-per-view and near-VOD was $813 million in 2001, representing less than 3% of the in-home filmed entertainment market, and is expected to grow to $1.3 billion in 2006, according to Adams Media Research. The market for cable VOD was $85 million in 2001, representing less than 1% of the in-home filmed entertainment market, and is expected to grow to $1.1 billion in 2006, according to Adams Media Research.

CONSUMER TRANSITION TO DVD

      The home video segment of the in-home filmed entertainment market is undergoing a rapid technology transition away from VHS to DVD. We believe this transition is analogous to the shift in the music industry from audio cassettes to compact discs that resulted in significant additional demand for both new releases and back catalogue inventory. Specifically, the music industry benefited from consumers replacing their old library of audio cassettes with higher quality compact discs. We believe the home video segment is likely to see a similar trend as consumers rediscover back catalogue titles on higher quality DVDs.

      The DVD player is the fastest selling consumer electronics device in history, according to DVD Entertainment Group. At year-end 2001, there were 25 million U.S. television households with a standalone set-top DVD player, representing 23% of U.S. television households. The number of homes with a standalone set-top DVD player increased 97% in 2001, according to Adams Media Research. In September 2001, DVD player shipments outpaced VCR shipments for the first time in history, and this trend continued throughout the remainder of 2001. The number of U.S. households with a DVD player is expected to grow to 67 million by the end of 2006, representing approximately 60% of U.S. television households in 2006, according to Adams Media Research.

      Every major domestic movie studio supports the DVD format. DVD rentals reached $2.3 billion in 2001, up 214% from 2000 and are expected to account for more than 50% of video rental revenue by 2003, up from 7% in 2000, according to Adams Media Research. We believe this projected growth in DVD rental revenue is the direct result of consumer adoption of the DVD.

CHALLENGES FACED BY CONSUMERS IN SELECTING IN-HOME FILMED ENTERTAINMENT

      The proliferation of new releases available for in-home filmed entertainment combined with the additional demand for back catalogue titles on DVD create two primary challenges for consumers in selecting titles.

      Despite the large number of titles, consumers lack a deep selection of titles from existing subscription channels and traditional video rental outlets. Subscription channels, such as HBO and Showtime, and pay-per-view services currently offer a narrow selection of titles at specified times due to programming schedule constraints and technological issues relating to channel capacity. Traditional video rental outlets primarily focus on offering new releases and devote limited space to display and stock back catalogue titles.

      Even when consumers have access to the vast number of titles available, they generally have limited means to effectively sort through the titles. In 2000, over 750 domestic and foreign films were rated for theatrical release in the United States and over 5,300 new releases and back-catalogue titles, excluding adult titles, were released on DVD. In addition, consumers are faced with 161 network and cable television shows covering 126 hours of weekly television viewing. We believe our CineMatch technology provides our subscribers the tools to select titles within the vast array of options that appeal to their individual preferences.

COMPETITIVE STRENGTHS

      We believe that our revenue and subscriber growth are a result of the following competitive strengths:

      . COMPREHENSIVE LIBRARY OF TITLES. We have developed strategic relationships with top studios and distributors, enabling us to establish and maintain a broad and deep selection of titles. Since our service is available nationally, we believe that we can economically acquire and provide subscribers a broader selection of titles than video rental outlets, video retailers, subscription channels, pay-per-view and VOD services. We currently offer virtually every title available from the more than 50 studios and distributors from whom we acquire titles. To maximize our selection of titles, we continuously add newly released titles to our library. Our library contains numerous copies of popular new releases, as well as the many titles that appeal to more select audiences.

      . PERSONALIZED MERCHANDIZING. We utilize our proprietary CineMatch technology to create a custom interface for each subscriber to effectively merchandize our library. Titles are dynamically presented based upon proprietary algorithms that compare individual preferences to our ratings database and provides each subscriber a personalized list of "Best Bets." We believe that CineMatch allows us to create demand for our entire library and maximize utilization of each title. Although we offer a complete selection of new releases, many subscriber selections are from back catalogue titles. In January 2002, subscribers selected more than 10,500 of our 11,500 titles, representing over 90% of all titles in our library. We believe that as the number of our subscribers and ratings database grows, CineMatch will be able to more accurately predict individual preferences.

      . SCALABLE BUSINESS MODEL. We believe that we have a scalable, low-cost business model designed to maximize our revenues and minimize our costs. Subscribers' prepaid monthly credit card payments and the recurring nature of our subscription business provide working capital benefits and significant near-term revenue visibility. In order to manage and contain subscriber acquisition costs, we primarily utilize pay-for-performance marketing programs with online affiliates and use low-cost inserts in DVD player boxes. We have entered into revenue sharing agreements with studios and distributors to lower our upfront cash payments which enhance our ability to expand the depth and breadth of our library. Our library remains active beyond the new release window. In January 2002, approximately 70% of the titles we delivered were from our back catalogue. Our scalable infrastructure and online interface eliminate the need for expensive retail outlets and allow us to service our large and expanding subscriber base from a series of low-cost regional distribution centers. We employ temporary, hourly and part-time workers to contain labor costs and provide maximum operating flexibility. Finally, we have low delivery costs through the use of standard first class mail to ship and return titles to and from subscribers.

      . CONVENIENCE, SELECTION AND DELIVERY. Subscribers can conveniently select titles by building and modifying a personalized queue of titles on our Web site. We create a unique experience for subscribers because most pages on our Web site are tailored to individual selection and ratings history. Under our standard service, subscribers can have three titles out at the same time with no due dates or late fees. Once selected, titles are sent to subscribers by first-class mail and returned to us in pre-paid mailers. Upon receipt of returned titles, we automatically mail subscribers the next available title in their queue of selected titles.

GROWTH STRATEGY

      Our strategy to provide a premier filmed entertainment subscription service to our large and growing loyal subscriber base includes the following key elements:

      .   PROVIDING A COMPELLING VALUE PROPOSITION FOR SUBSCRIBERS.    We
          provide subscribers access to our comprehensive library with no due dates, late fees or shipping charges for a fixed monthly fee. We merchandize titles in easy to recognize lists including new releases, genres and other targeted categories. Our convenient, easy to use Web site allows subscribers to quickly select current titles, reserve upcoming releases and build an individual queue for future viewing using our proprietary personalization technology. Our CineMatch technology provides subscribers with recommendations of titles from our library. We quickly deliver titles to subscribers from our regional distribution centers by standard first-class mail.

      .   UTILIZING TECHNOLOGY TO ENHANCE SUBSCRIBER EXPERIENCE AND OPERATE
          EFFICIENTLY.   We utilize proprietary technology developed in-house
          to manage the processing and distribution of more than 100,000 DVDs per day from our distribution centers. Our software automates the process of tracking and routing titles to and from each of our distribution centers and allocates order responsibilities among them. We continuously monitor, test and seek to improve the efficiency of our distribution, processing and inventory management systems as our subscriber base and shipping volume grows. We plan to operate low-cost regional distribution centers throughout the United States to reduce delivery time and increase library utilization. We believe that shorter delivery time will result in improved customer acquisition, retention and satisfaction.

      .   BUILDING MUTUALLY BENEFICIAL RELATIONSHIPS WITH FILMED ENTERTAINMENT
          PROVIDERS.   We have entered into revenue sharing agreements with
          studios that lower our upfront cost of acquiring titles, minimize our inventory risk and increase the depth and breadth of our library. Our growing subscriber base provides studios with an additional distribution outlet for popular movies and television series, as well as niche titles and programs. Through our growing subscriber and ratings database, we also help studios reach targeted audiences to promote new theatrical and home video releases.

      .   IMPLEMENTING DIGITAL DELIVERY.   We continuously monitor the
          development of additional digital distribution technologies. Historically, new technologies, including the VCR and more recently the DVD player, have led to the creation of additional distribution channels for filmed entertainment. We intend to utilize our strong relationships with the studios to obtain rights to acquire and deliver filmed entertainment through emerging digital distribution platforms as they become economically, commercially and technologically viable for those subscribers who prefer digital distribution.

OUR WEB SITE -- WWW.NETFLIX.COM

      We have applied substantial resources to plan, develop and maintain proprietary technology to implement the features of our Web site, such as subscription account signup and management, personalized movie merchandising, inventory optimization and customer support. Our software is written in a variety of languages and runs on industry standard platforms.

      Our CineMatch technology uses proprietary algorithms to compare subscriber movie preferences with preferences of other users contained in our database. This technology enables us to provide personalized predictions and movie recommendations unique to each subscriber.

      We believe our dynamic store software optimizes subscriber satisfaction and the management of our library by integrating CineMatch predictions, subscribers' current queues and viewing histories, inventory levels and other factors to determine which movies to merchandise to each subscriber.

      Our proprietary movie search engine indexes our extensive library by title, actor, director and producer, and sorts them by genre into collections.

      Our account signup and management tools provide a subscriber interface familiar to online shoppers. We use a real-time postal address validator to help our subscribers enter correct postal addresses and to determine the additional postal address fields required to assure speedy and accurate delivery. We use an online credit card authorization service to help our subscribers avoid typographic errors in their credit card entries. These features help prevent fraud and subscriber disappointment resulting from failures to initiate a trial.

      Throughout our Web site, we have extensive measurement and testing capabilities, allowing us to continuously optimize our Web site according to our needs as well as those of our subscribers. We use random control testing extensively.

      Our Web site is run on hardware and software co-located at a service provider offering reliable network connections, power, air conditioning and other essential infrastructure. We manage the Web site 24 hours a day, seven days a week. We utilize a variety of proprietary software, freely available tools and commercially supported tools, integrated in a system designed to rapidly and precisely diagnose and recover from failures. Many of our Web site systems are redundant, including most of the networking hardware and the Web servers. We conduct upgrades and installations of software in a manner designed to minimize disruptions to our subscribers.

MERCHANDIZING

      The key to our merchandizing efforts is the personal recommendations generated by our CineMatch technology. All subscribers and site visitors are given many opportunities to rate titles. Based on the ratings we collect, we are able to determine how a particular subscriber will likely feel about other titles in our library. We can also generate "average" ratings for titles.

      CineMatch ratings also determine which titles are displayed to a subscriber and in which order. For example, a list of new releases may be ranked by user preference rather than by release date, allowing subscribers to quickly find titles they are more likely to enjoy. Ratings also determine which titles are featured in lead page positions on our Web site to increase customer satisfaction and selection activity. Finally, CineMatch data is used to generate lists of similar titles, which has proved to be a powerful method for catalogue browsing. Subscribers often start from a familiar title and use our CineMatch Similars to find other titles they may enjoy.

      Recommendations are available to anyone who has rated titles on our Web site, whether or not they are a subscriber. By aggregating the ratings of our subscribers and other visitors, we have built what we believe to be the world's largest personal movie ratings database, containing more than 70 million ratings.

      We also provide our subscribers with decision support information about each title in our library. This information includes:

      . factual data, including length, rating, cast and crew, special DVD features and screen formats;

      . editorial perspective, including plot synopses, movie trailers and reviews written by our editors and by other Netflix subscribers; and

      . CineMatch data, including personal rating, average rating and other similar titles the subscriber may enjoy.

MARKETING

      We have multiple marketing channels through which we attract subscribers to our service. We compensate the majority of our channel partners on a pay-for-performance basis. We believe that our paid marketing efforts are significantly enhanced by the benefits of word-of-mouth advertising, our subscriber referrals and our active public relations program. Approximately 30% of our subscribers are referrals from existing subscribers or come from other unpaid marketing channels. We believe that improvements we have made to the subscriber experience have enhanced our subscriber acquisition efforts. In a simple random sample conducted in January 2002, approximately 85% of respondents said they would be likely to recommend our service to a friend. We focus our paid marketing efforts on the following channels:

ONLINE ADVERTISING

      Online advertising is our largest paid source of new subscribers. A significant portion of our subscribers acquired from this channel come from an affiliate program managed for us by a third party. In addition to our affiliate program, online advertising encompasses our relationships with online networks, online brokers and a number of Web sites. We generally pay for our online advertising based on the success of our affiliates and partners in referring subscribers to us.

DVD PLAYER MANUFACTURERS

      We have agreements with leading DVD player manufacturers requiring them to place a Netflix insert inside DVD player boxes that describes our service and offers a free trial. Our insert advertisements were placed in approximately 84% of all standalone set-top DVD player boxes sold in the United States in 2001. Our DVD player manufacturer relationships include Apex Digital, JVC Corporation of America, Panasonic Consumer Electronics, Philips Consumer Electronics, RCA, Samsung, Sanyo-Fischer, Sharp, Sony Electronics and Toshiba.

OTHER CHANNELS

      We also work with a number of other channels on an opportunistic basis. We have a relationship with a leading consumer electronics and video retailer, which uses point-of-sale materials and stickers on product packaging to promote Netflix in its stores.

CONTENT ACQUISITION

      We have entered into revenue sharing arrangements with more than 50 studios and distributors. The arrangements cover six of the top eight studios, including Buena Vista Home Video, Columbia Tristar Home Entertainment, Dreamworks International Distribution, Twentieth Century Fox Home Entertainment, Universal Studios Home Video and Warner Bros. Under these agreements we generally obtain titles for a low initial cost in exchange for a commitment to share a percentage of our subscription revenues for a defined period of time. After the revenue sharing period expires for a title, the agreements generally grant us the right to acquire for a minimal fee a percentage of the units for retention or sale by us. The balance of the units are destroyed or returned to the originating studio. The principal terms of each agreement are similar in nature but are generally unique to each studio. In addition to revenue sharing agreements, we also purchase titles from various studios and distributors, including Paramount and MGM, and other suppliers, including Ingram Entertainment, Inc. and Video Product Distributors, on a purchase order basis.

FULFILLMENT OPERATIONS

      We currently stock more than 11,500 titles on more than 2.9 million DVDs. During January 2002, we shipped to and received from subscribers more than 5.1 million DVDs. We have applied substantial resources developing, maintaining and testing the proprietary technology that helps us manage the fulfillment of individual orders and the integration of our Web site, transaction processing systems, fulfillment operations, inventory levels and coordination of our distribution centers.

      Our primary fulfillment operation is housed in a 50,000 square foot facility in San Jose, California. In addition, we operate several regional distribution centers and are in the process of opening and operating additional facilities. We estimate the set-up cost of a regional center to be approximately $60,000. We believe that we can ship up to 500,000 DVDs per day from our San Jose distribution center and an additional 50,000 DVDs per day from each of our regional distribution centers.

      We believe our regional distribution centers allow us to improve the subscription experience for non-San Francisco Bay area subscribers by shortening the transit time for our DVDs in the U.S. Postal Service. Based on performance standards established by the U.S. Postal Service for its postal zones and our planned roll-out of additional regional distribution centers, we expect to be able to provide one- or two-day delivery service to at least 90% of the U.S. population by the second half of 2002.

CUSTOMER SERVICE

      We believe that our ability to establish and maintain long-term relationships with subscribers depends, in part, on the strength of our customer support and service operations. We encourage and utilize frequent communication with and feedback from our subscribers in order to continually improve our Web site and our service. Our customer service center operates 13 hours a day, seven days a week. We utilize email to proactively correspond with subscribers. We also offer phone support for subscribers who prefer to talk directly with a customer service representative. We focus on eliminating the causes of customer support calls and automating certain self-service features on our Web site, such as the ability to report and correct most shipping problems. Currently, we support over 10,000 subscribers per customer support representative. Our customer service operations are housed in our San Jose, California facility.

COMPETITION

      The market for in-home filmed entertainment is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home filmed entertainment providers and can easily shift spending from one provider to another. For example, consumers may subscribe to HBO, rent a DVD from Blockbuster, buy a DVD from Wal-Mart and subscribe to Netflix, or some combination thereof, all in the same month.

      Video rental outlets and retailers against whom we compete include Blockbuster Video, Hollywood Entertainment, Amazon.com, Wal-Mart and Best Buy. We believe that we compete with these video rental outlets and movie retailers primarily on the basis of title selection, convenience and price. We believe that our subscription service with home delivery and access to our comprehensive library of titles competes favorably against traditional video rental outlets.

      We also compete against online DVD sites, such as Rentmydvd.com and dvdovernight, subscription entertainment services, such as HBO and Showtime, pay-per-view and VOD providers and cable and satellite providers. We believe we are able to provide greater subscriber satisfaction due to our vast library, proprietary technology and extensive database of subscriber preferences.

      VOD has received considerable media attention. VOD is now widely deployed in most major hotels, and has early deployments in many major cable systems. Within a few years, we believe VOD will become widely available to digital cable and satellite subscribers. VOD carries as many titles as can be effectively merchandized on a set-top box platform, generally up to 100 recent releases, plus adult content. For consumers who primarily want the latest big releases, VOD may be a convenient distribution channel. We believe that our strategy of developing a large and growing subscriber base positions us favorably to provide digital distribution of filmed entertainment as that market develops.

EMPLOYEES

      As of December 31, 2001, we had 264 full-time employees. We utilize part-time and temporary employees to respond to fluctuating seasonal demand for DVD shipments. Our employees are not covered by a collective bargaining agreement and we consider our relations with our employees to be good.

INTELLECTUAL PROPERTY

      We use a combination of trademark, copyright and trade secret laws and confidentiality agreements to protect our proprietary intellectual property. We have applied for several trademarks and one patent. Our trademark and patent applications may not be allowed. Even if these applications are allowed, they may not provide us a competitive advantage. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property related to our Web site and fulfillment processes. Competitors may challenge successfully the validity and scope of our trademarks.

      From time to time, we may encounter disputes over rights and obligations concerning intellectual property. We believe that our service offering does not infringe the intellectual property rights of any third party. However, we cannot assure you that we will prevail in any intellectual property dispute.

FACILITIES

      Our executive offices are located in Los Gatos, California, where we lease approximately 25,000 square feet under a lease that expires in October 2005, subject to the right of the lessor to terminate our lease which expires in 2003. We also lease approximately 50,000 square feet of space in San Jose, California, where we maintain our customer service center, information technology operations and primary distribution center under a lease that expires in December 2004. We also lease a total of approximately 20,000 square feet in five states, where we operate regional distribution centers.

LEGAL PROCEEDINGS

      We are not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

      The following table sets forth certain information with respect to our executive officers, directors and key employees as of February 28, 2002.

              NAME               AGE                           POSITION
              ----               ---                           --------
EXECUTIVE OFFICERS AND DIRECTORS
   Reed Hastings................ 41  Chief Executive Officer, President and Chairman of the Board
   W. Barry McCarthy, Jr........ 48  Chief Financial Officer and Secretary
   Thomas R. Dillon............. 58  Vice President of Operations
   Leslie J. Kilgore............ 36  Vice President of Marketing
   Timothy M. Haley(1)(2)....... 47  Director
   Jay C. Hoag(2)............... 43  Director
   A. Robert Pisano(1).......... 58  Director
   Michael N. Schuh(1).......... 58  Director
KEY EMPLOYEES
   Marc B. Randolph............. 43  Vice President of New Markets
   Neil Hunt.................... 40  Vice President of Internet Engineering
   J. Mitchell Lowe............. 49  Vice President of Business Development
   Patricia J. McCord........... 48  Vice President of Human Resources
   Michael Osier................ 39  Vice President of IT Operations
   Ted Sarandos................. 37  Vice President of Content Acquisition
   David Hyman.................. 36  General Counsel

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

      REED HASTINGS has served as our Chief Executive Officer since September 1998, our President since July 1999 and Chairman of the Board since inception. Mr. Hastings also currently serves as President of the California State Board of Education. From June 1998 to July 1999, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation, a software development company, in August 1997. Mr. Hastings holds an M.S.C.S. degree from Stanford University and a B.A. from Bowdoin College.

      W. BARRY MCCARTHY, JR. has served as our Chief Financial Officer since April 1999 and our Secretary since May 1999. From January 1993 to December 1999, Mr. McCarthy was Senior Vice President and Chief Financial Officer of Music Choice, a music programming service distributed over direct broadcast satellite and cable systems. From June 1990 to December 1992, Mr. McCarthy was Managing Partner of BMP Partners, a financial consulting and advisory firm. From 1982 to 1990, Mr. McCarthy was an Associate, Vice President and Director with Credit Suisse First Boston, an investment banking firm. Mr. McCarthy holds an M.B.A. from The Wharton School of Business at the University of Pennsylvania and a B.A. from Williams College.

      THOMAS R. DILLON has served as our Vice President of Operations since April 1999. From January 1998 to April 1999, Mr. Dillon served as Chief Information Officer at Candescent Technologies Corp., a manufacturer of flat panel displays. From May 1987 to December 1997, he served as Chief Information Officer of Seagate Technology, a maker of computer peripherals. Mr. Dillon currently serves on the board of directors of Tricord Systems, Inc., a designer, developer and marketer of server appliances. Mr. Dillon holds a B.S. from the University of Colorado.

      LESLIE J. KILGORE has served as our Vice President of Marketing since March 2000. From February 1999 to March 2000, Ms. Kilgore served as a Director of Marketing for Amazon.com, an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

      TIMOTHY M. HALEY has served as one of our directors since June 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since November 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the Board of Directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

      JAY C. HOAG has served as one of our directors since June 1999. Since June 1995, Mr. Hoag has been a General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of EXE Technologies, Inc., eLoyalty Corporation, Expedia, Inc. and several private companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

      A. ROBERT PISANO has served as one of our directors since April 2000. Since September 2001, Mr. Pisano has been the National Executive Director and Chief Executive Officer of the Screen Actors Guild. From August 1993 to April 1999, Mr. Pisano served as Executive Vice President, and the Vice Chairman and Director of Metro-Goldwyn-Mayer Inc., a motion picture and television studio. Mr. Pisano holds an LL.B. from the Boalt Hall School of Law at the University of California, Berkeley and a B.A. from San Jose State University.

      MICHAEL N. SCHUH has served as one of our directors since February 1999. From August 1998 to the present, Mr. Schuh has served as a member of Foundation Capital, a venture capital firm. Prior to joining Foundation Capital, Mr. Schuh was a founder and Chief Executive Officer of Intrinsa Corporation, a supplier of productivity solutions for software development organizations from 1994 to 1998. Mr. Schuh serves on the board of directors of several private companies. Mr. Schuh holds a B.S.E.E. from the University of Maryland.

      MARC B. RANDOLPH has served as our Vice President of New Markets since December 2001, as our Executive Producer since from October 1998 to November 2001, as our President and Chief Executive Officer from August 1997 to September 1998 and as a member of our board of directors from inception to February 2002. From October 1996 to August 1997, Mr. Randolph served as Vice President of Marketing for IntegrityQA, a maker of software development tools, and its successor, Pure Atria Software. Mr. Randolph holds a B.A. from Hamilton College.

      NEIL HUNT has served as our Vice President of Internet Engineering since January 1999. From August 1997 to January 1999, Mr. Hunt served as a Director of Engineering of Rational Software Corporation, and from April 1992 to August 1997, in various engineering roles for its predecessor, Pure Atria Software. Mr. Hunt holds a Ph.D. from the University of Aberdeen, U.K and a B.S. from the University of Durham, U.K.

      J. MITCHELL LOWE has served as our Vice President of Business Development since February 1998 and was a consultant to Netflix from October 1997 to February 1998. Mr. Lowe is a founder of and served as Chief Executive Officer and director of Interaction, Inc., a video rental chain, from January 1984 to June 2000. Mr. Lowe served on the Board of Directors of the Video Software Dealers Association from 1991 to 1998 and as its Chairman of the Board from 1996 to 1997.

      PATRICIA J. MCCORD has served as our Vice President of Human Resources since November 1998. From January 1998 to November 1998, Ms. McCord was a principal of Patty McCord Consulting, consulting various startup businesses. From June 1994 to July 1997, Ms. McCord served as Director of Human Resources at Rational Software Corporation and Pure Atria Software.

      MICHAEL OSIER has served as our Vice President of IT Operations since March 2000. From July 1997 to March 2000, Mr. Osier served as Director of Enterprise Operations for Quantum Corporation, a supplier of tape drives. From March 1995 to July 1997 Mr. Osier served as Senior Manager for Conner Peripherals, a storage company and Seagate Technologies.

      TED SARANDOS has served as our Vice President of Content Acquisitions since March 2000. From May 1999 to March 2000, Mr. Sarandos served as Vice President of Product and Merchandising at Video City, a video rental company. From 1993 to May 1999, Mr. Sarandos served as Western Regional Director of Sales and Operations for ETD, a video rental company.

      DAVID HYMAN has served as our general counsel since February 2002. From August 1999 to February 2002, Mr. Hyman served as General Counsel and Senior Corporate Counsel for Webvan Group, Inc., an Internet retailer. From November 1995 to August 1999, Mr. Hyman served as an associate at Morrison & Foerster LLP, a law firm. Mr. Hyman holds a J.D. from the University of Virginia School of Law and a B.A. from the University of Virginia.

CLASSIFIED BOARD OF DIRECTORS

      Our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, one of the nominees to the board will be elected to a one year term, two will be elected to two year terms and two will be elected to three-year terms. Thereafter, directors will be elected for three year terms. Mr. Pisano has been designated a Class I director whose term expires at the 2003 annual meeting of stockholders. Messrs. Schuh and Haley have been designated Class II directors whose term expires at the 2004 annual meeting of stockholders. Messrs. Hastings and Hoag have been designated Class III directors whose term expires at the 2005 annual meeting of stockholders.

      Our executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

      We established an audit committee and compensation committee in March
2000.

      Our audit committee consists of Messrs. Haley, Pisano and Schuh. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

      Our compensation committee consists of Messrs. Haley and Hoag. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of our board of directors or compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

      In September 2001, we granted A. Robert Pisano an option to purchase 100,000 shares of our common stock. In June 2000, we granted Mr. Pisano an option to purchase 100,000 shares of our common stock. This option was repriced in September 2001. These options now have an exercise price of $1.00 per share and expire ten years after the date of grant. We do not currently have a plan to compensate our directors for their service as members of the board of directors.

EXECUTIVE COMPENSATION

      The table below summarizes the compensation earned for services rendered to Netflix in all capacities for each of the years in the three-year period ended December 31, 2001 by our Chief Executive Officer and our executive officers in 2001. These executives are referred to as the named executive officers elsewhere in this prospectus.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             SECURITIES       ALL
                                                                             UNDERLYING      OTHER
                NAME AND PRINCIPAL POSITIONS                  YEAR  SALARY    OPTIONS     COMPENSATION
                ----------------------------                  ---- -------- ------------  ------------
Reed Hastings(1)............................................. 2001 $ 13,800  1,500,000      $    --
   Chief Executive Officer, President, Chairman of the Board  2000   13,800         --           --
                                                              1999   15,510         --           --

W. Barry McCarthy, Jr........................................ 2001  200,000    305,000        3,501(2)
   Chief Financial Officer                                    2000  196,538         --       64,794(3)
                                                              1999  131,540    330,000       32,451(4)

Thomas R. Dillon............................................. 2001  200,000    583,000(5)     5,389(6)
   Vice President of Operations                               2000  195,962     50,000          774(7)
                                                              1999  131,250    330,000           --

Leslie J. Kilgore............................................ 2001  190,000    853,000(8)     3,914(9)
   Vice President of Marketing                                2000  141,038    350,000       64,168(10)
                                                              1999       --         --           --
Marc B. Randolph(11)......................................... 2001  200,000    500,000        2,315(12)
   Vice President of New Markets                              2000  196,538         --          180(7)
                                                              1999  169,768         --           --

--------
 (1) Mr. Hastings' annual salary for 2002 has been increased to $200,000.
 (2) Includes $3,231 representing our matching contribution made under our 401(k) plan and $270 for taxable amounts attributable to Mr. McCarthy under our group term life insurance policy.
 (3) Includes $64,524 representing taxable amounts attributable to Mr. McCarthy for relocation expenses paid by us and $270 for taxable amounts attributable to Mr. McCarthy under our group term life insurance policy.
 (4) Includes amounts attributable to Mr. McCarthy for relocation expenses paid by us.
 (5) Includes 105,000 shares underlying options that were repriced in January 2001 and 155,000 shares underlying options that were repriced in August 2001. The options repriced in January 2001 were originally granted to Mr. Dillon in December 1999 and the options repriced in August 2001 include the options repriced in January 2001 and the options granted to Mr. Dillon in August 2000.
 (6) Includes $4,615 representing our matching contribution made under our 401(k) plan and $774 for taxable amounts attributable to Mr. Dillon under our group term life insurance policy.
 (7) Includes taxable amounts attributable to the employee under our group term life insurance policy.
 (8) Includes 300,000 shares underlying options that were repriced in January 2001 and 350,000 shares underlying options that were repriced in August 2001. The options repriced in January 2001 were originally granted to Ms. Kilgore in March 2000 and the options repriced in August 2001 include the options repriced in January 2001 and an additional option granted to Ms. Kilgore in August 2000.
 (9) Includes $3,752 representing our matching contribution made under our 401(k) plan and $162 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.
(10) Includes $64,043 representing amounts attributable to Ms. Kilgore for relocation expenses paid by us and $125 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.
(11) Mr. Randolph is no longer one of our executive officers.
(12) Includes $2,135 representing our matching contribution made under our 401(k) plan and $180 for taxable amounts attributable to Mr. Randolph under our group term life insurance policy.

OPTION GRANTS DURING LAST FISCAL YEAR

      The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the year ended December 31, 2001. The potential realizable value is calculated based on the term of the option, which is ten years and an assumed initial public offering
price of $       and assumed rates of stock appreciation of 5% and 10%,
compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

      In 2001, we granted options to purchase an aggregate of 10,372,978 shares to employees, including the repricing of options to purchase 1,354,600 shares in January 2001 and options to purchase 2,641,386 shares in August 2001. All options have a term of ten years. Optionees may pay the exercise price of their options by cash, check, promissory note or delivery of already-owned shares of our common stock. All options are immediately exercisable upon grant for restricted stock which is subject to repurchase by us at cost in the event of the optionee's termination of employment for any reason (including death or disability) to the extent our right of repurchase has not lapsed. See "--Employment Agreements and Change in Control Arrangements." Most options vest over four years, with 25% of the options vesting on the date one year after the vesting commencement date, and 1/48th of the remaining options vesting each month thereafter.

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                    FOR OPTION TERM
                              ------------------------------------------------ ---------------------
                                              % OF TOTAL
                                                OPTIONS
                                 NUMBER OF    GRANTED TO
                                SECURITIES     EMPLOYEES  EXERCISE
                                UNDERLYING      IN LAST     PRICE   EXPIRATION
NAME                          OPTIONS GRANTED FISCAL YEAR PER SHARE    DATE        5%        10%
----                          --------------- ----------- --------- ----------  --------   --------
Reed Hastings................    1,500,000       14.5%      $1.00    07/18/11  $          $
W. Barry McCarthy, Jr........      305,000(1)     3.0        1.00    07/18/11
Thomas R. Dillon.............      583,000(2)     5.6        1.00    07/18/11
Leslie J. Kilgore............      853,000(3)     8.2        1.00    07/18/11
Marc B. Randolph.............      500,000        4.8        1.00    07/18/11

--------
(1) Mr. McCarthy disclaims beneficial ownership of 23,400 shares of common stock underlying these options. See "Principal Stockholders."
(2) Includes 105,000 shares underlying options that were repriced in January 2001 and 155,000 shares underlying options that were repriced in August 2001. The options repriced in January 2001 were originally granted to Mr. Dillon in December 1999 and the options repriced in August 2001 include the options repriced in January 2001 and the options granted to Mr. Dillon in August 2000.
(3) Includes 300,000 shares underlying options that were repriced in January 2001 and 350,000 shares underlying options that were repriced in August 2001. The options repriced in January 2001 were originally granted to Ms. Kilgore in March 2000 and the options repriced in August 2001 include the options repriced in January 2001 and an additional option granted to Ms. Kilgore in August 2000.

AGGREGATE OPTION EXERCISES DURING THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information with respect to the named executive officers concerning option exercises for the year ended December 31, 2001, and exercisable and unexercisable options held as of December 31, 2001.

      The "Value of Unexercised In-the-Money Options at December 31, 2001" is
based on an assumed initial public offering price of $       per share, less
the per share exercise price of the option multiplied by the number of shares issued upon exercise of the option.

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING            VALUE OF UNEXERCISED
                               SHARES             UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                              ACQUIRED               DECEMBER 31, 2001          DECEMBER 31, 2001
-                                ON     VALUE   ------------------------    -------------------------
NAME                          EXERCISE REALIZED UNEXERCISABLE EXERCISABLE   UNEXERCISABLE EXERCISABLE
----                          -------- -------- ------------- -----------   ------------- -----------
Reed Hastings................      --    $ --        --        1,500,000        $ --          $
W. Barry McCarthy, Jr........  30,000      --        --          585,000(1)       --
Thomas R. Dillon.............      --      --        --          703,000          --
Leslie J. Kilgore............      --      --        --          553,000          --
Marc B. Randolph.............      --      --        --          500,000          --

--------
(1) Mr. McCarthy disclaims beneficial ownership of 127,992 shares of common stock underlying these options. See "Principal Stockholders."

COMPENSATION PLANS

1997 STOCK PLAN

      Our 1997 Stock Plan was adopted by our board of directors and approved by our stockholders in 1997 and was last amended and restated in October 2001. Our 1997 Stock Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The number of shares reserved under our 1997 Stock Plan will be reduced at the effective time of this offering in an amount equal to the number of shares then reserved for issuance, but not yet granted. Shares returned to the 1997 Stock Plan after this offering will be available for issuance at the discretion of our board of directors. As of February 28, 2002, we had reserved a total of 11,198,864 shares of our common stock for issuance pursuant to outstanding and unexercised options and an additional 1,331,456 shares available for future option grants.

      Our 1997 Stock Plan provides that in the event of a merger or sale of substantially all of the assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period. In addition, if, within 12 months of a merger or sale of assets, a holder of an option under our 1997 Stock Plan is terminated involuntarily other than for cause, the vesting schedule for such holder's option will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest within 12 months after the date of the termination of such holder.

2002 STOCK PLAN

      Our board of directors adopted the 2002 Stock Plan in February 2002 and our stockholders approved the 2002 Stock Plan in 2002. The 2002 Stock Plan provides for the grant of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

      NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 2002 STOCK PLAN. We have reserved 2,000,000 shares of our common stock for issuance pursuant to the 2002 Stock Plan, in addition to the number of shares which have been reserved but not issued under our 1997 Stock Plan as of the effective date of this offering. In addition, our 2002 Stock Plan provides for annual increases in the number of shares available for issuance under our 2002 Stock Plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of 5% of the outstanding shares of common stock on the first day of the applicable fiscal year, 3,000,000 shares, and another amount as our board of directors may determine.

      ADMINISTRATION OF THE 2002 STOCK PLAN. Our board of directors or, with respect to different groups of optionees, different committees appointed by our board, will administer the 2002 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m). The administrator has the power to determine the terms of the options and stock purchase rights granted, not inconsistent with the terms of the 2002 Stock Plan, including the exercise price (which may be reduced by the administrator after the date of grant), the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.

      OPTIONS. The administrator will determine the exercise price of options granted under the 2002 Stock Plan, but with respect to all incentive stock options and nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least equal the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term may not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

      No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. In connection with his or her initial service as an employee, an optionee may be granted an option to purchase up to an additional 500,000 shares.

      After termination of employment, a participant may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

      STOCK PURCHASE RIGHTS. Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2002 Stock Plan. The administrator will determine the purchase price of stock purchase rights granted under our 2002 Stock Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

      TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Unless otherwise determined by the administrator, our 2002 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

      ADJUSTMENTS UPON CHANGE IN CONTROL. Our 2002 Stock Plan provides that in the event of a change in control, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

      AMENDMENT AND TERMINATION OF THE 2002 STOCK PLAN. Our 2002 Stock Plan will automatically terminate in 2012, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2002 Stock Plan provided it does not impair the rights of any optionee.

2002 EMPLOYEE STOCK PURCHASE PLAN

      Concurrently with this offering, we intend to implement an employee stock purchase plan. Our board of directors adopted the 2002 Employee Stock Purchase Plan in February 2002 and our stockholders approved our 2002 Employee Stock Purchase Plan in 2002.

      NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 2002 EMPLOYEE STOCK PURCHASE PLAN. A total of 1,750,000 shares of our common stock will be made available for sale under the 2002 Employee Stock Purchase Plan. In addition, the plan provides for annual increases in the number of shares available for issuance under the 2002 Employee Stock Purchase Plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of:

      . 2% of the outstanding shares of our common stock on the first day of the applicable fiscal year;

      .   1,000,000 shares; and

      .   such other amount as our board may determine.

      ADMINISTRATION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN. Our board of directors or a committee established by our board will administer the 2002 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility.

      ELIGIBILITY TO PARTICIPATE. Our employees and employees of future designated subsidiaries are eligible to participate in the 2002 Employee Stock Purchase Plan if they are customarily employed for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2002 Employee Stock Purchase Plan if:

      . the employee immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

      . the employee's rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

      OFFERING PERIODS AND CONTRIBUTIONS. Our 2002 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and most likely will end on the first trading day on or after May 1, 2004 and the second offering period which will commence on November 1, 2002. All eligible employees automatically will be enrolled in the first offering period, but payroll deductions and continued participation in the first offering period will not be determined until after the effective date of the Form S-8 registration statement which is intended to register the shares reserved for issuance under the plan. The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which generally includes a participant's base salary, commissions, overtime pay, shift premium, incentive compensation, incentive payments and bonuses, but excludes all other compensation. A participant may purchase a maximum of 12,500 shares during a six-month purchase period.

      PURCHASE OF SHARES. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and automatically will be re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

      TRANSFERABILITY OF RIGHTS. A participant may not transfer rights granted under the 2002 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

      ADJUSTMENTS UPON CHANGE IN CONTROL. In the event of a change in control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set, which shall be before the date of the proposed change in control. In such event, the administrator will provide notice of the new exercise date to each optionee at least ten business days before the new exercise date.

      AMENDMENT AND TERMINATION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN. The administrator has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the 2002 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

401(K) RETIREMENT PLAN

      On January 1, 1998, we adopted the Netflix 401(k) Retirement Plan which covers all of our eligible employees who are at least 21 years old and have completed one month of service with us. The 401(k) Plan currently excludes from participation employees of affiliated employers, employees under a collective bargaining agreement and nonresident alien employees. The 401(k) Plan is intended to qualify under Sections 401(a), 401(m) and 401(k) of the Internal Revenue Code and the 401(k) Plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) Plan by eligible employees, and the investment earnings thereon, are not taxable to such employees until withdrawn and are 100% vested immediately. Our eligible employees may elect to reduce their current compensation up to the maximum statutorily prescribed annual limit and to have such salary reductions contributed on their behalf to the 401(k) Plan.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

      In a change in control, if the options under our amended and restated 1997 Stock Plan are not assumed or substituted for, each outstanding option will fully vest and become immediately exercisable. In addition, if, within 12 months of a change in control, a holder of an option under our amended and restated 1997 Stock Plan is terminated involuntarily other than for cause, the vesting schedule for such holder's option will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months.

      In April 1999, our board of directors awarded W. Barry McCarthy, Jr. an option to purchase 330,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Mr. McCarthy's option vested in April 2000 and 1/48 of the total shares vest each month thereafter. Pursuant to an offer letter from us to Mr. McCarthy, upon a change of control of Netflix, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months or 50% of the unvested options, whichever is greater. All of the shares underlying this option will be fully vested on April 14, 2003, subject to Mr. McCarthy continuing to be our employee through that date.

      In March 1999, our board of directors awarded Tom Dillon an option to purchase 225,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Mr. Dillon's option vested in March 2000 and 1/48th of the total shares vest each month thereafter. Pursuant to an offer letter from us to Mr. Dillon, if, upon a change of control of Netflix, Mr. Dillon is terminated, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months. In the event that Mr. Dillon's employment is terminated by us not for cause, Mr. Dillon will be entitled to severance of three months continued salary and benefits. In addition, Mr. Dillon is entitled to an annual bonus targeted at $15,000 based on our performance.

      In March 2000, our board of directors awarded Leslie Kilgore an option to purchase 300,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Ms. Kilgore's option were to vest in March 2001 and 1/48 of the total shares each month thereafter. In January 2001, Ms. Kilgore's options were repriced and the terms adjusted such that one-quarter of the shares underlying Ms. Kilgore's option vested in December 2000 and 1/48 of the total shares vest each month thereafter. Pursuant to an offer letter from us to Ms. Kilgore, if, upon a change of control of Netflix, Ms. Kilgore is involuntarily terminated or her role within the subsequent company is substantially and materially altered without her consent, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months. All of the shares underlying Ms. Kilgore's option will be fully vested on December 20, 2004, subject to Ms. Kilgore continuing to be our employee through that date. In the event that Ms. Kilgore's employment is terminated by us not for cause, Ms. Kilgore will be entitled to severance of three months continued salary and benefits.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

      Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

      . any breach of their duty of loyalty to the corporation or its stockholders;

      . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      . payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or

      . any transaction from which the director derived an improper personal benefit.

      This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our certificate of incorporation and bylaws will provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

      We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer or at our request.

      We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SUBORDINATED PROMISSORY NOTE AND WARRANT FINANCING

      In July 2001, we issued $13.0 million aggregate original principal amount of subordinated promissory notes and warrants to acquire an aggregate of 20,456,866 shares of common stock to raise capital to finance our operations. The warrants were sold for $0.001 per underlying share of common stock and have an exercise price of $1.00 per share. The following executive officers, 5% stockholders and certain family members of our executive officers and directors participated in the subordinated promissory note and warrant financing:

                                                            PRINCIPAL
                                                            AMOUNT OF  UNDERLYING   AGGREGATE
PURCHASER                                                     NOTES     WARRANTS  CONSIDERATION
---------                                                   ---------- ---------- -------------
Entities affiliated with Technology Crossover Ventures/(1)/ $8,290,287 13,815,411  $8,304,102
Entities affiliated with Foundation Capital................  2,772,388  4,620,067   2,777,008
Entities affiliated with Institutional Venture Partners....  1,670,667  1,670,666   1,672,337
W. Barry McCarthy, Jr......................................     30,000     30,000      30,030
Randolph Randolph..........................................      2,500      2,842       2,503

--------
(1)Consists of: (i) TCV II, VOF; (ii) Technology Crossover Ventures II, C.V.;
   (iii) TCV II Strategic Partners, L.P.; (iv) TCV II (Q), L.P.; (v) Technology Crossover Ventures II, L.P.; (vi) TCV IV, L.P.; (vii) TCV IV Strategic Partners, L.P.; and (viii) TCV Franchise Fund, L.P. These entities hold more than 5% of our stock in the aggregate. Jay C. Hoag, one of our directors, is the managing member of Technology Crossover Management II, LLC, Technology Crossover Management IV, LLC and TCVF Management, LLC. Technology Crossover VentureTechnology Crossover Management IV, LLC is the sole general partner of Technology Crossover Ventures II, L.P., TCV II (Q), L.P. and TCV II Strategic Partners, L.P. and the investment general partner of TCV II, VOF and Technology Crossover Ventures II, C.V. Technology Crossover Management IV, LLC is the general partner of CV IV, L.P. and TCV IV Strategic Partners, L.P. TCVF Management, LLC is the general partner of TCV Franchise Fund, L.P.

      Entities affiliated with Foundation Capital hold more than 5% of our stock in the aggregate. Michael N. Schuh, one of our directors, is a member of the limited liability companies that serve as the investment advisers for certain funds affiliated with Foundation Capital. Entities and persons affiliated with Institutional Venture Partners hold more than 5% of our stock in the aggregate. Timothy M. Haley, one of our directors, is a Managing Director of the limited liability company that serves as the investment adviser for certain funds related to Institutional Venture Partners. Randolph Randolph is the brother of Marc B. Randolph, a former director and our Vice President of New Markets.

PREFERRED STOCK SALES

      SERIES E PREFERRED STOCK. In April 2000, we sold 5,332,689 shares of Series E Preferred Stock, at a purchase price of $9.38 per share, and sold warrants to acquire Series E Preferred Stock, at a purchase price of $0.01 per underlying share of Series E Preferred Stock, to raise capital to finance our operations. The warrants have an exercise price of $14.07 per share. Each share of Series E Preferred Stock will convert into 2.0441 shares of common stock and each warrant to purchase shares of Series E Preferred Stock will represent a warrant to purchase such number of shares of common stock multiplied by 2.0441 upon completion of this offering. The following 5% stockholders and certain family members of our executive officers and directors purchased shares and warrants in that financing:

                                                                        SHARES
                                                             NUMBER   UNDERLYING   AGGREGATE
PURCHASER                                                   OF SHARES  WARRANTS  CONSIDERATION
---------                                                   --------- ---------- -------------
Entities affiliated with Technology Crossover Ventures/(1)/ 4,359,876  435,988    $40,899,997
Entities affiliated with Foundation Capital................   319,829   31,983      3,000,316
Entities affiliated with Institutional Venture Partners....   319,829   31,983      3,000,316
Europ@web B.V..............................................   319,829   31,983      3,000,316
Muriel Randolph............................................     5,330      533         50,001
Randolph Randolph..........................................     5,330      533         50,001

--------
(1)Consists of: (i) TCV II, VOF; (ii) Technology Crossover Ventures II, C.V.;
   (iii) TCV II Strategic Partners, L.P.; (iv) TCV II (Q), L.P.; (v) Technology Crossover Ventures II, L.P.; (vi) TCV IV, L.P.; and (vii) TCV Franchise Fund, L.P. Of the shares acquired by TCV IV, L.P., 147,690 of such shares were subsequently transferred to TCV IV Strategic Partners, L.P. by TCV IV, L.P.

      Europ@web B.V. was a holder of more than 5% of our stock. The shares purchased by Europ@web were transferred to Finanzas B.V., an affiliate of Europ@web. Muriel Randolph is the mother of Marc B. Randolph. The shares of Series E Preferred Stock held by Finanzas, B.V. and Muriel Randolph were converted into shares of Series E-1 Preferred Stock in connection with our subordinated promissory note and warrant financing. Other than the warrants to purchase Series E Preferred Stock held by Finanzas, B.V. and Muriel Randolph, all warrants to purchase shares of Series E Preferred Stock have been cancelled. Each share of Series E-1 Preferred Stock will convert into one share of common stock upon completion of this offering.

      SERIES D PREFERRED STOCK. In June 1999 and October 1999, we sold an aggregate of 4,649,927 shares of Series D Preferred Stock, at a purchase price of $6.52 per share, to raise capital to finance our operations. Each share of Series D Preferred Stock will convert into 1.4209 shares of common stock upon completion of this offering. The following 5% stockholders purchased shares in that financing:

                                                             NUMBER     AGGREGATE
PURCHASER                                                   OF SHARES CONSIDERATION
---------                                                   --------- -------------
Forum Holding Amsterdam B.V................................ 4,081,118  $26,608,889
Entities affiliated with Technology Crossover Ventures/(1)/   366,735    2,391,112
Entities affiliated with Foundation Capital................   153,374      999,998

--------
(1)Consists of: (i) TCV II, VOF; (ii) Technology Crossover Ventures II, C.V.;
   (iii) TCV II Strategic Partners, L.P.; (iv) TCV II (Q), L.P.; and (v) Technology Crossover Ventures II, L.P.

      The shares of Series D Preferred Stock acquired by Forum Holding Amsterdam B.V. have been transferred to Finanzas, B.V.

      SERIES C PREFERRED STOCK. In February 1999 and June 1999, we sold an aggregate of 4,650,269 shares of Series C Preferred Stock, at a purchase price of $3.27 per share, to raise capital to finance our operations. Each share of Series C Preferred Stock will convert into 1.3207 shares of common stock upon completion of this offering. The following 5% stockholders, directors, executive officers and certain of their family members purchased shares in that financing:

                                                             NUMBER     AGGREGATE
PURCHASER                                                   OF SHARES CONSIDERATION
---------                                                   --------- -------------
Entities affiliated with Foundation Capital................ 1,834,863  $6,000,002
Entities affiliated with Technology Crossover Ventures/(1)/ 1,834,862   5,999,999
Entities affiliated with Institutional Venture Partners....   611,621   2,000,001
Reed Hastings..............................................   234,557     767,001
Muriel Randolph............................................    22,936      75,001
Hastings 1996 Irrevocable Trust............................     9,174      29,999
Wil Hastings...............................................     9,174      29,999
Joan Hastings..............................................     5,505      18,001

--------
(1)Consists of: (i) TCV II, VOF; (ii) Technology Crossover Ventures II, C.V.;
   (iii) TCV II Strategic Partners, L.P.; (iv) TCV II (Q), L.P.; and (v) Technology Crossover Ventures II, L.P.

      Reed Hastings currently serves as our Chief Executive Officer, President and Chairman of the Board. Wil Hastings is the father and Joan Hastings is the mother of Mr. Hastings. Wil and Joan Hastings are the trustees of the Hastings 1996 Irrevocable Trust.

LETTER AGREEMENT WITH CERTAIN STOCKHOLDERS

      In connection with our sale of Series C Preferred Stock in February 1999, we entered into a letter agreement with Technology Crossover Ventures, Institutional Venture Partners and Foundation Capital, and in connection with our sale of Series D Preferred Stock in June 1999, we entered into an amendment to that letter agreement to add Europ@web as a party. Under this agreement, as amended, we have agreed to require the managing underwriters in this offering to offer up to 10% of the shares in this offering to these Series C and Series D preferred stockholders, subject to compliance with applicable law.

COMMON STOCK SALES

      Since December 31, 1998, we have issued an aggregate of 2,062,000 shares of our common stock to our executive officers and directors for an aggregate consideration of $241,100.

                            PRINCIPAL STOCKHOLDERS

      The table below sets forth information regarding the beneficial ownership of our common stock as of February 28, 2002, by the following individuals or groups:

      . each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

      .   each of the named executive officers;

      .   each of our directors; and

      .   all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Because all options granted under our 1997 Stock Plan are exercisable upon grant for restricted stock, all of the shares of our common stock underlying options held by our executive officers and directors are deemed to be beneficially owned by such person. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Netflix, Inc., 970 University Avenue, Los Gatos, CA 95032.

      Applicable percentage ownership in the following table is based on 45,129,402 shares of common stock outstanding as of February 28, 2002, pro forma to reflect the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and the issuance of additional shares to certain studios immediately prior to the closing of this offering.

      To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

                                                                                          PERCENT OF SHARES
                                                                                NUMBER       OUTSTANDING
                                                                              OF SHARES   -----------------
                                                                             BENEFICIALLY  BEFORE   AFTER
                             NAME AND ADDRESS                                   OWNED     OFFERING OFFERING
                             ----------------                                ------------ -------- --------
Jay C. Hoag and entities affiliated with Technology Crossover Ventures(1)...  25,671,830    43.6%
  528 Ramona Street
  Palo Alto, CA 94301

Reed Hastings(2)............................................................   9,452,794    20.1

Michael N. Schuh and entities affiliated with Foundation Capital(3).........   7,915,062    15.9
  70 Willow Road, Suite 200
  Menlo Park, CA 94025

Entities affiliated with Institutional Venture Partners(4)..................   6,789,603    14.5
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025

Timothy M. Haley(5).........................................................   6,753,029    14.4
  c/o Redpoint Ventures
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025

Finanzas B.V.(6)............................................................   6,184,065    13.7
  Locatellikade 1
  Parnassustoren
  1076 AZ Amsterdam
  The Netherlands

Marc B. Randolph(7).........................................................   2,522,000     5.5

Leslie J. Kilgore(8)........................................................     962,000     2.1

W. Barry McCarthy, Jr.(9)...................................................     957,000     2.1

Thomas R. Dillon(10)........................................................     946,000     2.1

A. Robert Pisano(11)........................................................     200,000       *

All directors and executive officers as a group (8 persons)(12).............  52,857,715    75.4%

--------
  *  Less than 1% of our outstanding shares of common stock.
 (1) Consists of: (i) 1,550,166 shares and a warrant to purchase 1,307,371 shares held by Technology Crossover Ventures II, L.P.; (ii) 211,500 shares and a warrant to purchase 178,374 shares held by TCV II Strategic Partners, L.P.; (iii) 236,681 shares and a warrant to purchase 199,610 shares held by Technology Crossover Ventures II, C.V.; (iv) 1,191,790 shares and a warrant to purchase 1,005,125 shares held by TCV II (Q), L.P.; (v) 50,357 shares and a warrant to purchase 42,470 shares held by TCV II, V.O.F.; (vi) 8,096,134 shares and a warrant to purchase 10,413,867 shares held by TCV IV, L.P.; (vii) 301,893 shares and a warrant to purchase 388,319 shares held by TCV IV Strategic Partners, L.P.; and
     (viii) 217,897 shares and a warrant to purchase 280,275 shares held by TCV Franchise Fund, L.P. Mr. Hoag is the Managing Member of: (a) Technology Crossover Management II, LLC, the General Partner of TCV II (Q), L.P., TCV II Strategic Partners, L.P. and Technology Crossover Ventures II, L.P. and the Investment General Partner of TCV II, V.O.F. and Technology Crossover Ventures II, C.V.; (b) Technology Crossover Management IV, LLC, the General Partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P.; and
     (c) TCVF Management, LLC the General Partner of TCV Franchise Fund, L.P. Mr. Hoag disclaims beneficial ownership of the shares and warrants held by the affiliated entities of Technology Crossover Ventures, except to the extent of his pecuniary interest therein.
 (2) Includes options to purchase an aggregate of 1,800,000 shares.

 (3) Consists of: (i) 2,800,750 shares held by Foundation Capital II, L.P.;
     (ii) 329,498 shares held by Foundation Capital II Entrepreneurs Fund, LLC;
     (iii) 164,746 shares held by Foundation Capital II Principals, LLC; (iv) a warrant to purchase 4,500,065 shares held by Foundation Capital Leadership Fund, L.P.; and (v) a warrant to purchase 120,002 shares held by Foundation Capital Leadership Principals Fund, LLC. Mr. Schuh is a Member of (a) Foundation Capital Management Co. II, LLC, the Manager of Foundation Capital II Entrepreneurs Fund, LLC, the Manager of Foundation Capital II Principals Fund, LLC and the General Partner of Foundation Capital II, L.P. and (b) FC Leadership Management Co., LLC, the General Partner of Foundation Capital Leadership Fund, L.P. and the Manager of Foundation Capital Leadership Principals Fund, LLC. Mr. Schuh disclaims beneficial ownership of the shares and warrants held by the affiliated entities of Foundation Capital, except to the extent of his pecuniary interest therein.
 (4) Consists of: (i) 5,003,292 shares and a warrant to purchase 1,639,759 shares held by Institutional Venture Partners VIII, L.P.; (ii) 62,614 shares and a warrant to purchase 30,907 shares held by IVM Investment Fund VIII, LLC; (iii) 36,574 shares held by IVP Founders Fund I, L.P.; and (iv) 16,458 shares held by IVM Investment Fund VIII-A, LLC. Institutional Venture Management VIII, LLC is the General Partner of Institutional Venture Partners VIII, L.P. and the Manager of IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Institutional Venture Management VI, L.P. is the General Partner of IVP Founders Fund I, L.P.
 (5) Includes the shares and warrants listed in footnote (4) above, except for the 36,574 shares held by IVP Founders I, L.P. Mr. Haley is the Managing Director of Institutional Venture Management VIII, LLC, the General Partner of Institutional Venture Partners VIII, L.P. and the Manager of IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Mr. Haley disclaims beneficial ownership of the shares and warrants held by the affiliated entities of Institutional Venture Partners, except to the extent of his pecuniary interest therein.
 (6) Includes a warrant to purchase 65,376 shares.
 (7) Includes: (i) 65,000 shares held by Mr. Randolph in his capacity as trustee of the Marc & Lorraine Randolph 2000 Logan B. Randolph Trust; (ii) 65,000 shares held by Mr. Randolph in his capacity as trustee of the Marc & Lorraine Randolph 2000 Morgan B. Randolph Trust; (iii) 65,000 shares held by Mr. Randolph in his capacity as trustee of the Marc & Lorraine Randolph 2000 Hunter B. Randolph Trust; and (iv) options to purchase an aggregate of 500,000 shares. Mr. Randolph disclaims beneficial ownership of the shares of common stock held of record by each of Marc Randolph, Trustee of the Marc & Lorraine Randolph 2000 Logan B. Randolph Trust, Marc Randolph, Trustee of the Marc & Lorraine Randolph 2000 Hunter B. Randolph Trust and Marc Randolph, Trustee of the Marc & Lorraine Randolph 2000 Morgan B. Randolph Trust.
 (8) Includes options to purchase an aggregate of 962,000 shares.
 (9) Includes: (i) options to purchase an aggregate of 893,000 shares; (ii) a warrant to purchase 30,000 shares; and (iii) 20,000 shares held by W. Barry McCarthy, Jr., Trustee of the Peter Dudley McCarthy Trust--2001 u/i dtd. December 31, 2001. Mr. McCarthy disclaims beneficial ownership of the 20,000 shares he holds as Trustee of the Peter Dudley McCarthy Trust--2001 u/i dtd. December 31, 2001 and 117,992 shares underlying options for which he has agreed to transfer investment power.
(10) Includes options to purchase an aggregate of 946,000 shares.
(11) Includes options to purchase an aggregate of 200,000 shares.
(12) Includes the shares, options and warrants listed in footnotes (1) through
     (3), (5) and (8) through (11) above.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

      Our preferred stock outstanding prior to this offering will automatically be converted into common stock upon the closing of this offering. We will file an amended certificate of incorporation to be effective upon the closing of this offering that creates a new class of preferred stock. No shares of the new preferred stock will be outstanding upon completion of this offering. Upon the completion of this offering, we will be authorized to issue 150,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our amended certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

COMMON STOCK

      As of February 28, 2002, there were 45,129,402 shares of common stock outstanding which were held of record by approximately 159 stockholders, pro forma for conversion of all outstanding shares of convertible preferred stock upon completion of this offering into an aggregate of 38,621,521 shares of common stock, which will occur upon the closing of this offering.

      Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Netflix, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

      The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

      .   impairing dividend rights of the common stock;

      .   diluting the voting power of the common stock;

      .   impairing the liquidation rights of the common stock; and

      . delaying or preventing a change in control of us without further action by the stockholders.

      Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

      At February 28, 2002, warrants to purchase 21,053,931 shares of our common stock were outstanding. These warrants generally expire five years from the date of issue and have an average weighted exercise price of $1.07 per share.

REGISTRATION RIGHTS

      Following this offering, the holders of shares of common stock are entitled to the following rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of our registrable securities. Beginning six months following the date of this prospectus, if holders of at least 50% of the then outstanding registrable securities request that an amount of registrable securities having a reasonably anticipated aggregate offering price to the public, before deduction of underwriter discounts and commissions, of at least $20,000,000 be registered, we may be required, on up to two occasions, to register their shares for public resale. Also, holders of registrable securities may require on four separate occasions, but no more than twice within any 12-month period, that we register their shares for public resale on, if available, Form S-3 or similar short-form registration if the value of the securities to be registered is at least $2,000,000. Depending on market conditions, however, we may defer such registration for up to 90 days. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of the registrable securities described above are entitled to include a portion of their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

ANTI-TAKEOVER PROVISIONS

      Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

      .   the acquisition of Netflix by means of a tender offer;

      . acquisition of control of Netflix by means of a proxy contest or otherwise; and

      .   the removal of our incumbent officers and directors.

      These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

      DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

      ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. Directors may be removed only for cause and with the approval of the holders of two-thirds of our outstanding stock. The board of directors has the exclusive right to increase or decrease the size of the board and to fill vacancies on the board. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

      STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors, the chairman of the board, the chief executive officer and the president may call special meetings of stockholders.

      REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

      ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting. This provision will make it more difficult for stockholders to take action opposed by the board of directors

      NO CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

      UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Netflix.

      AMENDMENT OF PROVISIONS IN THE CERTIFICATE OF INCORPORATION. The certificate of incorporation will generally require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock in order to amend any provisions of the certificate of incorporation concerning:

      .   the required vote to amend the certificate of incorporation;

      .   management of the business by the board of directors;

      .   the authority of stockholders to act by written consent;

      .   calling of a special meeting of stockholders;

      . procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders;

      .   number of directors and structure of the board of directors;

      .   removal and appointment of directors;

      .   director nominations by stockholders;

      .   personal liability of directors to us and our stockholders; and

      .   indemnification of our directors, officers, employees and agents.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

NASDAQ NATIONAL MARKET LISTING

      We have applied for listing on the Nasdaq National Market under the symbol "NFLX."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

      Upon completion of this offering, we will have        outstanding shares
of common stock based upon shares outstanding as of February 28, 2002, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after that date of this offering. Of these
shares,        shares together with the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted shares" as that term is defined in Rule 144.
      % of such restricted shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) or 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, approximately restricted shares will be eligible for sale in the public market, all of
which are subject to volume limitations under Rule 144, except        shares
eligible for sale under Rule 144(k) and        shares eligible for sale under
Rule 701. An additional        restricted shares will be eligible for sale
subject to volume limitations, beginning       . In addition, as of February
28, 2002, there were outstanding options to purchase 12,998,864 shares of common stock and warrants to purchase 21,053,931 shares of common stock.
      % of the shares of common stock underlying such options and warrants are subject to lock-up agreements. Merrill Lynch may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

RULES 144 AND 701

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned Restricted Shares for at least one year including the holding period of any prior owner except an affiliate of Netflix would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      . 1% of the number of shares of common stock then outstanding which will equal to approximately shares immediately after this offering; and

      . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate of Netflix, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions. Any employee, officer, director or consultant who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this
prospectus before selling such shares. However, in this offering       % of
Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Merrill Lynch.

STOCK OPTIONS

      Following the effectiveness of this offering, we will file a registration statement on Form S-8 registering shares of common stock subject to outstanding options and reserved for future issuance under our stock plans. As of February 28, 2002, options to purchase a total of 12,998,864 shares were outstanding. In addition, a total of 5,081,456 shares were reserved for future issuance under our 1997 Stock Plan, 2002 Stock Plan and 2002 Employee Stock Purchase Plan. Common stock issued upon exercise of outstanding vested options or issued under our 2002 Employee Stock Purchase Plan, other than common stock issued to affiliates are available for immediate resale in the open market.

REGISTRATION RIGHTS

      Also beginning six months after the date of this prospectus, holders of
       restricted shares and holders of warrants to purchase        shares of
common stock will be entitled to certain demand registration rights for sale in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                 UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

                                                                  NUMBER
               UNDERWRITER                                       OF SHARES
               -----------                                       ---------
      Merrill Lynch Pierce Fenner & Smith
               Incorporated.....................................
      Thomas Weisel Partners LLC................................
      U.S. Bancorp Piper Jaffray, Inc...........................
                                                                  -------
               Total............................................
                                                                  =======

      Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

      The representatives have advised us that they propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession
not in excess of $       per share. The underwriters may allow, and the dealers
may reallow, a discount not in excess of $       per share to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                                        PER  WITHOUT  WITH
                                                       SHARE OPTION  OPTION
                                                       ----- ------- ------
     Public offering price............................   $      $      $
     Underwriting discount............................   $      $      $
     Proceeds, before expenses, to Netflix............   $      $      $

      The total expenses of the offering, not including the underwriting
discount, are estimated at approximately $       and are payable by us.

OVER-ALLOTMENT OPTION

      We have granted an option to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       % of the shares offered hereby to be sold to
some of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this prospectus.

      In connection with the purchase of our Series C Preferred Stock, we entered into a letter agreement with Foundation Capital II, L.P., Technology Crossover Ventures II, L.P. and Institutional Venture Partners VIII, L.P., dated February 16, 1999, pursuant to which we agreed to require the managing underwriter or underwriters of our initial public offering to offer to each of the foregoing parties the right to purchase, in the aggregate, 10% of the total shares to be issued by us in this offering. In connection with the purchase of our Series D Preferred Stock, we amended the letter agreement to add Forum Holding Amsterdam B.V. as a party. At our request, the underwriters will offer
   % of the shares available for sale in this offering to these investors.

NO SALES OF SIMILAR SECURITIES

      We and our executive officers and directors and certain existing stockholders have agreed, subject to limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed not to directly or indirectly:

      .   offer, pledge, sell or contract to sell any common stock;

      .   sell any option or contract to purchase any common stock;

      .   purchase any option or contract to sell any common stock;

      .   grant any option, right or warrant for the sale of any common stock;

      .   lend or otherwise dispose of or transfer any common stock;

      . request or demand that we file a registration statement related to the common stock; or

      . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

QUOTATION ON THE NASDAQ NATIONAL MARKET LISTING

      We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "NFLX."

      Before this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are:

      . the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

      .   our financial information;

      . the history of, and the prospects for, its past and present operations, and the prospects for, and timing of, our future revenues;

      . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

      .   the present state of our development; and

      . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than five percent of the shares being offered in this offering to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

      Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      The underwriters may purchase and sell the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel, New York, New York. As of the date of this prospectus, WS Investment Company 99A, WS Investment Company 98A and WS Investments '97B, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 126,640 shares of our common stock.

                                    EXPERTS

      The financial statements of Netflix, Inc. as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 appearing in this prospectus and registration statement have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at HTTP://WWW.SEC.GOV.

      Upon completion of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, other reports, proxy statements and other information with the Commission. Such periodic reports, other reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                                 NETFLIX, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                          ----
Independent Auditors' Report............................................................. F-2

Balance Sheets as of December 31, 2000 and 2001.......................................... F-3

Statements of Operations for the three years ended December 31, 2001..................... F-4

Statements of Stockholders' Deficit for the three years ended December 31, 2001.......... F-5

Statements of Cash Flows for the three years ended December 31, 2001..................... F-6

Notes to Financial Statements............................................................ F-7

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
NETFLIX, INC.

      We have audited the accompanying balance sheets of Netflix, Inc. (formerly known as NetFlix.com, Inc.) as of December 31, 2000 and 2001, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netflix, Inc. as of December 31, 2000 and 2001, and its results of operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

Mountain View, California
February 27, 2002

                                 NETFLIX, INC.

                                BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   AS OF DECEMBER 31,
                                                                                                  --------------------
                                                                                                    2000       2001
                                                                                                  ---------  ---------
ASSETS
Current assets:
    Cash and cash equivalents.................................................................... $  14,895  $  16,131
    Prepaid expenses ............................................................................     2,738      1,019
    Prepaid revenue sharing expense..............................................................       636        732
    Other current assets.........................................................................        32      1,670
                                                                                                  ---------  ---------
       Total current assets......................................................................    18,301     19,552

DVD library, net.................................................................................    16,909      3,633
Intangible assets, net...........................................................................     5,582      7,917
Property and equipment, net......................................................................     9,959      8,205
Deposits.........................................................................................       643      1,677
Other assets.....................................................................................     1,094        646
                                                                                                  ---------  ---------
       Total assets.............................................................................. $  52,488  $  41,630
                                                                                                  =========  =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable............................................................................. $   7,690  $  13,715
    Accrued expenses.............................................................................     5,919      4,544
    Deferred revenue.............................................................................     2,773      4,937
    Current portion of capital lease obligations.................................................     1,282      1,345
    Notes payable................................................................................     2,292      1,667
                                                                                                  ---------  ---------
       Total current liabilities.................................................................    19,956     26,208

Deferred rent....................................................................................       102        240
Capital lease obligations, less current portion..................................................     2,024      1,057
Note payable.....................................................................................     1,843         --
Subordinated notes payable, net of unamortized discount of $10,851 at December 31, 2001..........        --      2,799
                                                                                                  ---------  ---------
       Total liabilities.........................................................................    23,925     30,304

Commitments and contingency (notes 4 and 5)

Redeemable convertible preferred stock (note 6)..................................................   101,830    101,830
Stockholders' deficit (note 7):
  Convertible preferred stock, $0.001 par value; 8,500,000 shares authorized; 4,444,545 and
   6,157,499 shares issued and outstanding at 2000 and 2001, respectively; aggregate liquidation
   preference of $2,222..........................................................................         4          6
  Common stock, $0.001 par value; 100,000,000 shares authorized; 6,407,476 and 6,485,737 shares
   issued and outstanding in 2000 and 2001, respectively;........................................         7          7
  Additional paid-in capital.....................................................................    34,636     49,974
  Deferred stock-based compensation..............................................................   (9,266)     (3,585)
  Accumulated deficit............................................................................  (98,648)   (136,906)
                                                                                                  ---------  ---------
       Total stockholders' deficit...............................................................   (73,267)   (90,504)
                                                                                                  ---------  ---------
       Total liabilities and stockholders' deficit............................................... $  52,488  $  41,630
                                                                                                  =========  =========

                See accompanying notes to financial statements.

                                 NETFLIX, INC.

                           STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                YEAR ENDED DECEMBER 31,
                                                                             ----------------------------
                                                                               1999      2000      2001
                                                                             --------  --------  --------
Revenues:
   Subscription............................................................. $  4,854  $ 35,894  $ 74,255
   Sales....................................................................      152        --     1,657
                                                                             --------  --------  --------
       Total revenues.......................................................    5,006    35,894    75,912
                                                                             --------  --------  --------
Cost of revenues:
   Subscription.............................................................    4,217    24,861    49,088
   Sales....................................................................      156        --       819
                                                                             --------  --------  --------
       Total cost of revenues...............................................    4,373    24,861    49,907
                                                                             --------  --------  --------
Gross profit................................................................      633    11,033    26,005
                                                                             --------  --------  --------
Operating expenses:
   Fulfillment*.............................................................    2,153     8,267    10,267
   Technology and development*..............................................    7,413    16,823    17,734
   Marketing*...............................................................   14,271    27,707    24,216
   General and administrative*..............................................    2,085     6,990     4,658
   Restructuring charges....................................................       --        --       671
   Stock-based compensation*................................................    4,742     8,803     5,326
                                                                             --------  --------  --------
       Total operating expenses.............................................   30,664    68,590    62,872
                                                                             --------  --------  --------
Operating loss..............................................................  (30,031)  (57,557)  (36,867)
                                                                             --------  --------  --------
Other income (expense):
   Interest and other income................................................      924     1,645       461
   Interest expense.........................................................     (738)   (1,451)   (1,852)
                                                                             --------  --------  --------
Net loss.................................................................... $(29,845) $(57,363) $(38,258)
                                                                             ========  ========  ========

Net loss per share--basic and diluted....................................... $  (5.60) $  (9.71) $  (6.34)
                                                                             ========  ========  ========

Weighted average shares--basic and diluted..................................    5,328     5,907     6,033

*Amortization of stock-based compensation not included in expense line-item:
   Fulfillment.............................................................. $    604  $  1,469  $    705
   Technology and development...............................................      907     2,855     1,788
   Marketing................................................................    1,144     2,679     1,624
   General and administrative...............................................    2,087     1,800     1,209
                                                                             --------  --------  --------
                                                                             $  4,742  $  8,803  $  5,326
                                                                             ========  ========  ========

                See accompanying notes to financial statements.

                                 NETFLIX, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            CONVERTIBLE
                                          PREFERRED STOCK    COMMON STOCK    ADDITIONAL   DEFERRED                   TOTAL
                                          ---------------- -----------------  PAID-IN   STOCK-BASED  ACCUMULATED STOCKHOLDERS'
                                           SHARES   AMOUNT  SHARES    AMOUNT  CAPITAL   COMPENSATION   DEFICIT      DEFICIT
                                          --------- ------ ---------  ------ ---------- ------------ ----------- -------------
Balances as of January 1, 1999........... 4,444,545  $ 4   2,580,250   $ 3    $ 8,100     $ (4,711)   $ (11,440)   $ (8,044)
 Exercise of options and repurchases of
   restricted stock......................        --   --   3,370,911     3        323           --           --         326
 Issuance of common stock upon exercise
   of warrants...........................        --   --     271,489     1         30           --           --          31
 Warrants issued in connection with debt
   financing.............................        --   --          --    --        762           --           --         762
 Deferred stock-based compensation.......        --   --          --    --      6,872       (6,872)          --          --
 Stock-based compensation expense........        --   --          --    --         --        4,742           --       4,742
 Net loss................................        --   --          --    --         --           --      (29,845)    (29,845)
                                          ---------  ---   ---------   ---    -------     --------    ---------    --------
Balances as of December 31, 1999......... 4,444,545  $ 4   6,222,650   $ 7    $16,087     $ (6,841)   $ (41,285)   $(32,028)
 Exercise of options and issuance of
   restricted stock......................        --   --     243,009    --        422           --           --         422
 Repurchase of restricted stock..........        --   --     (79,960)   --       (141)          --           --        (141)
 Issuance of common stock for services
   rendered..............................        --   --      21,777    --        306           --           --         306
 Warrants issued in connection with
   operating lease.......................        --   --          --    --        216           --           --         216
 Warrants issued in connection with
   services rendered.....................        --   --          --    --        285           --           --         285
 Warrants issued in connection with debt
   financing.............................        --   --          --    --        105           --           --         105
 Subscribed Series F non-voting preferred
   stock.................................        --   --          --    --      6,128           --           --       6,128
 Deferred stock-based compensation.......        --   --          --    --     11,228      (11,228)          --          --
 Stock-based compensation expense........        --   --          --    --         --        8,803           --       8,803
 Net loss................................        --   --          --    --         --           --      (57,363)    (57,363)
                                          ---------  ---   ---------   ---    -------     --------    ---------    --------
Balances as of December 31, 2000......... 4,444,545  $ 4   6,407,476   $ 7    $34,636     $ (9,266)   $ (98,648)   $(73,267)
 Exercise of options.....................        --   --      90,137    --        125           --           --         125
 Repurchases of restricted common stock..        --   --     (16,876)   --        (12)          --           --         (12)
 Issuance of common stock in exchange for
   services rendered.....................        --   --       5,000    --         10           --           --          10
 Warrants issued in connection with
   subordinated notes payable............        --   --          --    --     10,884           --           --      10,884
 Warrants issued in connection with
   capital lease obligation..............        --   --          --    --        172           --           --         172
 Warrants issued in exchange for services
   rendered..............................        --   --          --    --         18           --           --          18
 Issued Series F non-voting preferred
   stock................................. 1,712,954    2          --    --      4,279           --           --       4,281
 Subscribed Series F non-voting preferred
   stock.................................        --   --          --    --        217           --           --         217
 Deferred stock-based compensation
   (forfeitures) net.....................        --   --          --    --       (355)         355           --          --
 Stock-based compensation expense........        --   --          --    --         --        5,326           --       5,326
 Net loss................................        --   --          --    --         --           --      (38,258)    (38,258)
                                          ---------  ---   ---------   ---    -------     --------    ---------    --------
Balances as of December 31, 2001......... 6,157,499  $ 6   6,485,737   $ 7    $49,974     $ (3,585)   $(136,906)   $(90,504)
                                          =========  ===   =========   ===    =======     ========    =========    ========

                See accompanying notes to financial statements.

                                 NETFLIX, INC.

                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                        ----------------------------
                                                                                          1999      2000      2001
                                                                                        --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss........................................................................... $(29,845) $(57,363) $(38,258)
    Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
       Depreciation of property and equipment..........................................      884     3,605     5,507
       Amortization of DVD library.....................................................    3,182    15,681    22,127
       Amortization of intangible assets...............................................       --       546     2,163
       Noncash charges for equity instruments granted to non-employees.................       --       598        28
       Stock-based compensation expense................................................    4,742     8,803     5,326
       Loss on disposal of property and equipment......................................       --       145        --
       Noncash interest expense........................................................      398       497     1,017
       Changes in operating assets and liabilities:
          Prepaid expenses and other current assets....................................      (85)   (2,686)      (15)
          Accounts payable.............................................................    2,271     2,356     6,025
          Accrued expenses.............................................................    1,571     2,708    (1,375)
          Deferred revenue.............................................................      353     2,302     2,164
          Deferred rent................................................................       --       102       138
                                                                                        --------  --------  --------
              Net cash (used in) provided by operating activities......................  (16,529)  (22,706)    4,847
                                                                                        --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of short-term investments................................................   (6,322)       --        --
    Proceeds from sale of short-term investments.......................................       --     6,322        --
    Purchases of property and equipment................................................   (3,295)   (6,210)   (3,233)
    Acquisitions of DVD library........................................................   (9,866)  (23,895)   (8,851)
    Deposits and other assets..........................................................     (259)   (1,189)     (586)
                                                                                        --------  --------  --------
              Net cash used in investing activities....................................  (19,742)  (24,972)  (12,670)
                                                                                        --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of redeemable convertible preferred stock...................   45,498    50,011        --
    Proceeds from issuance of common stock.............................................      357       422       125
    Net proceeds from issuance of subordinated notes payable and detachable warrants...       --        --    12,831
    Repurchases of common stock........................................................       --      (141)      (12)
    Proceeds from issuance of notes payable............................................    5,000        --        --
    Principal payments on notes payable and capital lease obligations..................   (1,447)   (1,917)   (3,885)
                                                                                        --------  --------  --------
              Net cash provided by financing activities................................   49,408    48,375     9,059
                                                                                        --------  --------  --------
Net increase cash and cash equivalents.................................................   13,137       697     1,236
Cash and cash equivalents, beginning of year...........................................    1,061    14,198    14,895
                                                                                        --------  --------  --------
Cash and cash equivalents, end of year................................................. $ 14,198  $ 14,895  $ 16,131
                                                                                        ========  ========  ========
SUPPLEMENTAL DISCLOSURE:
    Cash paid for interest............................................................. $    283  $    948  $    860
                                                                                        ========  ========  ========
    Noncash investing and financing activities:
    Purchase of assets under capital lease obligations................................. $  1,026  $  3,000  $    520
                                                                                        ========  ========  ========
    Discount on capital lease obligation............................................... $    762  $    105  $    172
                                                                                        ========  ========  ========
    Warrants issued as a deposit on an operating lease................................. $     --  $    216  $     --
                                                                                        ========  ========  ========
    Exchange of Series F non-voting convertible preferred stock for intangible asset... $     --  $  6,128  $  4,498
                                                                                        ========  ========  ========

                See accompanying notes to financial statements

                                 NETFLIX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

      Netflix, Inc. (the Company), was incorporated on August 29, 1997 (inception) and began operations on April 14, 1998. The Company provides an online entertainment subscription service providing subscribers access to a comprehensive library of filmed entertainment titles formatted on digital video disk (DVD). The standard subscription plan provides subscribers access to an unlimited number of titles for $19.95 per month with no due dates or late fees. The subscribers select titles at the Company's website at www.netflix.com.

CASH AND CASH EQUIVALENTS

      The Company considers highly liquid instruments with original maturities of three months or less, at the date of purchase, to be cash equivalents. The Company's cash and cash equivalents are principally on deposit in short-term asset management accounts at three large financial institutions.

DVD LIBRARY

      Historically, the Company purchased DVDs from studios and distributors. In 2000 and 2001, the Company completed a series of revenue sharing agreements with several studios which changed the business model for acquiring DVDs and satisfying subscribers' demand. These revenue sharing agreements enable the Company to obtain DVDs at a lower up front cost than under traditional buying arrangements. The Company shares a percentage of the actual net revenues generated by the use of each particular title with the studios over a fixed period of time, which is typically 12 months for each DVD title (hereinafter referred to as the "title term"). At the end of the title term, the Company has the option of either returning the DVD title to the studio or purchasing the title. Before the change in business model, the Company typically acquired fewer copies of a particular title upfront and utilized each copy acquired over a longer period of time. The implementation of these revenue sharing agreements improved the Company's ability to obtain larger quantities of newly released titles and satisfy subscriber demand for such titles over a shorter period of time.

      In connection with the change in business model, on January 1, 2001, the Company revised the amortization policy for the cost of its DVD library from an accelerated method using a three year life to the same accelerated method of amortization over one year. The change in life has been accounted for as a change in accounting estimate and is accounted for on a prospective basis from January 1, 2001. Had the DVDs acquired prior to January 1, 2001 been amortized using the three year life, amortization expense for 2001 would have been $4.7 million lower than the amount recorded in the accompanying financial statements, which represents a $0.78 per share impact on loss per share in 2001.

      Under certain revenue sharing agreements the Company remits an upfront payment to acquire titles from the studios. This payment has two elements. The first element is an initial fixed license fee that is capitalized and amortized in accordance with the Company's DVD library amortization policy. The second element is a prepayment of future revenue sharing obligations. The amount attributable to the second element is classified as prepaid revenue sharing expense and is applied against future revenue sharing obligations. A nominal amount is also capitalized upon acquisition of a particular title for the cost of the estimated number of DVDs the Company expects to purchase at the end of the title term. This cost is amortized with the cost of the initial license fee on an accelerated basis over one year.

      Several studios permit the Company to sell used DVDs upon the expiration of the title term. For those DVDs that the Company estimates it will sell at the end of the title term, a salvage value of two-dollars per DVD is provided. For those DVDs that the Company does not expect to sell, no salvage value is provided. The

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Company currently estimates that approximately 15% of DVDs acquired will be sold at the end of the title term. As of December 31, 2001, the aggregate salvage value provided was $578.

      During 1999 and 2000, the Company's DVDs were amortized on an accelerated method (sum of the years digits method) over a period of three years with no salvage value.

      DVD library and accumulated amortization as of December 31 are as follows:

                                                        AS OF DECEMBER 31,
                                                        ------------------
                                                          2000      2001
                                                         -------  -------
      DVD library...................................... $26,188   $35,039
      Less accumulated amortization....................   9,279    31,406
                                                         -------  -------
      DVD library, net................................. $16,909   $ 3,633
                                                         =======  =======

INTANGIBLE ASSETS

      During 2000, in connection with revenue sharing agreements with three studios, the Company agreed to issue each studio an equity interest equal to 1.204% of its fully diluted equity securities outstanding in the form of Series F Non-Voting Convertible Preferred Stock ("Series F Preferred Stock"). In 2001, in connection with revenue sharing agreements with two additional studios, the Company agreed to issue each studio an equity interest of 1.204% of its fully diluted equity securities outstanding in the form of Series F Preferred Stock.

      As of December 31, 2001, the aggregate equity interests of these five studios equaled 6.02% of the outstanding fully diluted equity interests. If, at any time prior to the effective date of an initial public offering, these interests represent less than 6.02% of the Company's outstanding fully diluted equity securities, then the Company is obligated to issue additional shares of Series F Preferred Stock for no additional consideration to maintain those studios' aggregate fully diluted equity interest at 6.02%. The Series F Preferred Stock automatically converts into common stock on a one-for-one basis just prior to the effective date of an initial public offering with at least $20 million in aggregate gross proceeds. Upon conversion, the Company's obligation to maintain the studios' equity interests at 6.02% expires.

      The Company measures the original issuances and any subsequent adjustments using the deemed fair value of the securities at the issuance and any subsequent adjustment dates. The deemed value is recorded as an intangible asset and is amortized to cost of subscription revenues ratably over the remaining term of the agreements which are either three or five years. Total gross intangible assets related to these agreements as of December 31, 2000 and 2001 was $6,128 and $10,210, respectively. Accumulated amortization as of December 31, 2000 and 2001 was $546 and $2,622, respectively.

      During 2001, in connection with a strategic marketing alliance agreement, the Company issued 416,440 shares of Series F Preferred Stock. Under the agreement, the strategic partner has committed to provide, on a best-efforts basis, a stipulated number of impressions to a co-branded Web site and the Company's Web site over a period of 24 months. In addition, the Company is allowed to use the partner's trademark and logo in marketing the Company's subscription services. The Company recognized the deemed fair value of these instruments as an intangible asset with a corresponding credit to additional paid-in capital. The intangible asset is being amortized on a straight-line basis to marketing expense over the two year term of the strategic marketing alliance. The gross intangible asset and accumulated amortization related to this agreement as of December 31, 2001 was $416 and $87, respectively.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally up to three years, or the lease term, if applicable.

      The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount of the long-lived asset and its fair value. Fair value for impairment purposes is measured based on quoted market prices in active markets; where quoted prices in active markets are not available, fair value is estimated using undiscounted estimated cash flows over the remaining life of the respective asset.

CAPITALIZED SOFTWARE COSTS

      The Company capitalizes costs related to developing or obtaining internal-use software. Capitalization of costs begins after the conceptual formulation stage has been completed. Capitalized software costs are included in internal-use software in property and equipment and amortized over the estimated useful life of the software, which ranges from one to two years.

REVENUE SHARING

      Revenue sharing expense is recorded as DVD's subject to revenue sharing are shipped to subscribers.

REVENUE RECOGNITION

      Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to customers are recorded as a reduction of revenues. Revenues from sales of DVDs are recorded upon shipment. Prior to adopting a subscription model, revenues from individual DVD rentals were recorded upon shipment.

COST OF REVENUES

      Cost of subscription revenues consists of revenue sharing costs, amortization of the DVD library, amortization of intangible assets related to equity instruments issued to studios and postage and packaging costs related to DVDs provided to paying subscribers. Cost of revenues for DVD sales includes the salvage value of used DVDs that have been sold.

SUBSCRIBER ACQUISITION AND ADVERTISING EXPENSES

      The Company expenses subscriber acquisition and advertising costs as incurred. These amounts are included in marketing expenses in the accompanying financial statements. Subscriber acquisition and advertising expenses were approximately $3,913, $10,424, and $12,041 for the years ended December 31, 1999, 2000 and 2001, respectively.

STOCK-BASED COMPENSATION

      The Company accounts for its stock-based employee compensation plans using the intrinsic-value method. Deferred stock-based compensation expense is recorded if, on the date of grant, the current market value

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

of the underlying stock exceeds the exercise price. The Company amortizes deferred stock-based compensation using the graded vesting method which is prescribed by Financial Accounting Standards Board (FASB) Interpretation No. 28 ("FIN 28"). Deferred compensation resulting from repriced options is calculated pursuant to FASB Interpretation No. 44 and amortized using FIN 28. Options granted to nonemployees are considered compensatory and are accounted for at fair value pursuant to Statement of Financial Accounting Standards (SFAS) No.
123. The Company discloses the pro forma effect of using the fair value method of accounting for all employee stock-based compensation arrangements in accordance with SFAS No. 123.

INCOME TAXES

      The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

COMPREHENSIVE LOSS

      Net loss, as reported in the statements of operations, is the Company's only component of comprehensive loss during all periods presented.

NET LOSS PER SHARE

      Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common stock from outstanding options and warrants to purchase common stock, using the treasury stock method, and convertible securities using the "if-converted" method. All potential common stock issuances have been excluded from the computations of diluted net loss per share for all periods presented because the effect would be antidilutive.

      Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares (rounded to nearest thousand):

                                                     AS OF DECEMBER 31,
                                              --------------------------------
                                                 1999       2000       2001
                                              ---------- ---------- ----------
 Stock options...............................  1,594,000  3,418,000  8,999,000
 Warrants....................................     93,000    708,000 21,054,000
 Common stock subject to repurchase..........  1,069,000    486,000    419,000
 Redeemable convertible preferred stock...... 14,984,000 20,317,000 28,994,000
 Convertible preferred stock.................  4,445,000  4,445,000  6,157,000
 Subscribed preferred stock..................         --  1,321,000  3,213,000
                                              ---------- ---------- ----------
                                              22,185,000 30,695,000 68,836,000
                                              ========== ========== ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of the Company's cash, accounts payable and borrowings approximates their carrying values due to their short maturity or fixed-rate structure.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SEGMENT REPORTING

   The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

RECENTLY ISSUED ACCOUNTING STANDARDS

      In July 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 addresses the accounting for and reporting of business combinations and requires that all business combinations be accounted for using the purchase method of accounting. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 did not have any effect on the Company's financial statements.

      SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 changes the accounting for goodwill from amortization method to an impairment-only method. The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS No. 142. For goodwill acquired by June 30, 2001, SFAS No. 142 is effective for all fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject to immediate adoption of SFAS No. 142. The adoption of SFAS No. 142 will not have any effect on the Company's financial statements.

      In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on January 1, 2002. The provisions of SFAS No. 144 for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities. Management does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial statements.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


2.  PROPERTY AND EQUIPMENT, NET

      Property and equipment consisted of the following as of December 31, 2000 and 2001:

                                                        AS OF DECEMBER 31,
                                                        ------------------
                                                          2000      2001
                                                         -------  -------
      Computer equipment............................... $ 8,644   $ 9,245
      Internal-use software............................   3,500     5,285
      Furniture and fixtures...........................   1,608     2,033
      Leasehold improvements...........................     868     1,627
                                                         -------  -------
                                                         14,620    18,190
      Less accumulated depreciation....................   4,661     9,985
                                                         -------  -------
                                                        $ 9,959   $ 8,205
                                                         =======  =======

      Property and equipment includes approximately $5,101 and $5,500 of assets under capital leases as of December 31, 2000 and 2001, respectively. Accumulated depreciation of assets under these leases totaled $2,185 and $2,276 as of December 31, 2000 and 2001, respectively. Internal-use software includes approximately $1,595 and $2,795 of internally incurred capitalized software development costs as of December 31, 2000 and 2001, respectively. Accumulated amortization of capitalized software development costs totaled $1,080 and $1,835 as of December 31, 2000 and 2001, respectively.

3.  ACCRUED EXPENSES

      Accrued expenses consisted of the following as of December 31, 2000 and 2001:

                                                        AS OF DECEMBER 31,
                                                        ------------------
                                                          2000      2001
                                                         ------    ------
      Accrued state sales and use tax.................. $2,663    $2,379
      Employee benefits................................  1,918     1,476
      Other............................................  1,338       689
                                                         ------    ------
                                                        $5,919    $4,544
                                                         ======    ======

4.  DEBT AND RELATED WARRANTS

CAPITAL LEASE OBLIGATIONS

      The Company has entered into capital leases for the acquisition of equipment. The Company has outstanding capitalized lease obligations under these arrangements of $3,306 and $2,402 as of December 31, 2000 and 2001, respectively. Such amounts are payable in monthly installments of principal and interest with effective interest rates ranging between 16.3% and 27.4% per annum.

NOTES PAYABLE

      The Company has a note payable with an unpaid balance of $4,135 and $1,667 as of December 31, 2000 and 2001, respectively. The note payable is secured by the assets of the Company, accrues interest at 12% per annum and is payable in monthly installments of principal and interest through September 2002.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


SUBORDINATED NOTES PAYABLE

      In July 2001, the Company issued subordinated promissory notes and warrants to purchase 20,456,866 shares of its common stock at an exercise price of $1.00 per share for net proceeds of $12,831. The subordinated notes have an aggregate face value of $13,000 and stated interest rate of 10%. Approximately $10,884 of the proceeds was allocated to the warrants as additional paid-in capital and $1,947 was allocated to the subordinated notes payable. The resulting discount of $11,053 is being accreted to interest expense using an effective annual interest rate of 21%. The face value of the subordinated notes and all accrued interest are due and payable upon the earlier of July 2011 or the consummation of a qualified initial public offering. As of December 31, 2001, accrued unpaid interest of $650 is included in the carrying amount of the subordinated notes payable balance of $2,799 in the accompanying financial statements. Upon a change in control, as defined, the subordinated note holders are entitled to consideration equal to three times the face value of the notes plus accrued interest.

WARRANTS AND COMMON STOCK ISSUED WITH DEBT INSTRUMENTS

      In February 1999, in connection with borrowings under a note payable, the Company issued to the lender 271,489 shares of common stock at $0.11 per share. The Company accounted for the fair value of the common stock of approximately $762 as an increase to additional paid-in capital with a corresponding provision to debt discount. The debt discount was accreted to interest expense over 24 months.

      In May 2000, in connection with a capital lease, the Company issued a warrant that provided the lender the right to purchase 23,007 shares of common stock at $6.52 per share. The Company accounted for the fair value of the warrant of approximately $105 as an increase to additional paid-in capital with a corresponding provision to debt discount. The debt discount is being accreted to interest expense over the term of the related debt, which is 36 months.

      In July 2001, in connection with borrowings under subordinated promissory notes, the Company issued to the note holders warrants to purchase 20,456,866 shares of common stock. The Company accounted for the fair value of the warrants of $10,884 as an increase to additional paid-in capital with a corresponding discount on subordinated notes payable.

      In July 2001, in connection with a capital lease agreement, the Company granted warrants to purchase 255,000 shares of common stock at an exercise price of $1.00 per share. The fair value of approximately $172 was recorded as an increase to additional paid-in capital with a corresponding reduction to the capitalized lease obligation. The debt discount is being accreted to interest expense over the term of the lease agreement which is 45 months.

      The fair values of warrants were estimated at the date of issuance of each warrant using the Black-Scholes valuation model with the following assumptions: the term of the warrant; risk-free rates between 4.92% to 6.37%; volatility of 80% for all periods; and a dividend yield of 0.0%.

WARRANTS, OPTIONS AND COMMON STOCK ISSUED IN EXCHANGE FOR CASH AND SERVICES RENDERED

      In March 2000, in consideration for employee recruiting and placement services rendered, the Company issued 21,777 shares of common stock to a consultant. The Company recorded the deemed fair value of the common stock issued of $306 as marketing expense.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


   Also in March 2000, in consideration for marketing services rendered, the Company issued an option to a consultant to purchase 15,000 shares of common stock at $4.50 per share. The Company recorded the fair value of the option of approximately $195 as marketing expense.

      In April 2000, in connection with the sale of Series E preferred stock, the Company sold warrants to purchase 533,003 shares of Series E preferred stock at a price of $0.01 per share. The warrants have an exercise price of $14.07 per share. The proceeds from the sale of these warrants were recorded as part of the issuance of Series E preferred stock in the accompanying statement of stockholders' deficit. In July 2001, in connection with a modification of the terms of the Series E preferred stock, certain Series E warrant holders agreed to the cancellation of warrants to purchase 500,487 of Series E preferred stock. The remaining warrants to purchase 32,516 shares are exercisable at $14.07 per share.

      In November 2000, in connection with an operating lease, the Company issued a warrant that provided the lessor the right to purchase 60,000 shares of common stock at $2.00 per share. The Company also issued an option, in connection with the lease to a consultant to purchase 25,000 shares of common stock at $2.00 per share. The Company accounted for the fair value of the warrant of approximately $216 as an increase to additional paid-in capital with a corresponding increase to other assets. This asset is being amortized over the term of the related operating lease, which is five years. The Company recorded the fair value of the option of approximately $90 as general and administrative expense.

      In July 2001, the Company issued a warrant to purchase 100,000 shares of Series F non-voting preferred stock at $9.38 per share to a Web portal company in connection with an integration and distribution agreement. The fair market value of the warrants of approximately $18 was recorded as sales and marketing expense and an increase to additional paid-in capital.

      The Company calculated the fair value of the warrants and nonemployee stock options using the Black-Scholes valuation model with the following assumptions: the term of the warrant or option; risk-free rates between 5.83% to 6.37%; volatility of 80% for all periods; and dividend yield of 0.0%.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


5.  COMMITMENTS

LEASE COMMITMENTS

      The Company leases its primary facilities under noncancelable-operating leases. The Company also has capital leases with various expiration dates through October 1, 2004. Future minimum lease payments under noncancelable capital and operating leases as of December 31, 2001, are as follows:

                                                             CAPITAL  OPERATING
 YEAR ENDING DECEMBER 31,                                    LEASES    LEASES
 ------------------------                                    -------  ---------
 2002....................................................... $ 1,763   $ 2,473
 2003.......................................................   1,267     2,543
 2004.......................................................     176     2,484
 2005.......................................................      --     1,466
 Thereafter.................................................      --        --
                                                             -------   -------
 Total minimum payments..................................... $ 3,206   $ 8,966
                                                                       =======
 Less interest and unamortized discount.....................    (804)
                                                             -------
 Present value of net minimum lease payments................   2,402
 Less current portion of capital lease obligations..........  (1,345)
                                                             -------
 Capital lease obligations, noncurrent...................... $ 1,057
                                                             =======

      Rent expense for the years ended December 31, 1999, 2000 and 2001 was $783, $1,533 and $2,450, respectively. Rent expense is computed using the straight-line method and the minimum operating lease payments required over the lease term.

OTHER COMMITMENTS

      In 2001, the Company entered into two strategic marketing alliances for the primary purpose of generating new subscribers. The first alliance provides that the Company will pay a specified bounty in cash for each referred subscriber as well as an ongoing share of revenues for every new subscriber referral for the two year term of the agreement. In addition, after a minimum threshold of subscribers has been referred, the Company is obligated to issue additional shares of Series F Preferred Stock for every subscriber referred. Under the second alliance, the Company will pay a specified bounty for every new referred subscriber in excess of a specified minimum. In addition, the Company will share a portion of revenues for the term of the agreement for each referred subscriber. Through December 31, 2001, the Company had paid $415 under these agreements. Also, through December 31, 2001, no amounts of Series F Preferred Stock had been earned or issued under the first alliance.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


6.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

      The redeemable convertible preferred stock at December 31, 2000 consists of the following:

                                           NUMBER OF             REDEMPTION AND
                              NUMBER OF  SHARES ISSUED            LIQUIDATION
                                SHARES        AND      DIVIDENDS     VALUE      TOTAL LIQUIDATION
                    PAR VALUE AUTHORIZED  OUTSTANDING  PER SHARE   PER SHARE          VALUE
                    --------- ---------- ------------- --------- -------------- -----------------
Series B...........  $0.001    5,776,616   5,684,024    $0.0864      $1.08          $  6,139
Series C...........   0.001    4,750,000   4,650,269     0.2616       3.27            15,205
Series D...........   0.001    4,650,000   4,649,927     0.5216       6.52            30,318
Series E...........   0.001    5,874,199   5,332,689     0.7500       9.38            50,021
                              ----------  ----------                                --------
                              21,050,815  20,316,909                                $101,683
                              ==========  ==========                                ========

      The redeemable convertible preferred stock at December 31, 2001 consists of the following:

                                           NUMBER OF             REDEMPTION AND
                              NUMBER OF  SHARES ISSUED            LIQUIDATION
                                SHARES        AND      DIVIDENDS     VALUE      TOTAL LIQUIDATION
                    PAR VALUE AUTHORIZED  OUTSTANDING  PER SHARE   PER SHARE          VALUE
                    --------- ---------- ------------- --------- -------------- -----------------
Series B...........  $0.001    5,776,616   5,684,024    $0.0864      $1.08          $  6,139
Series C...........   0.001    4,750,000   4,650,269     0.2616       3.27            15,205
Series D...........   0.001    4,650,000   4,649,927     0.5216       6.52            30,318
Series E...........   0.001    5,874,199   5,007,530     0.7500       9.38            46,971
Series E-1.........   0.001    5,874,199     325,159     0.7500       9.38             3,050
                              ----------  ----------                                --------
                              26,925,014  20,316,909                                $101,683
                              ==========  ==========                                ========

      The rights, preferences and privileges of the preferred stockholders are as follows:

DIVIDENDS

      The holders of redeemable convertible preferred stock are entitled to receive annual dividends per share at the rates stated above. Such dividends, which are in preference to any dividends on common stock, are payable whenever funds are legally available and when declared by the Board of Directors. The right of the holders of the redeemable convertible preferred stock to receive dividends is not cumulative. No dividends on redeemable convertible preferred stock have been declared from inception through December 31, 2001.

REDEMPTION

      The holders of redeemable convertible preferred stock have the option to redeem their shares for cash during a 60-day period commencing June 12, 2004.

LIQUIDATION

      After payment to holders of Series A, B, C, D, E and E-1 convertible preferred stock, each share of common stock and preferred stock is entitled to receive pro rata any remaining assets of the Company until such time as the holders of Series A, B, C, D, E and E-1 convertible preferred stock receive aggregate amounts totaling $1.50, $3.24, $9.81, $19.56, $28.14 and $28.14 per share, respectively. Thereafter, all remaining proceeds are to be allocated to the holders of common stock and Series F Preferred Stock on a pro rata basis.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


CONVERSION

      At December 31, 2000, each share of Series C, D and E redeemable convertible preferred stock was convertible into one share of common stock.

      At December 31, 2001, each share of Series B and E-1 redeemable convertible preferred stock was convertible into one share of common stock.

      In July 2001, the conversion rates for the Series C and D preferred stock were adjusted in accordance with the anti-dilution provisions as set forth in the Company's Certificate of Incorporation such that each share of the Series C and D preferred stock converts into 1.3207 and 1.4209 shares of common stock, respectively.

      The original terms of the Series E preferred stock contained a special anti-dilution provision that guaranteed a value of $14.07 per share in the event of an initial public offering. The unrecorded measured value of this contingent beneficial conversion feature was $30,120. This conversion feature was cancelled in July 2001. At the same time the conversion rate for Series E preferred stock was modified to 1.4387 shares of common stock for each share of Series E preferred stock. In addition, in accordance with the antidilution right included in the Certificate of Incorporation, the conversion rate for Series E preferred stock was further changed, resulting in a conversion rate of
2.0441 shares of common stock for each share of Series E preferred stock. The cancellation of the beneficial conversion feature and the modification of the conversion rate of the Series E preferred stock had no financial accounting effect because the holders of these shares received no net benefit.

      Conversion of each share of Series B, C and D preferred stock is automatic upon closing of a public offering of the Company's common stock for aggregate gross proceeds of at least $20 million. Conversion of each share of Series E and E-1 redeemable convertible preferred stock is automatic upon closing of a public offering of the Company's common stock for aggregate proceeds of at least $40 million and a minimum price per share of $5.00. Series B, C and D preferred stock may be automatically converted by an affirmative vote of 75% of the then outstanding shares of each respective series. Each share of Series E and E-1 redeemable convertible stock may be automatically converted by a vote of 75% of the then outstanding shares of Series E and E-1 (voting together as a single class on an if-converted basis).

VOTING RIGHTS

      The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock on an if-converted-basis. The holders of Series E and E-1 redeemable convertible preferred stock do not have the right to vote with respect to such shares for the election of directors of the Company. The holders of Series B, C and D, redeemable convertible preferred stock voting as separate classes are each entitled to elect one director of the Company's Board of Directors.

7.  STOCKHOLDERS' EQUITY AND CONVERTIBLE PREFERRED STOCK

DIVIDENDS

      The holders of Series A convertible preferred stock are entitled to receive annual dividends per share of $0.05. Such dividends, which are in preference to any dividends on common stock are payable whenever funds are legally available and when declared by the Board of Directors. The right of the holders of Series A convertible preferred stock to receive dividends is not cumulative. No dividends on convertible preferred stock have been declared from inception through December 31, 2001. Series F Non-Voting convertible preferred stock is not entitled to any preferred dividends.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


LIQUIDATION

      The liquidation value of one share of Series A convertible preferred stock is $0.50, resulting in a total liquidation value of $2,222. After payment to holders of Series A, B, C, D, E and E-1 convertible preferred stock, each share of common stock and preferred stock is entitled to receive pro rata any remaining assets of the Company until such time as the holders of Series A convertible preferred stock receive aggregate amounts totaling $1.50 per share, respectively. Thereafter, all remaining proceeds are to be allocated to the holders of common stock and Series F Preferred Stock on a pro rata basis.

CONVERSION

      Each share of Series A convertible preferred stock is convertible, at the option of the holder, at any time, into one share of common stock. Series F Preferred Stock may not be converted into common stock until the earlier of (1) immediately prior to a change in control, or (2) such time as such shares have been sold or transferred to a third party not affiliated with the initial holders of Series F Preferred Stock. Conversion of each share of Series A convertible preferred stock and Series F Preferred Stock is automatic upon closing of a public offering of the Company's common stock for aggregate gross proceeds of at least $20 million. Each share of Series A convertible preferred stock shall be automatically converted by a vote of a majority of the then outstanding shares of Series A preferred stock.

VOTING RIGHTS

      The holders of each share of Series A convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock on an if-converted-basis. The holders of Series F Preferred Stock have no voting rights.

STOCK OPTION PLAN

      As of December 31, 2001, the Company was authorized to issue up to 14,639,935 shares of common stock in connection with its 1997 stock option plan for directors, employees and consultants. The 1997 stock option plan provides for the issuance of stock purchase rights, incentive stock options or non-statutory stock options.

      Stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock at the original issue price upon the voluntary or involuntary termination of the purchaser's employment with the Company. The repurchase rights lapse at a rate determined by the stock plan administrator but at a minimum rate of 25% per year.

      The exercise price for incentive stock options is at least 100% of the stock's deemed fair value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the deemed fair value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the deemed fair value on the date of grant for service providers owning more than 10% of the voting power of all classes of stock and no less than 85% of the deemed fair value on the date of grant for service providers owning less than 10% of the voting power of all classes of stock.

      Options generally expire in 10 years however, they may be limited to 5 years if the optionee owns stock representing more than 10% of the Company. Vesting periods are determined by the stock plan administrator and generally provide for shares to vest ratably over three or four years.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


      Generally, the Company's Board of Directors grants options at an exercise price of not less than the deemed fair value of the Company's common stock at the date of grant. In 2001, the Company offered its employees the right to exchange certain employee stock options. The exchange resulted in the cancellation of employee stock options to purchase 2.7 million shares of common stock with varying exercise prices in exchange for 2.7 million employee stock options with an exercise price of $1.00. The option exchange resulted in variable award accounting treatment for all of the exchanged options. Variable award accounting will continue until all options subject to variable accounting are exercised, cancelled or expired. However, additional non-cash compensation will be recorded only to the extent the intrinsic value of the repriced awards exceeds the original intrinsic value of the replaced stock options.

      SFAS No. 123 requires the disclosure of net loss as if the Company had adopted the fair value method for its stock-based compensation arrangements for employees since the inception of the Company. Had compensation cost been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1999      2000      2001
                                                  --------  --------  --------
Net loss:
   As reported................................... $(29,845) $(57,363) $(38,258)
   Pro forma.....................................  (29,949)  (58,274)  (39,209)
Basic and diluted net loss per share:
   As reported...................................    (5.60)    (9.71)    (6.34)
   Pro forma.....................................    (5.62)    (9.87)    (6.50)

      The fair value of each option was estimated on the date of grant using the minimum-value method with the following weighted-average assumptions: no dividend yield; volatility of 0%; risk-free interest rate of 5.40%, 6.24% and 4.14% for the years ended 1999, 2000 and 2001, respectively; and expected life of 3.5 years for all periods.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


      A summary of the activities related to the Company's options for the years ended December 31, 1999, 2000 and 2001 is as follows:

                                                     OPTIONS OUTSTANDING
                                                    ---------------------
                                                                WEIGHTED-
                                         SHARES                  AVERAGE
                                        AVAILABLE    NUMBER     EXERCISE
                                        FOR GRANT   OF SHARES     PRICE
                                       -----------  ----------  ---------
Balances as of January 1, 1999........     883,179   4,167,971   $0.084
   Authorized.........................   1,746,683          --
   Granted............................  (2,001,063)  2,001,063    1.213
   Exercised..........................          --  (3,971,361)   0.090
   Canceled...........................     603,834    (603,834)   0.450
   Repurchased........................     600,450          --
                                       -----------  ----------   ------
Balances as of December 31, 1999......   1,833,083   1,593,839    1.347
   Authorized.........................   1,761,852          --       --
   Granted............................  (2,548,397)  2,548,397    3.126
   Exercised..........................          --    (243,009)   1.743
   Canceled...........................     481,425    (481,425)   2.515
   Repurchased........................      79,960          --    1.770
                                       -----------  ----------   ------
Balances as of December 31, 2000......   1,607,923   3,417,802    2.481
   Authorized.........................   9,400,000          --       --
   Granted............................ (10,372,978) 10,372,978    1.068
   Exercised..........................          --     (90,137)   1.382
   Canceled...........................   4,701,477  (4,701,477)   2.445
   Repurchased........................      16,876          --
                                       -----------  ----------   ------
Balances as of December 31, 2001......   5,353,298   8,999,166   $0.994
                                       ===========  ==========   ======
Options exercisable as of December 31:
       1999...........................                 117,746   $0.421
       2000...........................                 557,053   $1.250
       2001...........................               2,754,755   $0.979

      The weighted-average fair value of options granted in fiscal 1999, 2000, and 2001 was $4.66, $8.55 and $0.14, respectively.

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


      As of December 31, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                    OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
     ------------------------------------------------- -------------------
                                 WEIGHTED-
                                  AVERAGE    WEIGHTED-           WEIGHTED-
                                 REMAINING    AVERAGE             AVERAGE
                      NUMBER OF CONTRACTUAL  EXERCISE  NUMBER OF EXERCISE
     EXERCISE PRICES   OPTIONS  LIFE (YEARS)  PRICES    OPTIONS   PRICES
     ---------------  --------- ------------ --------- --------- ---------
     $0.055 to $0.110   167,137     6.22      $0.059     167,012  $0.059
          $1.000      8,769,800     9.26        1.00   2,525,754    1.00
     $2.000 to $2.250    47,229     8.55        2.00      46,989    2.00
          $4.500         15,000     8.25        4.50      15,000    4.50
                      ---------                        ---------
                      8,999,166                        2,754,755
                      =========                        =========

8.  INCOME TAXES

      Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                ----------------------------
                                                                                  1999      2000      2001
                                                                                --------  --------  --------
Expected tax benefit at U.S. federal statutory rate of 34%..................... $(10,147) $(19,503) $(13,307)
Current year net operating losses for which no tax benefit is recognized.......    7,800    16,574    11,507
Stock based compensation.......................................................    1,496     2,957     1,864
Other..........................................................................      851       (28)      (64)
                                                                                --------  --------  --------
   Total income tax expense.................................................... $     --  $     --  $     --
                                                                                ========  ========  ========

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2000 and 2001, are presented below:

                                                       AS OF DECEMBER 31,
                                                       ------------------
                                                         2000      2001
                                                       --------  --------
     Deferred tax assets:
        Net operating loss carryforward............... $ 26,824  $ 32,626
        Accruals and reserves.........................    6,993    13,885
        Other.........................................        1        20
                                                       --------  --------
            Gross deferred tax assets.................   33,818    46,531
     Less valuation allowance.........................  (33,818)  (46,531)
                                                       --------  --------
            Net deferred tax assets................... $     --  $     --
                                                       ========  ========

      Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The total valuation allowance for the years ended December 31, 2000 and 2001 increased $18,219 and $12,713, respectively.

      As of December 31, 2001, the Company had net operating loss carry forwards for federal and California income tax purposes of approximately $83,699 and $56,260, respectively, to reduce future income subject to

                                 NETFLIX, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

income tax. The federal net operating loss carry forward will expire beginning in 2012 to 2021 and the California net operating loss carry forwards expire beginning in 2002 to 2011, if not utilized.

      The Tax Reform Act of 1986, imposes restrictions on the utilization of net operating loss carryforwards and tax credit carryforwards in the event of an "ownership change," as defined by the Internal Revenue Code. The Company's ability to utilize its net operating loss carry forwards is subject to restrictions pursuant to these provisions.

9.  EMPLOYEE BENEFIT PLAN

      The Company maintains a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employee contributions at the discretion of the Company's Board of Directors. In the years ended December 31, 1999, 2000 and 2001, the Company has matched a total of $0, $0 and $304, respectively.

10.  SUBSEQUENT EVENTS

      In February 2002, the Company adopted the 2002 Stock Plan. The 2002 Stock Plan provides for the grant of incentive stock options to employees and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The Company reserved a total of 2,000,000 shares of common stock for issuance under the 2002 Stock Plan. Any remaining shares reserved but not yet issued under the 1997 plan as of the effective date of an initial public offering will be added to the total reserved shares under the 2002 Stock Plan.

      In February 2002, the Company adopted the 2002 Employee Stock Purchase Plan. The Company reserved a total of 1,750,000 shares of common stock for issuance under the 2002 Employee Stock Purchase Plan.

                              [INSIDE BACK COVER]

================================================================================

      Through and including     , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                                        SHARES

                            [LOGO] NETFLIX.COM, INC.

                                 COMMON STOCK

                                 -------------

                                  PROSPECTUS

                                 -------------

                              MERRILL LYNCH & CO.

                          THOMAS WEISEL PARTNERS LLC

                          U.S. BANCORP PIPER JAFFRAY

                                        , 2002

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Netflix in connection with the sale and distribution of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

        SEC registration fee....................................... $
        NASD filing fee............................................
        Nasdaq National Market listing fee.........................
        Blue Sky fees and expenses.................................
        Printing and engraving costs...............................
        Legal fees and expenses....................................
        Accounting fees and expenses...............................
        Transfer Agent and Registrar fees..........................
        Insurance Premiums.........................................
        Miscellaneous expenses.....................................
                                                                    --
               Total............................................... $
                                                                    ==

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

      Registrant's Amended and Restated Certificate of Incorporation and Bylaws provide that Registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Registrant or any predecessor of Registrant, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of Registrant or any predecessor of Registrant.

      Registrant's Bylaws provide for mandatory indemnification to the fullest extent permitted by General Corporation Law against all expense, liability and loss including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements, provided that Registrant shall not be required to indemnify unless the proceeding in which indemnification is sought was authorized in advance by our board of directors.

      Registrant's directors and officers are covered by insurance maintained by Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, the Registrant has entered into contracts with its directors and officers providing indemnification of such directors and officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

      The Purchase Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of Registrant and its officers and directors, and by Registrant of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      The following is a summary of Registrant's transactions within the last three years, involving sales of Registrant's securities that were not registered under the Securities Act:

            (a) On June 22, 1999 and October 31, 1999, Registrant issued and sold an aggregate of 4,649,927 shares of Series D preferred stock to a total of 10 private investors for $6.52 per share, or an aggregate of $30,317,524. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (b) On April 13 and April 17, 2000, Registrant issued and sold (i) an aggregate of 5,332,689 shares of Series E non-voting preferred stock at a price per share of $9.38, and (ii) warrants to purchase up to an aggregate of 533,003 shares of Series E non-voting preferred stock each with an exercise price of $14.07 per share, at a price per warrant share of $0.01, to a total of 16 private investors for an aggregate of $50,025,619. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

            (c) On May 19, 2000, Registrant issued and sold a warrant to purchase 23,007 shares of common stock to a private investor at an exercise price of $6.52 per share, in connection with a lease agreement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (d) On October 26, 2000, Registrant issued 436,393 shares of Series F non-voting preferred stock to a movie studio in connection with a revenue sharing agreement. The foregoing was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (e) On October 31, 2000, Registrant issued a warrant to purchase 60,000 shares of common stock to a private investor at an exercise price of $2.00 per share, in connection with a real estate lease. The foregoing was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (f) On February 22, 2001, Registrant issued an aggregate of 860,121 shares of Series F non-voting preferred stock to certain movie studios, in connection with certain revenue share agreements. The foregoing was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (g) On April 2, 2001, Registrant issued 436,393 shares of Series F non-voting preferred stock to a movie studio, in connection with a revenue share agreement. The foregoing was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (h) On June 1, 2001, Registrant issued and sold a warrant to purchase 255,000 shares of common stock to a private investor at an exercise price of $1.00 per share, in connection with an equipment lease agreement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (i) On June 5, 2001, Registrant issued and sold a warrant to purchase 100,000 shares of Series F Preferred Stock to a private investor at an exercise price of $9.38 per share, in connection with an integration and distribution agreement. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (j) On July 10, 2001, Registrant issued and sold (i) an aggregate of $13 million of subordinated promissory notes, and (ii) warrants to purchase an aggregate of 20,456,866 shares of common stock each with an exercise price of $1.00 per share, at a price per warrant share of $0.01, to a total of 23 private investors for an aggregate of $13,020,456.88. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

            (k) On August 21, 2001, Registrant issued 416,440 shares of Series F non-voting preferred stock to a consumer electronics retailer, in connection with a strategic marketing agreement. The foregoing was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (l) On March , 2002, Registrant issued 423,415 shares of Series F non-voting preferred stock to a movie studio in connection with a revenue sharing agreement. The foregoing was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering

            (m)  On        , 2002, Registrant issued an aggregate of
      shares of Series F non-voting preferred stock to certain movie studios holding Series F non-voting preferred stock of Registrant pursuant to certain anti-dilution provisions for the benefit of such studios. The foregoing were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

            (n)  As of         , Registrant has issued and sold an aggregate of
               shares of common stock upon exercise of options issued to certain employees and consultants under Registrant's amended and restated
      1997 Stock Plan for an aggregate consideration of $      . The foregoing
      purchases and sales were exempt from registration under the Securities Act pursuant to Rule 701 of the Securities Act.

      Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through their relationships with Registrant, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBIT
NUMBER                                               DESCRIPTION
------                                               -----------

   1.1*  Form of Purchase Agreement.

   3.1*  Amended and Restated Certificate of Incorporation of Registrant.

   3.2   Proposed Amended and Restated Certificate of Incorporation of Registrant.

   3.3   Amended and Restated Bylaws of Registrant.

   3.4*  Proposed Amended and Restated Bylaws of Registrant.

   4.1*  Form of Registrant's Common Stock Certificate.

   5.1   Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

  10.1*  Form of Indemnification Agreement between Registrant and each of its directors and officers.

  10.2   2002 Employee Stock Purchase Plan.

  10.3   Amended and Restated 1997 Stock Plan.

  10.4   2002 Stock Plan.

  10.5   Amended and Restated Stockholders' Rights Agreement dated July 10, 2001.

  10.6   Amended and Restated Agreement Concerning the Right to Participate dated June 22, 1999.

  10.7   Office Lease dated October 27, 2000 between Registrant and BR3 Partners.

  10.8   Lease Agreement dated August 11, 1999 between Registrant and Lincoln-Recp Old Oakland Opco,
           LLC; First Amendment to Lease Agreement dated December 3, 1999; Second Amendment to
           Lease Agreement dated January 4, 2000; Third Amendment to Lease Agreement dated June 12,
           2001 between Registrant and Joseph Sully.

  10.9   Offer letter dated April 19, 1999 with W. Barry McCarthy, Jr., Chief Financial Officer of
           Registrant.

  10.10  Offer letter dated March 25, 1999 with Tom Dillon, Vice President of Operations of Registrant.

  10.11  Offer letter dated March 13, 2000 with Leslie J. Kilgore, Vice President of Marketing of Registrant.

  10.12* Letter Agreement dated May 1, 2000 between Registrant and Columbia TriStar Home
           Entertainment, Inc.

  10.13* Revenue Sharing Output License Terms between Registrant and Warner Home Video.

  23.1   Consent of KPMG LLP.

  23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

  24.1   Power of Attorney (See page II-6).

--------
*  To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

      Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on the 6th day of March, 2002.

                                          NETFLIX, INC.

                                          By: /S/  REED HASTINGS
                                             -----------------------------------
                                             Reed Hastings
                                             CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Reed Hastings and W. Barry McCarthy, Jr., and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including, without limitation, post-effective Amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

         SIGNATURE                        TITLE                    DATE
         ---------                        -----                    ----

    /S/  REED HASTINGS      President, Chief Executive Officer March 6, 2002
--------------------------- and Director (principal executive
       Reed Hastings        officer)

/S/ W. BARRY MCCARTHY, JR. Chief Financial Officer (principal March 6, 2002 --------------------------- financial and accounting officer)
  W. Barry McCarthy, Jr.

   /S/  TIMOTHY M. HALEY    Director                           March 6, 2002
---------------------------
     Timothy M. Haley

     /S/  JAY C. HOAG       Director                           March 6, 2002
---------------------------
        Jay C. Hoag

   /S/  A. ROBERT PISANO    Director                           March 6, 2002
---------------------------
     A. Robert Pisano

   /S/  MICHAEL N. SCHUH    Director                           March 6, 2002
---------------------------
     Michael N. Schuh

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                               DESCRIPTION
------                                               -----------

   1.1*  Form of Purchase Agreement.

   3.1*  Amended and Restated Certificate of Incorporation of Registrant.

   3.2   Proposed Amended and Restated Certificate of Incorporation of Registrant.

   3.3   Amended and Restated Bylaws of Registrant.

   3.4*  Proposed Amended and Restated Bylaws of Registrant.

   4.1*  Form of Registrant's Common Stock Certificate.

   5.1   Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

  10.1*  Form of Indemnification Agreement between Registrant and each of its directors and officers.

  10.2   2002 Employee Stock Purchase Plan.

  10.3   Amended and Restated 1997 Stock Plan.

  10.4   2002 Stock Plan.

  10.5   Amended and Restated Stockholders' Rights Agreement dated July 10, 2001.

  10.6   Amended and Restated Agreement Concerning the Right to Participate dated June 22, 1999.

  10.7   Office Lease dated October 27, 2000 between Registrant and BR3 Partners.

  10.8   Lease Agreement dated August 11, 1999 between Registrant and Lincoln-Recp Old Oakland Opco,
           LLC; First Amendment to Lease Agreement dated December 3, 1999; Second Amendment to
           Lease Agreement dated January 4, 2000; Third Amendment to Lease Agreement dated June 12,
           2001 between Registrant and Joseph Sully.

  10.9   Offer letter dated April 19, 1999 with W. Barry McCarthy, Jr., Chief Financial Officer of
           Registrant.

  10.10  Offer letter dated March 25, 1999 with Tom Dillon, Vice President of Operations of Registrant.

  10.11  Offer letter dated March 13, 2000 with Leslie J. Kilgore, Vice President of Marketing of Registrant.

  10.12* Letter Agreement dated May 1, 2000 between Registrant and Columbia TriStar Home
           Entertainment, Inc.

  10.13* Revenue Sharing Output License Terms between Registrant and Warner Home Video.

  23.1   Consent of KPMG LLP.

  23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

  24.1   Power of Attorney (See page II-6).

--------
*  To be filed by amendment.